    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 12, 1998.



                                                      REGISTRATION NO. 333-53467

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                 PATHNET, INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                          4813                  52-1941838
 (State or other jurisdiction    (Primary Standard Industrial    (IRS Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                             1015 31ST STREET, N.W.
                             WASHINGTON, D.C. 20007
                                 (202) 625-7284

              (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             MICHAEL A. LUBIN, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             1015 31ST STREET, N.W.
                             WASHINGTON, D.C. 20007
                                 (202) 625-7284

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH A COPY TO:

                             PAUL D. GINSBERG, ESQ.
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                          1285 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10019-6064
                                 (212) 373-3000
                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED AUGUST 12, 1998

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

PROSPECTUS

                                     [LOGO]

              OFFER TO EXCHANGE ITS 12 1/4% SENIOR NOTES DUE 2008
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
                 AS AMENDED, FOR ANY AND ALL OF ITS OUTSTANDING
                         12 1/4% SENIOR NOTES DUE 2008

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON            ,
                             1998, UNLESS EXTENDED.
                            ------------------------

    Pathnet, Inc., a Delaware corporation ("Pathnet" or the "Company") hereby offers to exchange up to $350,000,000 aggregate principal amount of its 12 1/4% Senior Notes due 2008 (the "New Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for any and all outstanding 12 1/4% Senior Notes due 2008 (the "Existing Notes," and, together with the New Notes, the "Notes"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer"). The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Existing Notes being tendered for exchange pursuant to the Exchange Offer. However, the Exchange Offer is subject to the absence of certain conditions which may be waived by the Company. See "The Exchange Offer--Conditions to the Exchange Offer." Subject to the absence or waiver of such conditions, the Company will accept for exchange any and all Existing Notes validly tendered on or prior to 5:00 p.m., New York City time, on
        , 1998, unless the Exchange Offer is extended (the "Expiration Date"). Existing Notes may be tendered only in integral multiples of $1,000. The date of acceptance and exchange of the Existing Notes (the "Exchange Date") will be the third business day following the Expiration Date, unless an earlier date is selected by the Company. Existing Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date; otherwise such tenders are irrevocable. The New Notes will be issued and delivered promptly after the Exchange Date.

    The terms of the New Notes are identical in all material respects to the terms of the Existing Notes, except that the New Notes have been registered under the Securities Act and are generally freely transferable by holders thereof and are issued without any covenant upon the Company regarding registration under the Securities Act. See "The Exchange Offer-- Consequences of Failure to Exchange; Resales of New Notes." The New Notes will evidence the same debt as the Existing Notes and will be issued under, and entitled to the benefits of, the indenture, dated April 8, 1998 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"), governing the Existing Notes. For a complete description of the terms of the New Notes, see "Description of the Notes."

    Interest on the New Notes will accrue at an annual rate of 12 1/4% and will be payable semiannually in arrears on April 15 and October 15 of each year, commencing October 15, 1998. For each Existing Note accepted for exchange, the holder of such Existing Note will receive a New Note having a principal amount equal to that of the surrendered Existing Note. The New Notes will bear interest from the most recent date to which interest has been paid on the Existing Notes or, if no interest has been paid on the Existing Notes, from April 8, 1998. Accordingly, if the relevant record date for interest payment occurs after the consummation of the Exchange Offer, registered holders of New Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from April 8, 1998. If, however, the relevant record date for interest payment occurs prior to the consummation of the Exchange Offer, registered holders of the Existing Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from April 8, 1998. Existing Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer, except as set forth in the immediately preceding sentence. Holders of Existing Notes whose Existing Notes are accepted for exchange will not receive any payment in respect of interest on such Existing Notes otherwise payable on any interest payment date the record date for which occurs on or after the consummation of the Exchange Offer. The New Notes will mature April 15, 2008. The New Notes are redeemable for cash at any time on or after April 15, 2003 at the option of the Company, in whole or in part, at the redemption prices set forth in this Prospectus, together with accrued and unpaid interest, if any, thereon to the date of redemption. In addition, at any time on or prior to April 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the

                                                        (CONTINUED ON NEXT PAGE)


    SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY HOLDERS OF EXISTING NOTES AND PROSPECTIVE PURCHASERS OF NEW NOTES.

                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                  The date of this Prospectus is       , 1998.

(CONTINUED FROM COVER PAGE)

originally issued Notes with the net cash proceeds of one or more Public Equity Offerings (as defined herein) at a redemption price equal to 112.25% of the principal amount thereof, together with accrued and unpaid interest, if any, thereon; PROVIDED that not less than 65% of the aggregate principal amount of Notes originally issued remain outstanding immediately after such redemption. Upon the occurrence of a Change of Control (as defined herein), each holder of the Notes may require the Company to repurchase all or a portion of such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, thereon to the date of repurchase. See "Description of the Notes--Redemption" and "--Certain Covenants."

    The Company used $81.1 million of the net proceeds of the issuance of the Units (as defined herein), consisting of Existing Notes and Warrants (as defined herein) to purchase Pledged Securities (as defined herein) which have been pledged as security for repayment of the Notes. See "Description of the Notes." Proceeds from the Pledged Securities shall be sufficient to provide for payment in full of the interest due on the Notes through April 15, 2000.

    The New Notes will be unsecured senior obligations of the Company and, as such, will rank PARI PASSU in right of payment with all other existing and future unsecured Indebtedness (as defined herein) of the Company that is not by its terms expressly subordinated in right and payment to the New Notes. The New Notes will be effectively subordinated to secured Indebtedness of the Company as to the assets securing such Indebtedness. In addition, the business operations of the Company will be conducted through its subsidiaries and the Notes will be effectively subordinated to all existing and future Indebtedness and other liabilities and commitments of the Company's subsidiaries, including trade payables. See "Description of the Notes."

    The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Notes Registration Rights Agreement, dated as of April 8, 1998 (the "Registration Rights Agreement"), among the Company, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., TD Securities (USA) Inc. and Salomon Brothers Inc, as the initial purchasers (collectively, the "Initial Purchasers") of the Existing Notes, with respect to the initial sale of the Existing Notes.

    The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. The Company expressly reserves the right to terminate or amend the Exchange Offer and not to accept for exchange any Existing Notes not theretofore accepted for exchange upon the occurrence of any of the events specified under "The Exchange Offer--Conditions to the Exchange Offer." If any such termination or amendment occurs, the Company will notify The Bank of New York (in such capacity, the "Exchange Agent") and will either issue a press release or give oral or written notice to the holders of the Existing Notes as promptly as practicable. In the event the Company terminates the Exchange Offer and does not accept for exchange any Existing Notes with respect to the Exchange Offer, the Company will promptly return such Existing Notes to the holders thereof. See "The Exchange Offer."

    The Existing Notes were originally issued and sold on April 8, 1998 in a transaction not registered under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act. Accordingly, the Existing Notes may not be reoffered, resold, or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon interpretations by the staff of the Securities and Exchange Commission (the "Commission") issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Existing Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of business and such holders have no arrangement with any person to participate in the distribution of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivery of a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The New Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list any Notes on a national securities exchange or to apply for quotation of any Notes through the National Association of Securities Dealers Automated Quotation System. Any Existing Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Existing Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered and tendered but unaccepted Existing Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Existing Notes will continue to be subject to the existing restrictions on transfers thereof, and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Existing Notes held by them. No assurance can be given as to the liquidity of the trading market for either the Existing Notes or the New Notes.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION CONCERNING THE COMPANY OR THE NEW NOTES NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE OFFERING, SALE OR DELIVERY OF ANY NEW NOTE SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME AFTER THE DATE OF THIS PROSPECTUS OR THAT THERE HAS BEEN NO CHANGE IN THE BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS OR PROSPECTS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS.

    THE DISTRIBUTION OF THIS PROSPECTUS AND THE OFFER, SALE AND DELIVERY OF THE NEW NOTES IN CERTAIN JURISDICTIONS MAY BE RESTRICTED BY LAW. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY SUCH RESTRICTIONS.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the New Notes being offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the New Notes, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions in such exhibit, to which reference is hereby made. Upon completion of the Exchange Offer, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, will file reports and other information with the Commission. Copies of the Registration Statement and reports and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be examined without charge at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. The Commission maintains an Internet Web Site at http://www.sec.gov that contains all reports and other information filed electronically by the Company with the Commission.

    Pursuant to the Indenture, the Company has agreed, whether or not subject to the informational requirements of the Exchange Act, to provide the Trustee and holders of the Notes with annual, quarterly and other reports at the times and containing in all material respects the information specified in Sections 13 and 15(d) of the Exchange Act and to file such reports with the Commission.

                           FORWARD-LOOKING STATEMENTS

    This Prospectus includes "forward-looking statements." Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "anticipates," "expects," "may," "will," or "should" or the negative of such terminology or other variations on such terminology or comparable terminology, or by discussions of strategies that involve risks and uncertainties. All statements other than statements of historical facts included in this Prospectus including, without limitation, such statements under "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and located elsewhere in this Prospectus, regarding the Company or any of the transactions described in this Prospectus, including the timing, financing, strategies and effects of such transaction, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from expectations are disclosed in this Prospectus, including, without limitation, the amount of capital needed to deploy the Company's network as described in this Prospectus; the Company's substantial leverage and its need to service it indebtedness; the restrictions imposed by the Company's current and possible future financing arrangements; the ability of the Company to successfully manage the cost effective and timely completion of its network and its ability to attract and retain customers for its services; the ability of the Company to retain and attract relationships with the incumbent owners of the telecommunications assets with which the Company expects to build its network; the Company's ability to retain and attract key management and other personnel as well as the Company's ability to manage the rapid expansion of its business and operations; the Company's ability to compete in the highly competitive telecommunications industry in terms of price, service, reliability and technology; the Company's dependence on the reliability of its network equipment, its reliance on key suppliers of network equipment and the risk that its technology will become obsolete or otherwise not economically viable; the Company's ability to conduct its business in a regulated environment; and the other factors described in conjunction with the forward-looking statements in this Prospectus and/or under the caption "Risk Factors." The Company does not intend to update these forward-looking statements.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE NOTES THERETO AND THE OTHER FINANCIAL DATA CONTAINED ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH HEREIN UNDER THE CAPTION "RISK FACTORS" AND ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. PLEASE REFER TO THE GLOSSARY FOR DEFINITIONS OF CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY AND ELSEWHERE IN THE PROSPECTUS WITHOUT DEFINITION. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS (I) GIVES EFFECT TO A 2.9-FOR-ONE SPLIT OF THE COMPANY'S COMMON STOCK (THE "STOCK SPLIT") AND (II) GIVES EFFECT TO THE CONVERSION OF ALL OUTSTANDING SHARES OF THE COMPANY'S PREFERRED STOCK INTO 15,864,716 SHARES OF COMMON STOCK (THE "PREFERRED STOCK CONVERSION"). UNLESS OTHERWISE NOTED, STATEMENTS IN THIS PROSPECTUS CONCERNING ROUTE MILES HAVE BEEN DERIVED FROM INFORMATION PUBLICLY AVAILABLE FROM THE FEDERAL COMMUNICATIONS COMMISSION (THE "FCC"). UNLESS OTHERWISE SPECIFIED OR THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO THE "UNITED STATES" MEAN THE 48 CONTINENTAL STATES OF THE UNITED STATES OF AMERICA AND REFERENCES TO THE "COMPANY" OR "PATHNET" MEAN PATHNET, INC. AND ITS SUBSIDIARIES, COLLECTIVELY.


                                  THE COMPANY


    Pathnet intends to become a leading provider of high quality, low cost, long haul telecommunications capacity to second and third tier markets throughout the United States primarily by upgrading existing wireless infrastructure to develop a state-of-the-art, digital network. The Company is positioning itself primarily as a 'carrier's carrier,' providing a high capacity, dedicated network to interexchange carriers ("IXCs"), local exchange carriers ("LECs"), Internet service providers ("ISPs"), the Regional Bell Operating Companies ("RBOCs"), other 'carrier's carriers,' cellular operators and resellers (collectively, "Telecom Service Providers"). The Company's digital network is based on a Synchronous Optical Network Technology ("SONET") architecture which enables transmission of voice, data and video at very high speed. The network is being deployed by upgrading, integrating and leveraging existing telecommunications assets, sites and rights of way, including those utilized by railroads, utilities, state and local governments and pipelines ("Incumbents"). By integrating the existing networks of Incumbents, the Company expects to obtain the equivalent of a nationwide spectrum license at minimal licensing cost.



    The Company's goal is to deploy a network covering 21,000 route miles by the middle of 2000 and eventually to deploy a network encompassing more than 100,000 route miles. Based on market research prepared for the Company by a leading telecommunications research firm, the estimated addressable market for the Company's services is expected to grow from approximately $6 billion in 1998 to approximately $17 billion by 2008. The Company believes its strategy of developing a high quality, low cost, digital network primarily in smaller markets will enable the Company to take advantage of (i) the limited capacity currently available or expected to be constructed in smaller markets, (ii) higher prices generally available in those markets and (iii) technological and cost advantages of the Company's deployment strategy. The Company is a development stage enterprise that is currently designing, constructing, testing and commissioning its digital network, which will initially serve markets in 34 states. The Company has completed over 800 route miles of its network located in Iowa, Minnesota, Montana, North Dakota and South Dakota, is currently constructing approximately 5,000 additional route miles and is providing commercial service on a portion of its network. The Company's operations have resulted in cumulative net losses of $8.8 million from inception in 1995 through March 31, 1998. The Company expects that the capital expenditures needed to deploy the first 21,000 route miles of its network through the middle of 2000 will be approximately $290 million.



    The Company's core strategy for deploying its network is to form strategic relationships with Incumbents and other owners of telecommunications assets that enable the Company to leverage these existing assets, thereby reducing the Company's capital costs and time to market. The Company has identified Incumbents currently holding or operating private networks in the United States that in the aggregate cover approximately 465,000 route miles. Through its sales staff and other engineering, financial and legal professionals, the Company has held meetings with over 300 of these Incumbents. As of June 2, 1998, 49 of these entities, which together control approximately 95,000 route miles, have authorized the Company in writing to prepare preliminary engineering evaluations of their networks for the purpose of entering into long-term strategic relationships with the Company. Of these 49 entities, seven entities, which collectively control approximately 15,000 route miles, have entered into eight binding agreements relating to the initial design and construction of approximately 9,000 route miles of network. Seven of these binding agreements are long-term fixed point microwave services agreements ("FPM Agreements") with affiliates of Enron, Idaho Power Company, Northeast Missouri Electric Power Cooperative, Northern Indiana Public Service Company ("NIPSCO"), Texaco and with two affiliates of KN Energy. The eighth agreement is a binding term sheet with American Tower Corporation ("ATC"), which controls certain telecommunications assets, including certain assets divested by CSX Railroad, ARCO Pipeline and MCI Communications Corporation ("MCI"). In addition, the Company is currently pursuing long-term strategic relationships with 25 out of the 49 entities which control approximately 66,000 additional route miles of network. These potential relationships are in varying stages of evaluation, system design and business and contract negotiations. In addition to deploying its wireless network to serve second and third tier markets by forming long-term relationships with Incumbents, the Company may pursue opportunities to acquire or deploy complementary telecommunications assets or technologies and to serve other markets. See "Risk Factors--Risks of Completing the Company's Network; Market Acceptance."



    Pathnet was founded in August 1995, and its initial investors include a group of financial sponsors led by Spectrum Equity Investors ("Spectrum") and New Enterprise Associates ("NEA"). The Company's current investors also include Dennis R. Patrick, former Chairman of the FCC. The Company's Chairman, David Schaeffer, has more than 20 years of business and entrepreneurial experience, including building and operating wireless networks. Richard A. Jalkut, the Company's President and Chief Executive Officer, has over 30 years of telecommunications experience, including as President of NYNEX Telecommunications, an operating subsidiary of NYNEX Corporation with more than $12.0 billion in annual revenues and 60,000 employees. Kevin J. Bennis, formerly President of Frontier Communications, is Executive Vice President of the Company serving as President of the Company's Communications Services Division. Prior to working at Frontier Communications, Mr. Bennis served in various positions for 21 years at MCI, including as Senior Vice President of Marketing. Michael L. Brooks, the Company's Vice President of Network Development, directed the initial construction of the 3,500-mile digital microwave network at Qwest Microwave Communications, a predecessor of Qwest Communications International Inc. ("Qwest"), as its Vice President of Engineering.


BUSINESS STRATEGY


    Key components of the Company's business and operating strategies are as follows:



    - Focus on smaller, capacity constrained markets.



    - Position the Company as a 'carrier's carrier.'



    - Establish strategic relationships with Incumbents and other owners of telecommunications assets.



    - Build direct sales force and provide superior customer service.



    For a discussion of the Company's competitive advantages and business strategy, see "Business-- Competitive Advantages" and "--Business Strategy."


FINANCING PLAN

    To date, the Company has funded its expenditures primarily with equity investments made by the Company's stockholders and the proceeds from the Company's debt financing, including the Existing Notes. The development of the Company's business plan will require substantial additional capital to fund capital expenditures, working capital and operating losses. The Company's principal capital expenditures include costs related to the installation of digital transmission equipment and, to a lesser extent, site preparation work. The Company expects that a majority of its capital expenditures will relate to deploying incremental capacity to meet specific customer demand. The Company currently forecasts that it will require approximately $315 million to fund the Company's operating losses, working capital and capital expenditures through the middle of 2000, at which time the Company expects to have completed a 21,000 route mile network. Proceeds from the Debt Offering (defined below), proceeds from the Company's initial public equity offering (the "Initial Public Offering") and cash on hand are expected to provide the Company with adequate resources to meet these projected capital requirements. The Company intends to use any additional available funds to accelerate its development plans. The Company's financing plan consists of the following components:



    - DEBT OFFERING. On April 8, 1998, the Company completed the issuance and sale of the 350,000 units (collectively, the "Units"), consisting of Existing Notes and warrants to purchase shares of Common Stock (the "Warrants"), resulting in net proceeds to the Company of $339.5 million (the "Debt Offering"), of which the Company used $81.1 million to purchase securities (the "Pledged Securities") to provide for payment in full of interest due on the Notes through April 15, 2000.


    - PRIVATE EQUITY INVESTMENT. Concurrently with the Debt Offering, the Company completed the issuance and sale of 1,879,699 shares of Series C Preferred Stock at an aggregate price of $20.0 million (the "1998 Private Equity Investment"), bringing the total investment by the Company's private equity investors to $36.0 million.


    - INITIAL PUBLIC OFFERING. On May 8, 1998, the Company filed a registration statement pursuant to the Securities Act regarding the Initial Public Offering. Gross proceeds of the Initial Public Offering to the Company are estimated to be approximately $75 million. In connection with the Initial Public Offering, all of the Company's outstanding preferred stock will be converted into an aggregate of 15,864,716 shares of Common Stock.


    The Debt Offering, the 1998 Private Equity Investment, the Initial Public Offering and the Preferred Stock Conversion are collectively referred to herein as the "Transactions."


    In addition, the Company is currently exploring several equipment financing and other financing alternatives. Although the Company has received commitments (subject to definitive documentation) from prospective lenders in connection with two such proposed financing facilities, as of the date of this Prospectus, the Company has not decided to enter into any particular proposed facility.


    The actual amount of the Company's future capital requirements will depend upon many factors, including the costs of the development of its network in each of its markets, the speed of the development of the Company's network, the extent of competition and pricing of telecommunications services in its markets, other strategic opportunities pursued by the Company and the acceptance of the Company's services. See "Risk Factors--Significant Capital Requirements; Uncertainty of Additional Financing."


RECENT DEVELOPMENT



    The Company expects to report the following operating results for the three and six month periods ended June 30, 1998, respectively: revenue of approximately $475,000 and $575,000; net operating loss of approximately $4.6 million and $7.3 million; net loss of approximately $10.5 million and $13.2 million; and basic and diluted loss per common share of approximately $3.62 and $4.55. In addition, the Company expects to report total stockholders' deficit at June 30, 1998 of approximately $14.9 million.

                            ------------------------

    The Company was formed under the laws of the State of Delaware and commenced operations in August 1995. The Company's principal executive office is located at 1015 31st Street, N.W., Washington, D.C. 20007, and its telephone number is
(202) 625-7284.

                               THE EXCHANGE OFFER


    FOR DEFINITIONS OF CERTAIN CAPITALIZED TERMS USED HEREIN, SEE "DESCRIPTION OF THE NOTES."

Securities Offered.....................  Up to $350,000,000 aggregate principal amount of
                                         12 1/4% Senior Notes due 2008 (the "New Notes")
                                         which have been registered under the Securities
                                         Act. The terms of the New Notes and those of the
                                         Existing Notes are identical in all material
                                         respects, except that the New Notes have been
                                         registered under the Securities Act and are freely
                                         transferable by holders thereof (other than as
                                         provided herein) and are not subject to any
                                         registration rights under the Securities Act.

The Exchange Offer.....................  The New Notes are being offered in exchange for a like principal amount of Existing Notes. Existing
                                         Notes may be exchanged only in integral multiples
                                         of $1,000. The issuance of the New Notes is
                                         intended to satisfy obligations of the Company
                                         under the Registration Rights Agreement.

Expiration Date; Withdrawal of
  Tender...............................  The Exchange Offer will expire at 5:00 p.m, New
                                         York City time, on           , 1998, or such later
                                         date and time to which it is extended by the
                                         Company. The tender of Existing Notes pursuant to
                                         the Exchange Offer may be withdrawn at any time
                                         prior to the Expiration Date. Any Existing Notes
                                         not accepted for exchange for any reason will be
                                         returned without expense to the tendering holder
                                         thereof as promptly as practicable after the
                                         expiration or termination of the Exchange Offer.

Conditions to the Exchange Offer.......  The Exchange Offer is subject to certain conditions, which may be waived by the Company. The
                                         Company currently expects that each of the
                                         conditions will be satisfied and that no waivers
                                         will be necessary. See "The Exchange
                                         Offer--Conditions to the Exchange Offer."

Procedures for Tendering Existing
  Notes................................  Each holder of Existing Notes wishing to accept the
                                         Exchange Offer must complete, sign and date a
                                         Letter of Transmittal, or a facsimile thereof, in
                                         accordance with the instructions contained herein
                                         and therein, and mail or otherwise deliver such
                                         Letter of Transmittal, or such facsimile, together
                                         with such Existing Notes and any other required
                                         documentation, to the Exchange Agent at the address
                                         set forth herein. See "The Exchange Offer--
                                         Procedures for Tendering Existing Notes."

                                         Letters of Transmittal and certificates
                                         representing Existing Notes should not be sent to
                                         the Company. Such documents should only be sent to
                                         the Exchange Agent. Questions regarding how to
                                         tender and requests for information should be
                                         directed to the Exchange Agent. See "The Exchange
                                         Offer--Exchange Agent."

Use of Proceeds........................  There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

Certain Federal Income
  Tax Considerations...................  The exchange of an Existing Note for a New Note pursuant to the Exchange Offer will not be a
                                         taxable event for U.S. federal income tax purposes.
                                         See "Certain United States Federal Income Tax
                                         Considerations."

Exchange Agent.........................  The Bank of New York is serving as the Exchange
                                         Agent in connection with the Exchange Offer.


                    CONSEQUENCE OF EXCHANGING EXISTING NOTES
                         PURSUANT TO THE EXCHANGE OFFER


    Based on certain no-action letters issued by the staff of the Commission to third parties in unrelated transactions, the Company believes that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases Notes from the Company to resell pursuant to Rule 144A under the Securities Act ("Rule 144A") or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of the holder's business and such holders have no arrangement or understanding with any person to participate in a distribution of such New Notes and are not participating in, and do not intend to participate in, the distribution of such New Notes. By tendering, each holder will represent to the Company in the Letter of Transmittal that, among other things, the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, that neither the holder nor any such person is participating in or intends to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. Each broker-dealer that receives New Notes for its own account in exchange for Existing Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or any exemption from registration or qualification is available and complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Notes reasonably requests in writing. If a holder of Existing Notes does not exchange such Existing Notes for New Notes pursuant to the Exchange Offer, such Existing Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Existing Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "The Exchange Offer--Consequences of Failure to Exchange; Resales of New Notes."

    The Existing Notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. Following commencement of the Exchange Offer but prior to its consummation, the Existing Notes may continue to be traded in the PORTAL market. Following consummation of the Exchange Offer, the New Notes will not be eligible for PORTAL trading.

                                   THE NOTES

    Except as otherwise indicated, the following description relates both to the Existing Notes and to the New Notes to be issued in exchange for Existing Notes pursuant to the Exchange Offer. The New Notes will be obligations of the Company evidencing the same indebtedness as the Existing Notes, and will be entitled to the benefits of the same Indenture. The form and terms of the New Notes are the same as the form and terms of the Existing Notes, except that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. For a more complete description of the Notes, see "Description of the Notes." Throughout this Prospectus, references to the "Notes" refer to the New Notes and the Existing Notes collectively.


Notes Offered..........................  $350,000,000 aggregate principal amount of 12 1/4%
                                         Senior Notes due 2008.

Maturity Date..........................  April 15, 2008.

Interest...............................  April 15 and October 15 of each year, commencing
                                         October 15, 1998. For each Existing Note accepted
                                         for exchange, the holder of such Existing Note will
                                         receive a New Note having a principal amount equal
                                         to that of the surrendered Existing Note. The New
                                         Notes will bear interest from the most recent date
                                         to which interest has been paid on the Existing
                                         Notes or, if no interest has been paid on the
                                         Existing Notes, from April 8, 1998. Accordingly, if
                                         the relevant record date for interest payment
                                         occurs after the consummation of the Exchange
                                         Offer, registered holders of New Notes on such
                                         record date will receive interest accruing from the
                                         most recent date to which interest has been paid
                                         or, if no interest has been paid, from April 8,
                                         1998. If, however, the relevant record date for
                                         interest payment occurs prior to the consummation
                                         of the Exchange Offer, registered holders of the
                                         Existing Notes on such record date will receive
                                         interest accruing from the most recent date to
                                         which interest has been paid or, if no interest has
                                         been paid, from April 8, 1998. Existing Notes
                                         accepted for exchange will cease to accrue interest
                                         from and after the date of consummation of the
                                         Exchange Offer, except as set forth in the
                                         immediately preceding sentence. Holders of Existing
                                         Notes whose Existing Notes are accepted for
                                         exchange will not receive any payment in respect of
                                         interest on such Existing Notes otherwise payable
                                         on any interest payment date the record date for
                                         which occurs on or after the consummation of the
                                         Exchange Offer.

Pledged Securities.....................  The Company used approximately $81.1 million of net proceeds of the Debt Offering to purchase the
                                         Pledged Securities in an amount sufficient to
                                         provide for payment in full of the interest due on
                                         the Notes through April 15, 2000. The Pledged
                                         Securities have been pledged by the Company to the
                                         Trustee for the benefit of the holders of the Notes
                                         pursuant to the Pledge Agreement (as defined

                                         herein) and are held by the Trustee in the Escrow
                                         Account. See "Description of the Notes--Security."

Original Issue Discount................  Each New Note will have original issue discount for
                                         United States federal income tax purposes. If the
                                         Company's allocation of the Unit issue price
                                         between the Existing Notes and the Warrants is
                                         respected by the Internal Revenue Service, then the
                                         Notes should be treated as issued with a "DE
                                         MINIMIS amount" of original issue discount, in
                                         which case the amount of original issue discount
                                         will be treated as zero. See "Certain United States
                                         Federal Tax Considerations."

Optional Redemption....................  The Notes are redeemable for cash at any time on or after April 15, 2003 at the option of the Company,
                                         in whole or in part, at the redemption prices set
                                         forth herein, together with accrued and unpaid
                                         interest, if any, to the date of redemption. See
                                         "Description of the Notes--Redemption."

                                         In addition, at any time prior to April 15, 2001,
                                         the Company may redeem up to 35% of the aggregate
                                         principal amount of the originally issued Notes
                                         with the net cash proceeds of one or more Public
                                         Equity Offerings (as defined herein) at a
                                         redemption price of 112.25% of the principal amount
                                         thereof, together with accrued and unpaid interest,
                                         if any, thereon to the date of redemption; PROVIDED
                                         that not less than 65% of the aggregate principal
                                         amount of originally issued Notes remain
                                         outstanding. See "Description of the
                                         Notes--Redemption."

Change of Control......................  Upon the occurrence of a Change of Control, each holder of the Notes may require the Company to
                                         repurchase all or a portion of such holder's Notes
                                         at a purchase price in cash equal to 101% of the
                                         principal amount thereof, together with accrued and
                                         unpaid interest, if any, thereon to the date of
                                         repurchase. See "Description of the Notes-- Certain
                                         Covenants--Purchase of Notes Upon a Change of
                                         Control."

Ranking................................  The Notes are unsecured senior obligations of the
                                         Company and, as such, will rank equally in right of
                                         payment with all other existing and future senior
                                         unsecured Indebtedness of the Company that is not
                                         by its terms expressly subordinated in right and
                                         priority of payment to the Notes. The Notes will be
                                         effectively subordinated to secured Indebtedness of
                                         the Company as to the assets securing such
                                         Indebtedness. As of March 31, 1998, on a pro forma
                                         basis after giving effect to the Transactions, the
                                         Company had no Indebtedness outstanding other than
                                         the Notes and approximately $   million of other
                                         liabilities outstanding. In addition, the business
                                         operations of the Company will be conducted through
                                         its subsidiaries, and the Notes will be effectively

                                         subordinated to all existing and future
                                         Indebtedness and other liabilities and commitments
                                         of the Company's subsidiaries, including trade
                                         payables. See "Risk Factors-- Holding Company
                                         Structure; Priority of Secured Debt" and
                                         "--Dependence on Relationship with Incumbents;
                                         Rights of Incumbents to Certain Assets."

Restrictive Covenants..................  The Indenture contains certain restrictive covenants, including, but not limited to, covenants
                                         with respect to the following matters: (i)
                                         limitation on indebtedness; (ii) limitation on
                                         restricted payments; (iii) limitation on issuances
                                         and sales of capital stock of subsidiaries; (iv)
                                         limitations on transactions with affiliates; (v)
                                         limitation on liens; (vi) limitation on guarantees
                                         and issuances of Debt Securities (as defined
                                         herein) by subsidiaries; (vii) limitation on sales
                                         of assets; (viii) limitation on dividend and other
                                         payment restrictions affecting subsidiaries; and
                                         (ix) restrictions on mergers, consolidations and
                                         the transfer of all or substantially all of the
                                         assets of the Company. The covenants require the
                                         Company to make an offer to purchase specified
                                         amounts of Notes in the event of certain asset
                                         sales. There can be no assurance that the Company
                                         will have sufficient funds to complete any purchase
                                         of Notes upon such a sale of assets. See
                                         "Description of the Notes--Certain Covenants."

                                  RISK FACTORS

    Purchasers of the Units should carefully consider the risk factors set forth under the caption "Risk Factors" and the other information included in this Prospectus prior to making an investment decision. See "Risk Factors."

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. HOLDERS OF EXISTING NOTES AND PROSPECTIVE PURCHASERS OF THE NEW NOTES SHOULD CAREFULLY CONSIDER, TOGETHER WITH OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS.

LIMITED HISTORY OF OPERATIONS; OPERATING LOSSES AND NEGATIVE CASH FLOW


    The Company was formed in August 1995 to begin development of its digital network. The Company has completed over 800 route miles of its network, which are commercially available, and through June 2, 1998 has entered into seven FPM Agreements and one binding term sheet. In addition, as of the date of this Prospectus the Company has entered into only two customer capacity contracts. There can be no assurance that the Company will enter into any additional contracts with Incumbents or customers. Based on its experience, Pathnet expects that it may take between six and 18 months from the initial contact with an Incumbent to complete a long-term contract and 12 months thereafter to complete a commercially available system. Prospective investors therefore have extremely limited historical financial information about the Company upon which to base an evaluation of the Company's performance and an investment in the New Notes. As a result of development and operating expenses, the Company has incurred significant operating and net losses to date. The Company's operations have resulted in cumulative net losses of $8.8 million and cumulative net losses before interest income (expense), income tax benefit, depreciation and amortization of $8.7 million from inception in 1995 through March 31, 1998.


    The Company expects to incur significant operating losses, to generate negative cash flows from operating activities and to invest substantial funds to construct its digital network during the next several years. There can be no assurance that the Company will achieve or sustain profitability or generate sufficient positive cash flow to meet its debt service obligations, capital expenditure requirements or working capital requirements. If the Company cannot achieve operating profitability or positive cash flows from operating activities, it will not be able to meet its debt service obligations (including its obligations under the Notes), capital expenditure requirements or working capital requirements, which would have a material adverse effect on the financial condition and results of operations of the Company. See "--Significant Capital Requirements; Uncertainty of Additional Financing," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements included elsewhere in this Prospectus.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT; RESTRICTIVE COVENANTS


    The Company is highly leveraged. As of March 31, 1998, on a pro forma basis after giving effect to the Transactions, the Company would have had $350 million of indebtedness outstanding (approximately 75% of total invested capital). The Company will likely incur substantial additional indebtedness (including secured indebtedness) following the Exchange Offer, for the development of its network and other capital and operating requirements. The level of the Company's indebtedness could adversely affect the Company in a number of ways. For example, (i) the ability of the Company to obtain necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (ii) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in its business;
(iii) the Company will be more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; (iv) the Company's degree of indebtedness may make it more vulnerable to a downturn in its business or the economy generally; (v) the terms of the existing and future indebtedness restrict, or may restrict, the payment of dividends by the Company; and (vi) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness and will not be available for other purposes.

    The Indenture and certain of the Company's FPM Agreements contain, or will contain, restrictions on the Company and its subsidiaries that will affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company and its subsidiaries to create liens, make investments, pay dividends and make certain other restricted payments, issue stock of subsidiaries, consolidate, merge, sell assets and incur additional indebtedness. There can be no assurance that such covenants and restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interest of the Company. See "Description of the Notes," "Description of Certain Indebtedness" and "Business--Agreements with Incumbents and Other Owners of Telecommunications Assets--Fixed Point Microwave Services Agreements."

    In addition, any future indebtedness incurred by the Company or its subsidiaries is likely to impose similar restrictions. Failure by the Company or its subsidiaries to comply with these restrictions could lead to a default under the terms of the Notes or the Company's other indebtedness notwithstanding the ability of the Company to meet its debt service obligations. In the event of such a default, the holders of such indebtedness could elect to declare all such indebtedness due and payable, together with accrued and unpaid interest. In such event, a significant portion of the Company's indebtedness may become immediately due and payable, and there can be no assurance that the Company would be able to make such payments or borrow sufficient funds from alternative sources to make any such payments. Even if additional financing could be obtained, there can be no assurance that it would be on terms that would be acceptable to the Company.


    The successful implementation of the Company's strategy, including expanding its digital network and obtaining and retaining a sufficient number of customers, and significant and sustained growth in the Company's cash flow will be necessary for the Company to meet its debt service requirements, including its obligations under the Notes. The Company does not currently, and there can be no assurance that the Company will be able to, generate sufficient cash flows to meet its debt service obligations. If the Company is unable to generate sufficient cash flows or otherwise obtain funds necessary to make required payments, or if the Company otherwise fails to comply with the various covenants under the terms of its existing or future indebtedness, it could trigger a default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company. Such defaults could result in a default under the Notes and could delay or preclude payment of interest and principal on the Notes. The ability of the Company to meet its obligations will be dependent upon the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business, regulatory and other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of the Notes."


HOLDING COMPANY STRUCTURE; PRIORITY OF SECURED DEBT

    Pathnet, Inc. will be a holding company with no direct operations and no significant assets other than the stock of its subsidiaries. As such, the Company will be dependent on the cash flows of its subsidiaries to meet its obligations, including the payment of principal and interest on the Notes. The Company's subsidiaries will be separate legal entities that have no obligation to pay any amounts due under the Notes or to make any funds available therefor, whether by dividends, loans or other payments. The Company's subsidiaries will not guarantee the payment of the Notes and the Notes will therefore be effectively subordinated to the claims of the creditors of any such subsidiary (including trade creditors and holders of indebtedness of such subsidiary), except if and to the extent the Company is itself a creditor of such subsidiary, in which case the claims of the Company would still be effectively subordinated to any security interest in the assets of such subsidiary held by other creditors or under the FPM Agreements. On the date of this Prospectus, the Company's subsidiaries held no assets and had no liabilities. The Company expects that its current and future subsidiaries will incur significant amounts of equipment financing and other indebtedness in connection with the development of its network. See "Management's Discussion and

Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of the Notes."


    The Notes are unsecured and therefore will be effectively subordinated to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. The Indenture will permit the Company and its subsidiaries to incur an unlimited amount of secured indebtedness to finance the acquisition of equipment, inventory and network assets. See "Description of the Notes." Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, assets would be available to satisfy obligations of such secured debt before any payment could be made on the Notes. In addition, to the extent such assets were not to satisfy in full the secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would rank equally in right of payment (or effectively senior if the indebtedness were issued by a subsidiary) with the Notes. Accordingly, there might only be a limited amount of assets available to satisfy any claims of the holders of the Notes upon an acceleration of the maturity of Notes.


SIGNIFICANT CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FINANCING


    Deployment of the Company's network and expansion of the Company's operations and services will require significant capital expenditures, primarily for continued development and construction of its network and implementation of the Company's sales and marketing strategy. The Company anticipates that it will require approximately $100 million and $215 million for the twelve month periods ending June 30, 1999 and 2000, respectively, to fund capital expenditures, working capital and operating losses. By the middle of 2000, the Company expects to have approximately 21,000 route miles of network operational. The Company will need to seek additional financing to fund capital expenditures and working capital to expand its network further to its eventual target of approximately 100,000 route miles. The Company estimates that this will require substantial additional external financing but presently has no negotiated commitments for any such additional financing. The Company may also require additional capital for activities complementary to its currently planned businesses, or in the event it decides to pursue network development through acquisitions, joint ventures or strategic alliances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of the Notes."


    The actual amount of the Company's future capital requirements will depend upon many factors, including the costs of network deployment in each of its markets, the speed of the development of the Company's network, the extent of competition and pricing of telecommunications services in its markets, other strategic opportunities pursued by the Company and the acceptance of the Company's services. Accordingly, there can be no assurance that the actual amount of the Company's financing needs will not exceed, perhaps significantly, the current estimates.


    There can be no assurance that the Company will be successful in raising additional capital on terms that it will consider acceptable, that the terms of such indebtedness or other capital will not impair the Company's ability to develop its business or that all available capital will be sufficient to service its indebtedness. Sources of additional capital may include equipment financing facilities and public and private equity and debt financings. In addition, the Indenture contains, and other debt instruments governing future indebtedness may contain, covenants that limit the operational and financial flexibility of the Company. Failure to raise sufficient funds may require the Company to modify, delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's business, financial condition and results of operations, including the Company's ability to make principal and interest payments on the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of the Notes."

RISKS OF COMPLETING THE COMPANY'S NETWORK; MARKET ACCEPTANCE


    The Company's ability to achieve its strategic objectives will depend in large part upon the successful, timely and cost effective completion of its network, as well as on selling a substantial amount of its capacity. The successful completion of the Company's network may be affected by a variety of factors, uncertainties and contingencies, many of which are beyond the Company's control. Although the Company believes that its cost estimates and build-out schedules are reasonable, less than 1,000 route miles under contract have been completed as of June 2, 1998. There can be no assurance that the Company's network will be completed as planned at the cost and within the time frame currently estimated, if at all. In addition, as of the date of this Prospectus, the Company had only two contracts relating to the sale of capacity to a Telecom Service Provider and there can be no assurances that the Company will attract additional purchasers of capacity.


    The successful and timely construction of the Company's network will depend upon, among other things, the Company's ability to (i) obtain substantial amounts of additional capital and financing at reasonable cost and on satisfactory terms and conditions, (ii) manage effectively and efficiently the construction of its network, (iii) enter into agreements with Incumbents and other owners of telecommunications assets that will enable the Company to leverage the assets of Incumbents and of other owners of telecommunications assets, (iv) access markets and enter into customer contracts to sell capacity on its network, (v) integrate successfully such networks and associated rights acquired in connection with the development of the Company's network including cost effective interconnections and (vi) obtain necessary FCC licenses and other approvals. Successful construction of the Company's network also will depend upon the timely performance by third party contractors of their obligations. There can be no assurance that the Company will achieve any or all of these objectives. Any failure by the Company to accomplish these objectives may have a material adverse affect on the Company's business, financial condition and results of operations. See "--Significant Capital Requirements; Uncertainties of Additional Financing" and "-- Dependence on Relationship with Incumbents; Rights of Incumbents to Certain Assets."


    The development of the Company's network and the expansion of the Company's business may involve acquisitions of other telecommunications businesses and assets and implementation of other technologies (such as fiber optic cable) either in lieu of or as a supplement to the excess capacity created by upgrading Incumbents' networks. In addition, the Company may enter into relationships with Telecom Service Providers or other entities to manage existing assets or to deploy alternative telecommunications technologies. Furthermore, the Company may seek to serve markets which are not second or third tier and which may present differing market risks (including as to pricing and competition). If pursued, these opportunities could require additional financing, impose additional risks (such as increased or different competition, additional regulatory burdens and network economics different from those described elsewhere herein) and could divert the resources and management time of the Company. There can be no assurance that any such opportunity, if pursued, could be successfully integrated into the Company's operations or that any such opportunity would perform as expected. Furthermore, as the Company builds out its network, there can be no assurance that the Company will enter into agreements with the best suited Incumbents or such other owners of telecommunications assets, as the case may be, or that the Company will continue to pursue its core strategy of leveraging the assets of Incumbents as opposed to other telecommunications assets, technologies or other markets. Moreover, there can be no assurance that the resulting network will match or be responsive to the demand for telecommunications capacity or will maximize the possible revenue to be earned by the Company. There can be no assurance the Company will be able to develop and expand its business and enter new markets as currently planned. Failure of the Company to implement its expansion and growth strategy successfully could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON RELATIONSHIP WITH INCUMBENTS; RIGHTS OF INCUMBENTS TO CERTAIN
  ASSETS


    Although the Company has entered into seven FPM Agreements with six Incumbents and one binding term sheet with an independent tower company and is currently pursuing FPM Agreements with 25 additional Incumbents, there can be no assurance that existing long-term relationships will be maintained or that additional long-term relationships will result on terms acceptable to the Company, on terms substantially similar to those described herein or at all. If the Company is not successful in negotiating such agreements, its ability to deploy its network would be adversely affected.



    The Company does not typically expect to own the underlying sites and facilities upon which its network is deployed. Instead, the Company expects to enter into long-term relationships with Incumbents whereby each such Incumbent agrees to grant to the Company a leasehold interest in or a similar right to use such Incumbent's facilities and infrastructure as is required for the Company to deploy its network. In some cases, system assets may be held by subsidiaries in which both the Company and the Incumbent own an interest. In the case of Idaho Power, the Incumbent owns a majority interest in a subsidiary formed in April 1998 to hold the Initial System. As a result, the Company will depend on the facilities and infrastructure of its Incumbents for the operation of its business. Long-term relationships with Incumbents may expire or terminate if the Company does not satisfy certain performance targets with respect to sales of excess capacity or fails to commission an Initial System within specified time periods. In such cases, certain equipment relating to the Initial System will be transferred to the Incumbent. Any such expiration of a relationship with an Incumbent, and the resulting loss of use of the corresponding Initial System and opportunity to utilize such segment of its network, could result in the Company not being able to recoup its initial capital expenditure with respect to such segment and could have a material adverse effect on the business and financial condition of the Company. In addition, such a loss under certain circumstances could result in an event of default under the Notes or the Company's other financings. There can be no assurance that the Company will continue to have access to such Incumbent's sites and facilities after the expiration of such agreements or in the event that an Incumbent elects to terminate its agreement with the Company. If such an agreement were terminated or expires and the Company were forced to remove or abandon a significant portion of its network, such termination or expiration, as the case may be, could have a material adverse effect on the business, financial condition and results of operations of the Company. See "Business--Agreements with Incumbents and Other Owners of Telecommunications Assets."


    The Company expects to rely significantly on its Incumbents for the maintenance and provisioning of circuits on its network. The Company has entered into maintenance agreements with three Incumbents and expects to enter into agreements with additional Incumbents pursuant to which, among other things, the Company will pay the Incumbent a monthly maintenance fee and a provisioning services fee in exchange for such Incumbent providing maintenance and provisioning services for that portion of the Company's network that primarily resides along such Incumbent's system. Failure by the Company to enter successfully into similar agreements with other Incumbents or the cancellation or non-renewal of any of such existing agreements could have a material adverse effect on the Company's business. To the extent the Company is unable to establish similar arrangements in new markets with additional Incumbents or establish replacement arrangements on systems where a maintenance agreement with a particular Incumbent is canceled or not renewed, the Company may be required to maintain its network and provision circuits on its network through establishment of its own maintenance and provisioning workforce or by outsourcing maintenance and provisioning to a third party. The Company's operating costs under these conditions may increase. See "Business--Agreements with Incumbents and Other Owners of Telecommunications Assets--Network Maintenance and Provisioning of Circuits."

MANAGEMENT OF GROWTH

    The Company's business plan may, if successfully implemented, result in rapid expansion of its operations. Rapid expansion of the Company's operations may place a significant strain on the Company's management, financial and other resources. The Company's ability to manage future growth, should it occur, will depend upon its ability to monitor operations, control costs, maintain regulatory compliance, maintain effective quality controls and expand significantly the Company's internal management, technical, information and accounting systems and to attract and retain additional qualified personnel. See "--Dependence on Key Personnel." Furthermore, as the Company's business develops and expands, the Company will need additional facilities for its growing workforce. There can be no assurance that the Company will successfully implement and maintain such operational and financial systems or successfully obtain, integrate and utilize the employees and management, operational and financial resources necessary to manage a developing and expanding business in an evolving and increasingly competitive industry which is subject to regulatory change. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the business, financial condition and results of operations of the Company.

    The expansion and development of the Company's business will depend on, among other things, the Company's ability to implement successfully its sales and marketing strategy, evaluate markets, design network path routes, secure financing, install facilities, obtain any required government authorizations, implement interconnection to, and co-location with, facilities owned by Incumbents, purchasers of capacity and other owners of telecommunications assets. The Company's ability to implement its growth strategy successfully will require the Company to enhance its operational, management, financial and information systems and controls and to hire and retain qualified sales, marketing, administrative, operating and technical personnel. There can be no assurance that the Company will be able to do so, and any failure to accomplish these objectives could result in lower than expected levels of customer service, which could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL


    The success of the Company will depend to a significant extent upon the abilities and continued efforts of its senior management, particularly members of its senior management team, including David Schaeffer, Chairman, Richard A. Jalkut, President and Chief Executive Officer, Kevin J. Bennis, Executive Vice President serving as President of the Company's Communications Services Division and Michael L. Brooks, Vice President of Network Development. Other than its Employment Agreement with Richard A. Jalkut, the Company does not have any employment agreements with, nor does the Company maintain "key man" insurance on, these employees. The loss of the services of any such individuals could have a material adverse effect on the Company's business, financial condition and results of operations. The success of the Company will also depend, in part, upon the Company's ability to identify, hire and retain additional key management personnel, including the senior management, who are also being sought by other businesses. Competition for qualified personnel in the telecommunications industry is intense. The inability to identify, hire and retain such personnel could have a material adverse effect on the Company's results of operations. See "--Management of Growth" and "Management--Directors and Executive Officers."


COMPETITION; PRICING PRESSURES

    The telecommunications industry is highly competitive. In particular, price competition in the 'carrier's carrier' market has generally been intense and is expected to increase. The Company competes and expects to compete with numerous competitors who have substantially greater financial and technical resources, long-standing relationships with their customers and potential to subsidize competitive services from less competitive service revenues and from federal universal service subsidies. Such competitors may be operators of existing or newly deployed wireline or wireless telecommunications networks. The Company will also face intense competition due to an increased supply of telecommunications capacity, the effects of deregulation and the development of new technologies, including technologies that will increase the capacity of existing networks.

    The Company anticipates that prices for its 'carrier's carrier' services will continue to decline over the next several years. The Company is aware that certain long distance carriers are expanding their capacity and believes that other long distance carriers, as well as potential new entrants to the industry, are constructing new microwave, fiber optic and other long distance transmission networks in the United States. If industry capacity expansion results in capacity that exceeds overall demand along the Company's routes, severe additional pricing pressure could develop. As a result, within a few years, the Company could face dramatic and substantial price reductions. Such pricing pressure could have a material adverse effect on the business, financial condition and results of operations of the Company.


    While the Company generally will not compete with Telecom Service Providers for end-user customers, the Company may compete, on certain routes, as a 'carrier's carrier' with long-distance carriers such as AT&T, MCI, Sprint Corporation ("Sprint"), WorldCom, Inc. ("WorldCom") and operators of fiber optic systems, such as IXC Communications, Inc., The Williams Companies, Inc. ("Williams"), Qwest and Level 3 Communications, Inc. ("Level 3"), who would otherwise be the Company's customers in second and third tier markets. The Company will also face competition increasingly in the long haul market from local exchange carriers, regional network providers, resellers and satellite carriers and may eventually compete with public utilities and cable companies. In particular, certain ILECs and competitive local exchange carriers ("CLECs") are allowed to provide inter-LATA long distance services. Furthermore, RBOCs will be allowed to provide inter-LATA long distance services within their regions after meeting certain regulatory requirements intended to foster opportunities for local telephone competition. Certain RBOCs have requested regulatory approval to provide inter-LATA data services within their regions. The RBOCs already have extensive fiber optic cable, switching, and other network facilities in their respective regions that can be used for their long distance services after a waiting period. In addition, other new competitors may build additional fiber capacity in the geographic areas served and to be served by the Company.


    The Company may also face competitors seeking to deploy a digital wireless network in the same manner as the Company by leveraging the assets of Incumbents or other owners of telecommunications assets or from Incumbents leveraging their own assets. Although the Company believes its strategy will provide it with a cost advantage, there can be no assurance that technological developments will not result in competitors achieving even greater cost efficiency and therefore a competitive advantage. See "--Risk of Rapid Technological Changes."


    A continuing trend toward business combinations and strategic alliances in the telecommunications industry may create stronger competitors to the Company, as the resulting firms and alliances are likely to have significant technological, marketing and financing resources greater than those available to the Company. See "Business--Competition."


RELIANCE ON EQUIPMENT SUPPLIERS


    The Company currently purchases most of its telecommunications equipment pursuant to an agreement with NEC America, Inc. and its affiliates ("NEC") from whom the Company has agreed to purchase $200 million of equipment by March 31, 2003 and has entered into an equipment purchase agreement with Andrew Equipment Corporation ("Andrew"). Any reduction or interruption in supply from either supplier or any increase in prices for such equipment could have a disruptive effect on the Company. Currently NEC and Northern Telecom Ltd. ("Nortel") are the only manufacturers of SONET radios that are compatible with the Company's proposed system design and reliability standards, although Harris Corporation and Alcatel Alsthom Compagnie Generale d'Electricite SA ("Alcatel") are in the process of developing and testing similar and compatible products. Further, the Company does not manufacture, nor does it have the capability to manufacture, any of the telecommunications equipment used on its network. As a result, the failure of the Company to procure sufficient equipment at reasonable prices and in a timely manner could adversely affect the Company's successful deployment of its network and results of operations. See "Business--Equipment Supply Agreements."

TECHNICAL LIMITATIONS OF THE NETWORK


    The Company will not be able to offer route diversity until such time as it has completed a substantial portion of its mature network. In addition, the Company's network requires a direct line of sight between two antennae (each such interval comprising a "path") which is subject to distance limitations, freespace fade, multipath fade and rain attenuation. In order to meet industry standards for reliability, the maximum length of a single path similar to those being designed by the Company is generally limited to 40 miles and, as a result, intermediate sites in the form of back-to-back terminals or repeaters are required to permit digital wireless transmission beyond this limit based on the climate and topographic conditions of each path. In the absence of a direct line of sight, additional sites may be required to circumvent obstacles, such as tall buildings in urban areas or mountains in rural areas. Topographic conditions of a path and climate can cause reflections of signals from the ground which can affect the transmission quality of digital wireless services. In addition, in areas of heavy rainfall, the intensity of rainfall and the size of the raindrops can affect the transmission quality of digital wireless services. Paths in these areas are engineered for shorter distances to maintain transmission quality and use space diversity, frequency diversity, adaptive power control and forward error correction to minimize transmission errors. The use of additional sites and shorter paths to overcome obstructions, multipath fade or rain attenuation will increase the Company's capital costs. While these increased costs may not be significant in all cases, such costs may render digital wireless services uneconomical in certain circumstances.



    Due to line of sight limitations, the Company currently installs its antennae on towers, the rooftops of buildings or other tall structures. Line of sight and distance limitations generally do not present problems because Incumbents have already selected, developed and constructed unobstructed transmission sites. In certain instances, however, the additional frequencies required for the excess capacity to be installed by the Company may not be available from Incumbents' existing sites. In these instances, the Company generally expects to use other developed sites already owned or leased by such Incumbent. In some instances, however, the Company has encountered, and may in the future encounter, line of sight, frequency blockage and distance limitations that cannot be solved economically. While the effect on the financial condition and results of operations of the Company resulting from such cases has been minimal to date, there can be no assurance that such limitations will not be encountered more frequently as the Company expands its network. Such limitations may have a material adverse effect on the Company's future development costs and results of operations. In addition, the current lack of compression applications for wireless technology limits the Company's ability to increase capacity without significant capital expenditures for additional equipment.



    In order to obtain the necessary access to install its radios, antennae and other equipment required for interconnection to the PSTN or to points of presence ("POP") of the Company's capacity purchasers, the Company must acquire the necessary rights and enter into the arrangements to deploy and operate such interconnection equipment. There can be no assurance that the Company will succeed in obtaining the rights necessary to deploy its interconnection equipment in its market areas on acceptable terms, if at all, or that delays in obtaining such rights will not have a material adverse effect on the Company's development or results of operations.



DEPENDENCE ON INFORMATION AND PROCESSING SYSTEMS



    Sophisticated information and processing systems are vital to the Company's growth and its ability to monitor network performance, provision customer orders for telecommunications capacity, bill customers accurately, provide high-quality customer service and achieve operating efficiencies. As the Company grows, any inability to operate its billing and information and processing systems, or to upgrade internal systems and procedures as necessary, could have a material adverse impact on the Company's ability to reach its objectives, or on its business, financial condition and results of operations.

RISK OF RAPID TECHNOLOGICAL CHANGES

    The telecommunications industry is subject to rapid and significant changes in technology. Although the Company believes that, for the foreseeable future, these changes will neither materially affect the continued use of its network equipment, nor materially hinder its ability to acquire necessary technologies, the effect of technological changes on the business of the Company, such as changes relating to emerging wireline (including fiber optic) and wireless (including broadband) transmission technologies, cannot be predicted. There can be no assurance that (i) the Company's network will not be economically or technically outmoded by technology or services now existing or developed and implemented in the future, (ii) the Company will have sufficient resources to develop or acquire new technologies or to introduce new services capable of competing with future technologies or service offerings or (iii) the cost of the equipment used on its network will decline as rapidly as that of competitive alternatives. The occurrence of any of the foregoing events may have a material adverse effect on the operations of the Company and the ability of the Company to make principal and interest payments on its outstanding indebtedness.

REGULATION

    The Company's arrangements with Incumbents contemplate that the Company's digital network will provide largely "common carrier fixed point-to-point microwave" telecommunications services under Part 101 of the FCC's Rules ("Part 101"), which services are subject to regulation by federal, state and local governmental agencies. Changes in existing federal, state or local laws and regulations, including those relating to the provision of Part 101 telecommunications services, any failure or significant delay in obtaining necessary licenses, permits or renewals, or any expansion of the Company's business that subjects the Company to additional regulatory requirements could have a material adverse effect on the Company's business, financial condition, and results of operations.

    LICENSING BY THE COMPANY AND INCUMBENTS. Many Incumbents whose existing systems operate in the 2 GHz band of the frequency spectrum will be required to relocate their systems and operations to the 6 GHz band or other alternate spectrum. In most instances the Company will enter into a strategic relationship with an Incumbent and, as part of the upgrade of such Incumbent's system, the Company will license the upgraded network in the 6 GHz band, which will depend on its obtaining newly issued Part 101 licenses for the use of existing facilities and infrastructure of such relocated Incumbents.


    The Company intends to establish any such arrangement so as to ensure that there is no DE FACTO transfer of control of a FCC license from an Incumbent, which has obtained authorization from the FCC to operate a Part 101 telecommunications system at the newly occupied 6 GHz location (a "Licensed Incumbent"), to the Company, because such a transfer without FCC consent would violate the FCC's rules. Because any review by the FCC of such an arrangement would be fact specific and would involve the review of conduct that has not yet occurred, there can be no assurance that, if such an arrangement between the Company and a Licensed Incumbent were challenged, the FCC would not deem such an arrangement to constitute an unauthorized transfer of control. Such a finding could result in a restructuring of the arrangement with a Licensed Incumbent or the loss of the FCC license.



    MUTUAL EXCLUSIVITY. Pursuant to its arrangements with Incumbents, the Company will, in most cases, apply to the FCC for new Part 101 licenses to operate in the 6 GHz band. As each such Part 101 license is granted by the FCC with respect to the frequencies to be used between two specific points as designated by specific latitude and longitude coordinates, and as Incumbents already own the infrastructure and sites that comprise each such licensed point along the network, the Company expects to be the first and only entity to apply for these licenses at or near the specific locations and in the frequencies to be designated by the Company, and hence to have licensing priority under the FCC's procedures. There can be no assurance, however, that other entities will not seek licenses to operate in the same portion of the frequency spectrum as the Company in locations geographically close to those designated by the Company.

    In the event that a mutually exclusive situation were to arise, the FCC may hold a comparative hearing to decide which applicant will be awarded the relevant licenses, in which case there can be no assurance that the Company would be able to obtain the desired license. In the event that numerous mutually exclusive applications were to be filed, the FCC may decide to impose a filing freeze with respect to additional applications, and would, in the interim, decide on the most appropriate manner in which to resolve the mutual exclusivity. In this vein, the FCC may decide to seek from Congress enabling legislation that would permit the FCC to hold an auction in order to determine which of the competing applicants would obtain the sought-after licenses, in which case the Company could be required to pay potentially large sums in order to obtain the necessary license, and there would be no assurance that the Company would be able to obtain any auctioned licenses. The FCC might also decide to impose fees on the use of the desired spectrum, in which case the Company would be required to pay potentially large sums in order to obtain and use its FCC licenses.



    FREQUENCY COORDINATION. Prior to applying to the FCC for authorization to use portions of the 6 GHz band, the Company must coordinate its use of the frequency with any existing licensees, permittees, and applicants in the same area whose facilities could be subject to interference as a result of the Company's proposed use of the spectrum. There can be no assurance in any particular case that the Company will not encounter other entities and proposed uses of the desired spectrum that would interfere with the Company's planned use, and that the Company will be able to coordinate successfully such usage with such entities. See "--Technical Limitations of the Network." If the Company were unable to coordinate effectively with other users of or applicants for the spectrum at a substantial number of proposed sites, there can be no assurance that the Company would be able to obtain and retain the licenses necessary for the successful operation of the Company's network.



    FCC LICENSE REQUIREMENTS. As part of the requirements of obtaining a Part 101 license, the FCC requires the Company to demonstrate the site owner's compliance with the reporting, notification and technical requirements of the Federal Aviation Administration ("FAA") with respect to the construction, installation, location, lighting and painting of transmitter towers and antennae, such as those to be used by the Company in the operation of its network. Specifically, the FCC requires compliance with the FAA's notification requirement, and where such notification is required, a "no hazard" determination from the FAA before granting a license with respect to a particular facility. Any failure by the Company to comply with the FAA's notification procedures, any finding of a hazard by the FAA with respect to a proposed new or substantially modified facility, or any delay on the part of the FAA in making such a finding, may have an adverse effect on the Company's ability to obtain in a timely manner all necessary FCC licenses in accordance with its business plan.



    In addition to FAA requirements, in order to obtain the Part 101 licenses necessary for the operation of its network, the Company, and in some cases Licensed Incumbents, must file applications with the FCC for such licenses and demonstrate compliance with routine technical and legal qualification to be an FCC licensee. The Company must also obtain FCC authorization before transferring control of any of its licenses or making certain modifications to a licensed facility. Such requirements for obtaining such Part 101 licenses and for transferring such licenses include items such as certifying to the FCC that frequency coordination has been completed, disclosing the identity and relationship of all entities directly or indirectly owning or controlling the applicant, and demonstrating the applicant's legal, technical and other qualifications to be an FCC licensee. Nevertheless, there can be no assurance that the Company or any Licensed Incumbent will obtain all of the licenses or approvals necessary for the operation of the Company's business, the transfer of any license, or the modification of any facility, or that the FCC will not impose burdensome conditions or limitations on any such license or approval.



    CONSTRUCTION OF FACILITIES AND CHANNEL LOADING REQUIREMENTS. Under the FCC's rules, the Company is required to have each licensed Part 101 facility constructed and "in operation" (I.E., capable of providing service), and to complete each authorized modification to an existing facility, within 18 months of the grant of the necessary license or approval. Failure to meet the FCC's timetable for construction or operation or to obtain an extension of said timetable will automatically cancel the underlying license or approval, to the detriment of the Company's ability to execute its business plan. A license or authorization will also lapse if, after construction and operation, the facility is removed or altered to render it non-operational for a period of 30 days or more. Similarly, the FCC's rules provide that, in the absence of the Company obtaining a waiver of such rule, any authorized Part 101 station that fails to transmit operational traffic during any 12 consecutive months after construction is complete is considered permanently discontinued under the FCC's rules, and its underlying license is forfeited. In addition, the FCC requires that a certain portion of the available channels on Part 101 digital systems be loaded with traffic within 30 months of licensing. There can be no assurance that the Company's Part 101 licenses will not lapse because of failure to meet the FCC's construction or channel loading benchmarks or to obtain an extension of such deadlines, or because of the Company's failure to comply with the FCC's requirements with respect to operational traffic.


    FCC LICENSE RENEWAL. The Part 101 licenses obtained by the Company or a Licensed Incumbent have been and will be issued for a term of 10 years, after which such licenses will have to be renewed by the filing of applications with the FCC. Although such renewals are typically granted routinely, there can be no assurance that necessary license renewals will be granted by the FCC.



    PROVISION OF COMMON AND PRIVATE CARRIER SERVICES. The Company's and Licensed Incumbents' Part 101 licenses allow the Company to sell excess capacity on its network to the customers targeted under the Company's business plan. Although the Part 101 licenses that the Company and Licensed Incumbents hold are designated for "common carriers," under the FCC's rules, a Part 101 licensee may provide both common carriage and private carriage over Part 101 facilities. The Company is currently offering, and expects to offer in the future, its services on a private carrier basis. The Company's private carrier services are essentially unregulated, while any common carrier offerings would be subject to additional regulations and reporting requirements including payment of additional fees and compliance with additional rules and regulations including that any such services must be offered pursuant to filed tariffs and non-discriminatory terms, rates and practices. There can be no assurance that the FCC will not find that some or all of the private carrier services offered by the Company are in fact common carrier services, and thus subject to such additional regulations and reporting requirements including the non-discrimination and tariff filing requirements imposed on common carriers, in which case the Company may be required to pay additional fees or adjust, modify or cease provision of certain of its services in order to comply with any such regulations, including offering such services on the same terms and conditions to all of those seeking such services, and pursuant to rates made public in tariff filings at the FCC.



    FOREIGN OWNERSHIP. As the licensee of facilities designated for common carriage, the Company is subject to Section 310(b)(4) of the Communications Act of 1934, as amended (the "Communications Act"), which by its terms restricts the holding company of an FCC common carrier licensee (the Company is such a holding company, because it expects to hold all FCC licenses indirectly, through subsidiaries) to a maximum of 25% foreign ownership and/or voting control. The FCC has determined that it will allow a higher level (up to 100%) on a blanket basis with respect to all common carrier licensees, but only for foreign ownership by citizens of, or companies organized under the laws of, World Trade Organization ("WTO") member countries. The FCC continues to apply the 25% foreign ownership limitation with respect to citizens or corporations of non-WTO nations.



    Although the Company is presently, and upon completion of the Initial Public Offering will be, within the 25% foreign ownership limitation, there can be no assurance that, as a result of future financings, the Company will not exceed this limitation, in which case the Company would have to analyze its foreign ownership with respect to the WTO status of the nations with which the Company's foreign owners are associated. In addition, if any Incumbent elects to be a Licensed Incumbent on the portion of the Company's network relating to its system, such Licensed Incumbent would also be subject to such foreign ownership restrictions. If such analysis showed that the Company or any Licensed Incumbent had more than 25% foreign ownership from non-WTO member nations, the Company or such Licensed Incumbent, as the case may be, would have to seek a further ruling from the FCC and/or reduce its non-WTO foreign ownership. In the event that a Licensed Incumbent were to choose to hold the relevant Part 101 license itself, and not through a holding company, that Licensed Incumbent would be subject to Section 310(b)(3) of the Communications Act, which limits direct foreign ownership of FCC licenses to 20%. The FCC does not have discretion to waive this limitation, and there can be no assurance than such a Licensed Incumbent would not exceed the 20% limitation, in which case the Licensed Incumbent would be required to reduce its foreign ownership in order to obtain or retain its Part 101 license.


    STATE AND LOCAL REGULATION. Although the Company expects to provide most of its services on an interstate basis, in those instances where the Company provides service on an intrastate basis, the Company may be required to obtain a certification to operate from state utility commissions in certain of the states where such intrastate services are provided, and may be required to file tariffs covering such intrastate services. In addition, the Company may be required to obtain authorizations from or notify such states with respect to certain transfers or issuances of capital stock of the Company. The Company does not expect any such state or local requirements to be burdensome; however, there can be no assurance that the Company will obtain all of the necessary state and local approvals and consents or that the failure to obtain such approvals and consents will not have a material adverse affect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that Incumbents will be able to obtain all necessary authorizations or permits from state or local authorities, or that state or local authorities will not impose burdensome taxes, requirements or conditions on the Incumbent or the Company.


RADIO FREQUENCY EMISSION CONCERNS

    The use of wireless equipment may pose health risks to humans due to radio frequency ("RF") emissions from the radios and antennae. Any allegations of health risks, if proven, could result in liability on the part of the Company. The FCC recently adopted new guidelines and methods for evaluating the environmental effects of RF emissions from FCC regulated transmitters, including wireless antennae which are more stringent than those previously in effect. The FCC also incorporated into its rules provisions of the Communications Act which preempt state or local government regulation of wireless service facilities based on environmental effects, to the extent such facilities comply with the FCC's rules concerning such RF emissions. The Company cannot predict whether more stringent laws or regulations will be enacted in the future. Compliance with more stringent laws or regulations regarding RF emissions could in the future require material expenditures by the Company which could have a material adverse effect on the Company's business, financial condition and results of operations.

CONTROL BY EXISTING STOCKHOLDERS


    The Company's existing equity investors, including Spectrum, NEA, Onset Enterprise Associates II, L.P., Toronto Dominion Capital (U.S.A.) Inc. and Grotech Partners IV, L.P. (collectively, the "Original Investors"), David Schaeffer, Chairman of the Company, and Richard A. Jalkut, Chief Executive Officer of the Company, beneficially own approximately 84% of the Common Stock on a pro forma basis after giving effect to the Transactions. As a result, the Original Investors and Messrs. Schaeffer and Jalkut have the ability to control the election of the members of the Company's Board of Directors and the outcome of all corporate actions requiring stockholder approval. The Original Investors, as stockholders of the Company and through their ability to control the election of directors, may authorize actions that could have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including an attempt that might result in the receipt of a premium over the market price for the shares held by such stockholder. See "Security Ownership of Certain Beneficial Owners and Management."

INVESTMENT COMPANY ACT CONSIDERATIONS


    After the consummation of the Transactions, the Company will have substantial cash, cash equivalents and short-term investments. The Company intends to invest the proceeds of its financing activities so as to preserve capital by investing primarily in short-term instruments consistent with prudent cash management and not primarily for the purpose of achieving investment returns. Investment in securities primarily for the purpose of achieving investment returns could result in the Company being treated as an "investment company" under the Investment Company Act of 1940 (the "1940 Act"). The 1940 Act requires the registration of, and imposes various substantive restrictions on, investment companies that are, or hold themselves out as being, engaged primarily, or propose to engage primarily in, the business of investing, reinvesting or trading in securities, or that fail certain statistical tests regarding the composition of assets and sources of income and are not primarily engaged in businesses other than investing, reinvesting, owning, holding or trading securities.


    The Company believes that it is primarily engaged in a business other than investing, reinvesting, owning, holding or trading securities and, therefore, is not an investment company within the meaning of the 1940 Act. If the Company were required to register as an investment company under the 1940 Act, it would become subject to substantial regulation with respect to its capital structure, management, operations, transactions with affiliated persons (as defined in the 1940 Act) and other matters. Application of the provisions of the 1940 Act to the Company would have a material adverse effect on the Company's business, financial condition and results of operations.

RISK OF DETERMINATION OF A FRAUDULENT CONVEYANCE

    If the court in a lawsuit brought by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy or the Company as a debtor-in-possession, were to find under relevant federal or state fraudulent conveyance statutes that the Company did not receive fair consideration or reasonably equivalent value for certain of the indebtedness, including the Notes, incurred by the Company, and that, at the time of such incurrence, the Company (i) was insolvent, (ii) was rendered insolvent by reason of such incurrence or grant, (iii) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital or
(iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court, subject to applicable statutes of limitation, could void the Company's obligations under the Notes, subordinate the Notes to other indebtedness of the Company or take other action detrimental to the holders of the Notes.

    The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent for these purposes if the sum of that company's debts is greater than the fair value of all of that company's property, or if the present fair salable value of that company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the Notes, if it determined that such transaction was made with intent to hinder, delay or defraud creditors, or a court could subordinate the indebtedness, including the Notes, to the claims of all existing and future creditors on similar grounds. There can be no assurance as to what standard a court would apply in order to determine whether the Company was "insolvent" in connection with the sale of Existing Notes or the issuance of New Notes pursuant to this Exchange Offer.

ABSENCE OF PUBLIC MARKET

    There is no public trading market for the New Notes, and the Company does not intend to apply for listing of New Notes, on any national securities exchange or for quotation of the New Notes on any automated dealer quotation system. No assurance can be given as to the liquidity of the trading market for the New Notes or that an active public market for the New Notes will develop. If an active trading market for the New Notes does not develop, the market price and liquidity of the New Notes may be adversely affected. If the New Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Existing Notes who do not exchange their Existing Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Existing Notes as set forth in the legend thereon as a consequence of the issuance of the Existing Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Existing Notes may not be offered or sold unless registered under the Securities Act and applicable state laws, or pursuant to an exemption therefrom. The Company does not intend to register the Existing Notes under the Securities Act, other than in the limited circumstances contemplated by the Registration Rights Agreement. In addition, any holder of Existing Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for untendered or tendered but unaccepted Existing Notes could be adversely affected. See "The Exchange Offer--Consequences of Failure to Exchange; Resales of New Notes."

NECESSITY TO COMPLY WITH EXCHANGE OFFER PROCEDURES

    To participate in the Exchange Offer, and to avoid the restrictions on transfer of the Existing Notes, holders of Existing Notes must transmit a properly completed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at one of the addresses set forth below under "The Exchange Offer--Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Existing Notes must be received by the Exchange Agent along with the Letter of Transmittal or
(ii) a timely confirmation of a book-entry transfer described in this Prospectus, must be received by the Exchange Agent on or prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described in this Prospectus. See "The Exchange Offer."

                               THE EXCHANGE OFFER

GENERAL

    The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), to exchange up to $350.0 million aggregate principal amount of New Notes for a like aggregate principal amount of Existing Notes properly tendered on or prior to the Expiration Date and not withdrawn as permitted pursuant to the procedures described below. The Exchange Offer is being made with respect to all of the Existing Notes. The total aggregate principal amount of Existing Notes and New Notes will in no event exceed $350.0 million.

    As of the date of this Prospectus, $350.0 million aggregate principal amount of the Existing Notes are outstanding. This Prospectus, together with the Letter
of Transmittal, is first being sent on or about         , 1998, to all holders
of Existing Notes known to the Company. The Company's obligation to accept Existing Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Conditions to the Exchange Offer" below.

PURPOSE OF THE EXCHANGE OFFER

    The Existing Notes were issued by the Company on April 8, 1998 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the Existing Notes may not be reoffered, resold, or otherwise transferred in the United States unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

    In connection with the issuance and sale of the Existing Notes, the Company entered into the Registration Rights Agreement, which requires the Company to file on or before June 7, 1998 (60 days after the date of issuance of the Existing Notes) a registration statement relating to the Exchange Offer (or use its best efforts to file a shelf registration statement relating to resales of the Existing Notes) and to use its best efforts to cause the registration statement relating to the Exchange Offer or the shelf registration statement to become effective on or before September 5, 1998 (150 days after the date of issuance of the Existing Notes). The Exchange Offer is being made by the Company to satisfy certain of their obligations with respect to the Registration Rights Agreement.

    Based on certain no-action letters issued by the staff of the Commission to third parties in unrelated transactions, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases New Notes from the Company to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes and are not participating in, and do not intend to participate in, the distribution of such New Notes. The Company has not sought, and does not intend to seek, its own no-action letter with regard to the Exchange Offer. Accordingly, there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Any holder of Existing Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Thus, any New Notes acquired by such holders will not be freely transferable except in compliance with the Securities Act. A secondary resale transaction in the United States by a holder using the Exchange Offer to participate in a distribution of Existing Notes must be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K under the Securities Act. See "--Consequences of Failure to Exchange; Resale of New Notes."

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENT

    The Exchange Offer will expire at 5:00 p.m., New York City time, on
            , 1998, unless the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open (such date, as it may be extended, is referred to herein as the "Expiration Date"). The Expiration Date will be at least 20 business days after the commencement of the Exchange Offer in accordance with Rule 14e-1(a) under the Exchange Act. In addition, the Company has agreed in the Registration Rights Agreement to keep the Exchange Offer open for not less than 20 business days after the date that notice thereof is first mailed to the holders of the Existing Notes. The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Existing Notes, by giving oral notice (promptly confirmed in writing) or written notice to the Exchange Agent and by giving written notice of such extension to the holders thereof or by press release or other public announcement communicated, unless otherwise required by applicable law or regulation, in each case, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Existing Notes previously tendered will remain subject to the Exchange Offer unless properly withdrawn.

    In addition, the Company expressly reserves the right to terminate or amend the Exchange Offer and not to accept for exchange any Existing Notes not theretofore accepted for exchange upon the occurrence of any of the events specified below under "--Conditions to the Exchange Offer." If any such termination or amendment occurs, the Company will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Existing Notes as promptly as practicable.

    For purposes of the Exchange Offer, the term "business day" has the meaning set forth in Rule 14d-1(c)(6) under the Exchange Act.

PROCEDURES FOR TENDERING EXISTING NOTES

    The tender to the Company of Existing Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal.

    A holder of Existing Notes may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Existing Notes being tendered and any required signature guarantees, to the Exchange Agent at its address set forth below on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below. A tender will not be deemed to have been timely received if the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Existing Notes is mailed prior to the Expiration Date but is received by the Exchange Agent after the Expiration Date.

    THE METHOD OF DELIVERY OF EXISTING NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL PROPERLY INSURED WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY. NO EXISTING NOTES OR LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE COMPANY.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Existing Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Existing Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the amount of an

Eligible Institution (as defined herein). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered U.S. national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Existing Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Existing Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

    The Exchange Agent will make a request within two business days after the date of receipt of this Prospectus to establish accounts with respect to the Existing Notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Existing Notes by causing such book-entry transfer facility to transfer such Existing Notes into the Exchange Agent's account with respect to the Existing Notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of Existing Notes may be effected through book-entry transfer into the Exchange Agent's account at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

    If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Existing Note to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its address set forth below on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Existing Notes are registered and, if possible, the certificate numbers of the Existing Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the Expiration Date the Existing Notes in proper form for transfer (or a confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Existing Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

    A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Existing Notes (or a confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at the book-entry transfer facility) is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of New Notes in exchange for Existing Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Existing Notes.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Existing Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Existing Notes not timely or properly tendered or to not accept any particular Existing Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Existing Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Existing Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Existing Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Existing Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

    If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Existing Notes, such Existing Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Existing Notes.

    If the Letter of Transmittal or any Existing Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, proper evidence satisfaction to the Company of their authority to so act must be submitted.

    By tendering, each holder will represent to the Company in the Letter of Transmittal that, among other things, the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, that neither the holder nor any such other person is participating in or intends to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company.

    Each broker-dealer that receives New Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be deemed to be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. See "Plan of Distribution."

WITHDRAWAL RIGHTS

    Tender of Existing Notes may be withdrawn at any time prior to the close of business, New York City time, on the Expiration Date.

    For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission (receipt confirmed by telephone) or letter must be received by the Exchange Agent prior to the Expiration Date at its address set forth below. Any such notice of withdrawal must (i) specify the name of the person having tendered the Existing Notes to be withdrawn (the "Depositor"),
(ii) identify the Existing Notes to be withdrawn (including the certificate number or numbers and principal amount of such Existing Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Existing Notes were tendered or as otherwise described above (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee under the Indenture register the transfer of such Existing Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Existing Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination will be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Existing Notes which have been tendered for exchange and which are properly withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after such withdrawal. Properly withdrawn Existing Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Existing Notes" above at any time on or prior to the Expiration Date.

ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Existing Notes properly tendered and will issue the New Notes promptly after acceptance of the Existing Notes. See "--Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Existing Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

    For each Existing Note accepted for exchange, the holder of such Existing Note will receive a New Note having a principal amount equal to that of the surrendered Existing Note.

    In all cases, issuance of New Notes for Existing Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Existing Notes or a timely book-entry confirmation of such Existing Notes into the Exchange Agent's account at the book-entry transfer facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Existing Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Existing Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Existing Notes will be returned without expense to the tendering holder thereof (or, in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Existing Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration of the Exchange Offer.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Existing Notes and may terminate or amend the Exchange Offer if at any time on or after the date of this Prospectus and prior to the Expiration Date any of the following events shall occur:

 (i) any action or proceeding shall have been instituted or threatened in any court or before any governmental agency or body that in the Company's judgment would reasonably be expected to prohibit, prevent or otherwise impair the ability of the Company to proceed with the Exchange Offer;

 (ii) there shall occur a change in the current interpretation of the staff of the Commission which current interpretation permits the New Notes issued pursuant to the Exchange Offer in exchange for the Existing Notes to be offered for resale, resold or otherwise transferred by holders thereof (other than (i) a broker-dealer who purchases such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such

      New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of the New Notes;

(iii) a law, statute, rule or regulation shall have been adopted or enacted which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

 (iv) a stop order shall have been issued by the Commission or any state securities authority suspending the effectiveness of the Registration Statement or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), or proceedings shall have been initiated or, to the knowledge of the Company, threatened for that purpose, or any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby; or

 (v) any change, or any development involving a prospective change, in the business or financial affairs of the Company has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company, in whole or in part, at any time from time to time, if it determines in its reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, subject to applicable law. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Existing Notes and return any Existing Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Existing Notes tendered prior to the Expiration Date, subject to the rights of such holders of tendered Existing Notes to withdraw their tendered Existing Notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Existing Notes that have not been withdrawn or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a post-effective amendment to the Registration Statement of which this Prospectus is a part and will distribute an amended or supplemented Prospectus to each registered holder of Existing Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver or amendment and the manner of disclosure to the registered holders of the Existing Notes, if the Exchange Offer would otherwise expire during such period.

    The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered for exchange.

EXCHANGE AGENT

    The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below:

BY HAND, OVERNIGHT COURIER OR
BY MAIL (INSURED OR REGISTERED
RECOMMENDED):                                  BY FACSIMILE:
  The Bank of New York                         (212) 815-
    Reorganization Section                     Confirm by Telephone
    Corporate Trust Operations                 (212) 815-
    101 Barclay Street (7 East)
    New York, NY 10286

Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent at the address and telephone number set forth in the Letter of Transmittal.

    DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

SOLICITATION OF TENDERS; FEES AND EXPENSES

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The cash expenses to be incurred by the Company in connection with the Exchange Offer will be paid by the Company.

    No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company.

    Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Existing Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

TRANSFER TAXES

    The Company will pay all transfer taxes, if any, applicable to the exchange of Existing Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Existing Notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Existing Notes tendered, or if tendered Existing Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Existing Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    The New Notes will be recorded at the carrying value of the Existing Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the exchange of New Notes for Existing Notes. Expenses incurred in connection with the issuance of the New Notes will be amortized over the remaining term of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE; RESALES OF NEW NOTES

    Holders of Existing Notes who do not exchange their Existing Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Existing Notes as set forth in the legend thereon as a consequence of the issuance of the Existing Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. Existing Notes not exchanged pursuant to the Exchange Offer will continue to remain outstanding in accordance with their terms. In general, the Existing Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Existing Notes under the Securities Act. However, if (i) because of any change in law or in currently applicable interpretations of the Commission, the Company determines that it is not permitted to effect the Exchange Offer, (ii) the registration statement relating to the Exchange Offer is not declared effective within 10 days after the date of issuance of the Existing Notes or the Exchange Offer is not consummated within 180 days after the date of issuance of the Existing Notes,
(iii) any holder of Existing Notes other than the initial purchasers of the Existing Notes from the Company notifies the Company that it is not eligible to participate in the Exchange Offer, elects to participate in the Exchange Offer but does not receive fully tradeable New Notes pursuant to the Exchange Offer, then the Company is obligated, as promptly as practicable, to file a shelf registration statement (a "Shelf Registration Statement") on the appropriate form under the Securities Act relating to the then outstanding Existing Notes.

    Based on certain no-action letters issued by the staff of the Commission to third parties in unrelated transactions, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases New Notes from the Company to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes and are not participating in, and do not intend to participate in, the distribution of such New Notes. The Company has not sought, and does not intend to seek, its own no-action letter with regard to the Exchange Offer. Accordingly, there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. If any holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds Existing Notes that were acquired for its own account as a result of market making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes. Each such broker-dealer that receives New Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be deemed to be an "underwriter" within the meaning of the Securities Act and must acknowledge in the Letter of Transmittal that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. A secondary resale transaction in the United States by a holder using the Exchange Offer to participate in a distribution of Existing Notes must be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K under the Securities Act. See "Plan of Distribution."

    In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdiction as any holder of the Existing Notes reasonably requests in writing.

    Participation in the Exchange Offer is voluntary, and holders of Existing Notes should carefully consider whether to participate. Holders of the Existing Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

    As a result of the making of, and upon acceptance for exchange of all validly tendered Existing Notes pursuant to the terms of, this Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of Existing Notes who do not tender their Existing Notes in the Exchange Offer will continue to hold such Existing Notes and will be entitled to all the rights, and limitations applicable thereto, under the Indenture, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. See "Description of the Notes." All untendered Existing Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Existing Notes could be adversely affected.

    The Company may in the future seek to acquire untendered Existing Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

                                USE OF PROCEEDS


    There will be no proceeds to the Company from the exchange of the New Notes for Existing Notes pursuant to the Exchange Offer. The Exchange Offer is intended solely to satisfy certain of the Company's obligations under the Registration Rights Agreement. Upon the closing of the Debt Offering, the Company used approximately 81.1 million of the net proceeds to purchase Pledged Securities (in such amount as will be sufficient to provide for payment in full of the first four interest payments due on the Notes) that are pledged as security for repayment of the Notes. The Company intends to use the remaining proceeds from the Debt Offering, together with the proceeds of the other Transactions, for capital expenditures (including radio electronics, transmission equipment, other telecommunications assets and installation costs), working capital, the funding of operating losses and other general corporate purposes. The Company expects that through the middle of 2000 approximately 75% of its capital requirements will be for telecommunications and transmission equipment and that the majority of the remaining capital requirements of the Company will be for installation and other site construction related costs. The net proceeds from the Debt Offering, together with the proceeds from the other Transactions, are expected to provide the Company with adequate resources to meet its projected capital requirements through the middle of 2000, at which time the Company expects to have completed 21,000 route miles of its network. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company currently intends to allocate substantial proceeds to each of the foregoing uses; however, the precise allocation of funds among these uses will depend on future technological, regulatory and other developments in or affecting the Company's business, the competitive climate in which it operates and the emergence of future opportunities.

                                 CAPITALIZATION


    The following table sets forth the cash, Pledged Securities and capitalization of the Company, as of March 31, 1998, (i) on an actual basis;
(ii) on a pro forma basis as adjusted to give effect to the Debt Offering and the 1998 Private Equity Investment; (iii) on a pro forma basis as further adjusted to give effect to the Initial Public Offering assuming an initial public offering price of $16.00 per share (the midpoint of the range set forth in the registration statement relating to the Initial Public Offering) in each case as if the same occurred on March 31, 1998, and the Preferred Stock Conversion. The actual capitalization data as of March 31, 1998 are derived from the Company's unaudited financial statements included elsewhere in this Prospectus. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.



                                                              AS OF MARCH 31, 1998
                                                      ------------------------------------
                                                                   PRO FORMA    PRO FORMA
                                                                      AS       AS FURTHER
                                                        ACTUAL    ADJUSTED(1)  ADJUSTED(2)
                                                      ----------  -----------  -----------
Cash and cash equivalents (excluding restricted
  cash)(3)..........................................  $4,856,610  $282,447,857 $351,447,705
                                                      ----------  -----------  -----------
                                                      ----------  -----------  -----------
Pledged Securities(4)...............................  $   --      $81,128,751  $81,128,751
                                                      ----------  -----------  -----------
                                                      ----------  -----------  -----------
Total debt:
  Senior Notes(5)...................................  $   --      $345,905,000 $345,905,000
                                                      ----------  -----------  -----------
Preferred stock:
  Series A convertible preferred stock, par value
    $0.01 per share, 1,000,000 shares authorized;
    1,000,000 shares issued and outstanding, actual
    and pro forma as adjusted; none issued or
    outstanding, pro forma as further adjusted......   1,000,000    1,000,000      --
  Series B convertible preferred stock, par value
    $0.01 per share, 1,651,046 shares authorized;
    1,651,046 shares issued and outstanding, actual
    and pro forma as adjusted; none issued or
    outstanding, pro forma as further adjusted......   5,008,367    5,008,367      --
  Series C convertible preferred stock, par value
    $0.01 per share, 2,819,549 shares authorized;
    939,850 shares issued and outstanding actual;
    2,819,549 shares issued and outstanding pro
    forma as adjusted; none issued or outstanding,
    pro forma as further adjusted...................   9,961,274   29,961,272      --
  Preferred stock, par value $0.01 per share, no
    shares authorized, issued or outstanding, actual
    and pro forma as adjusted; 10,000,000 shares
    authorized and none issued or outstanding, pro
    forma as further adjusted.......................      --          --           --
                                                      ----------  -----------  -----------
      Total preferred stock.........................  15,969,641   35,969,639      --
                                                      ----------  -----------  -----------
  Stockholders' equity (deficit):
  Common Stock, par value $0.01 per share,
    10,200,000 shares authorized; 2,902,358 shares
    issued and outstanding pro forma as adjusted;
    60,000,000 shares authorized and 23,454,574
    shares issued and outstanding, pro forma as
    further adjusted(6).............................      29,024       29,024      234,546
  Additional paid in capital........................     382,047    4,477,047  109,141,012
  Deficit accumulated during development stage......  (8,851,702)  (8,851,702)  (8,851,702)
                                                      ----------  -----------  -----------
      Total stockholders' equity (deficit)..........  (8,440,631)  (4,345,631) 100,523,856
                                                      ----------  -----------  -----------
        Total capitalization........................  $7,429,010  $377,529,008 $446,428,856
                                                      ----------  -----------  -----------
                                                      ----------  -----------  -----------



                                           FOOTNOTES CONTINUED ON FOLLOWING PAGE

------------------------------
(1) Gives pro forma effect to the Debt Offering and the 1998 Private Equity Investment as if each occurred on March 31, 1998.

(2) Gives pro forma effect to the transactions described in footnote (1) above, the Initial Public Offering and the Preferred Stock Conversion.

(3) Cash and cash equivalents excludes approximately $289,000 of restricted cash held in escrow to secure the Company's obligations under its FPM Agreement with Texaco Pipeline, Inc. Cash and cash equivalents on a pro forma basis as further adjusted includes the net cash proceeds of the Initial Public Offering.


(4) The Company used $81.1 million of the net proceeds from the Debt Offering to purchase the Pledged Securities. The Pledged Securities secure the Notes and are sufficient to provide for payment in full of interest due on the Notes through April 15, 2000. See "Description of the Notes."



(5) Of the $350.0 million gross proceeds of the Debt Offering, $345.9 million and $4.1 million were allocated to the Notes and the Warrants, respectively. No assurance can be given that the value allocated to the Warrants will be indicative of the prices at which the Warrants may actually trade.



(6) Common Stock excludes (i) 2,541,381 shares of Common Stock issuable upon exercise of outstanding options and (ii) 1,143,248 shares of Common Stock issuable upon exercise of the Warrants. See "Management--1995 Stock Option Plan," "--1997 Stock Incentive Plan" and "Description of the Notes."

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The following balance sheet data of the Company as of December 31, 1996 and 1997 and statement of operations data for the periods from inception to December 31, 1995 the twelve months ended December 31, 1996 and 1997 and the period from August 25, 1995 (date of inception) to December 31, 1997, have been derived from the Company's financial statements and the notes thereto, included elsewhere in this Prospectus, which have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report included herein. Such summary statement of operations and balance sheet data should be read in conjunction with such audited financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The following balance sheet data of the Company as of December 31, 1995 have been derived from the Company's audited financial statements which are not included in this Prospectus, which have been audited by PricewaterhouseCoopers LLP. The following balance sheet data as of March 31, 1997 and 1998 and statement of operations data for the three months ended March 31, 1997 and 1998 and the period from August 25, 1995 (date of inception) to March 31, 1998 have been derived from unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. In the opinion of management, the unaudited financial statements of the Company have been prepared on the same basis as the audited financial statements and include all adjustments necessary for the fair presentation of financial position and results of operations at these dates and for these periods, which adjustments are only of a normal recurring nature. The results of the three months ended March 31, 1998, as reported, are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.


                            PERIOD FROM                                              PERIOD FROM
                          AUGUST 25, 1995                                          AUGUST 25, 1995
                             (DATE OF                     YEAR ENDED                  (DATE OF
                           INCEPTION) TO                 DECEMBER 31,               INCEPTION) TO
                           DECEMBER 31,         ------------------------------      DECEMBER 31,
                               1995                 1996             1997               1997
                        -------------------     -------------    -------------    -----------------
STATEMENT OF
  OPERATIONS DATA:
Revenue.............       $          --        $       1,000    $     162,500      $     163,500
                              ----------        -------------    -------------    -----------------
Expenses:
  Cost of revenue...                  --                   --               --                 --
  General and
    administrative..             290,318              913,646        3,537,926          4,741,890
  Research and
    development.....              19,038              226,021               --            245,059
  Legal and
    consulting......             120,083              202,651          755,817          1,078,551
                              ----------        -------------    -------------    -----------------
  Total expenses....             429,439            1,342,318        4,293,743          6,065,500
                              ----------        -------------    -------------    -----------------
Net operating
loss................            (429,439)          (1,341,318)      (4,131,243)        (5,902,000)
Interest
expense(a)..........                  --             (415,357)              --           (415,357)
Interest and other
  income, net.......               2,613               13,040          153,843            169,496
                              ----------        -------------    -------------    -----------------
  Net loss..........       $    (426,826)       $  (1,743,635)   $  (3,977,400)     $  (6,147,861)
                              ----------        -------------    -------------    -----------------
                              ----------        -------------    -------------    -----------------
Basic and diluted
  loss per common
  share.............       $       (0.15)       $       (0.60)   $       (1.37)     $       (2.12)
                              ----------        -------------    -------------    -----------------
                              ----------        -------------    -------------    -----------------
Weighted average
  number of common
  shares
  outstanding.......           2,900,000            2,900,000        2,900,000          2,900,000
                              ----------        -------------    -------------    -----------------
                              ----------        -------------    -------------    -----------------
BALANCE SHEET DATA
  (AT PERIOD END):
Cash and cash
  equivalents.......       $      82,973        $   2,318,037    $   7,831,384
Property and
  equipment, net....               8,551               46,180        7,207,094
Total assets........              91,524            2,365,912       16,097,688
Total liabilities...              17,350              145,016        5,892,918
Convertible
  preferred stock...             500,000            4,008,367       15,969,641
Stockholders' equity
  (deficit).........       $    (425,826)       $  (1,787,471)   $  (5,764,871)

OTHER FINANCIAL
  DATA:
Ratio of earnings to
  fixed
  charges(b)........       -LESS THAN- 1        -LESS THAN- 1    -LESS THAN- 1      -LESS THAN- 1
Deficiency of
  earnings to fixed
  charges...........       $  426,813           $ 1,326,812      $ 3,939,176        $  528,710

                                                             PERIOD FROM
                                                           AUGUST 25, 1995
                              THREE MONTHS ENDED              (DATE OF
                                  MARCH 31,                 INCEPTION) TO
                        ------------------------------        MARCH 31,
                            1997             1998               1998
                        -------------    -------------    -----------------
STATEMENT OF
  OPERATIONS DATA:
Revenue.............    $      10,000    $     100,000      $     263,500
                        -------------    -------------    -----------------
Expenses:
  Cost of revenue...               --          714,740            714,740
  General and
    administrative..          486,630        1,922,217          6,664,107
  Research and
    development.....               --               --            245,059
  Legal and
    consulting......           71,324          225,813          1,304,364
                        -------------    -------------    -----------------
  Total expenses....          557,954        2,862,770          8,928,270
                        -------------    -------------    -----------------
Net operating
loss................         (547,954)      (2,762,770)        (8,664,770)
Interest
expense(a)..........               --               --           (415,357)
Interest and other
  income, net.......           17,107           77,929            247,425
                        -------------    -------------    -----------------
  Net loss..........    $    (530,847)   $  (2,684,841)     $  (8,832,702)
                        -------------    -------------    -----------------
                        -------------    -------------    -----------------
Basic and diluted
  loss per common
  share.............    $       (0.18)   $       (0.93)     $       (3.05)
                        -------------    -------------    -----------------
                        -------------    -------------    -----------------
Weighted average
  number of common
  shares
  outstanding.......        2,900,000        2,901,022          2,900,097
                        -------------    -------------    -----------------
                        -------------    -------------    -----------------
BALANCE SHEET DATA
  (AT PERIOD END):
Cash and cash
  equivalents.......    $   1,688,533    $   4,856,610
Property and
  equipment, net....           77,453        9,964,580
Total assets........        1,767,681       15,266,642
Total liabilities...           77,633        7,737,632
Convertible
  preferred stock...        4,008,367       15,969,641
Stockholders' equity
  (deficit).........    $  (1,690,048)   $  (8,440,631)
OTHER FINANCIAL
  DATA:
Ratio of earnings to
  fixed
  charges(b)........    -LESS THAN- 1    -LESS THAN- 1      -LESS THAN- 1
Deficiency of
  earnings to fixed
  charges...........    $ 5,692,801      $ 2,654,831        $ 8,347,632


------------------------
(a) Relates to a beneficial conversion feature of a bridge loan. See Note 5 to the financial statements included elsewhere in this Prospectus.

(b) The ratio of earnings to fixed charges is computed by dividing fixed charges into income before income taxes plus fixed charges. Fixed charges include interest expense and that portion of rental expense (one-third) deemed representative of the interest factor. The ratio of earnings to fixed charges is computed using pre-tax income.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S FINANCIAL STATEMENTS AND THE NOTES THERETO AND THE OTHER FINANCIAL DATA APPEARING ELSEWHERE IN THIS PROSPECTUS. CERTAIN STATEMENTS UNDER THIS CAPTION CONSTITUTE FORWARDING-LOOKING STATEMENTS. SEE "FORWARD-LOOKING STATEMENTS."

OVERVIEW


    The Company intends to capitalize on the growing demand for high quality, low cost, long haul telecommunications capacity and the capacity constrained long haul infrastructure that currently serves second and third tier markets throughout the United States. The Company's core strategy for deploying its network is to form strategic relationships with Incumbents and other owners of telecommunications assets that enable the Company to leverage these assets, thereby reducing the Company's time to market and capital costs. The Company intends to offer high quality, low cost, long haul telecommunications capacity to Telecom Service Providers as a 'carrier's carrier.' The Company believes its strategy of developing a high quality, low cost digital network in smaller markets will enable the Company to take advantage of (i) the limited capacity currently available or expected to be constructed in smaller markets, (ii) higher prices generally available in those markets and (iii) technological and cost advantages of the Company's deployment strategy.



    The Company's business commenced on August 25, 1995 and has been funded primarily through equity investments by the Company's stockholders and the Debt Offering in April 1998. A substantial portion of the Company's activities to date has involved developing strategic relationships with Incumbents. The Company has identified Incumbents currently holding or operating large private networks in the United States that in the aggregate cover approximately 465,000 route miles. As of June 2, 1998, the Company has entered into eight binding agreements, seven of which are long-term FPM Agreements and the eighth of which is a binding term sheet with ATC. The Company is currently pursuing long-term relationships with 25 additional Incumbents that control approximately 66,000 route miles of network and is in varying stages of evaluation, system design and business and contract negotiations. The Company has also entered into two agreements relating to the sale of its network capacity. See "Risk Factors--Dependence on Relationship with Incumbents; Rights of Incumbents to Certain Assets" and "Business--Commercial Roll-Out." Due to Pathnet's focus on developing strategic relationships with Incumbents, the Company's historical revenues only reflect certain consulting services in connection with the design, development and construction of digital microwave infrastructure. The Company has also been engaged in the acquisition of equipment, the development of operating systems, the design and construction of a NOC, capital raising and the hiring of management and other key personnel. In addition to deploying its network serving second and third tier markets by forming long-term relationships with Incumbents, the Company may pursue other strategic opportunities that may arise to acquire or deploy complementary telecommunications assets or technologies (such as fiber optic cable) and to serve markets which are not second or third tier. See "Risk Factors--Risks of Completing the Company's Network; Market Acceptance."



    The Company has experienced significant operating and net losses and negative operating cash flow to date and expects to continue to experience operating and net losses and negative operating cash flow until such time as it is able to generate revenue sufficient to cover its operating expenses. See "Risk Factors-- Limited History of Operations; Operating Losses and Negative Cash Flow." The Company sells capacity to Telecom Service Providers. The opportunity to begin offering service on a route specific basis will enable the Company to generate revenue and positive operating cash flow on a particular route as soon as sufficient capacity can be sold. The Company expects to be able to produce positive operating cash flow results on an individual route basis within twelve months of commencing commercial service due to (i) low marginal costs associated with the operation of each individual route, (ii) low fixed costs due to the anticipated responsibility of Incumbents to pay for a majority of the maintenance, utilities, upkeep and taxes associated with the network infrastructure. While individual networks may produce positive operating cash flow relatively quickly after start-up, the Company's ability to achieve positive operating cash flow as a whole is not expected to be achieved until 2000 at the earliest due to the costs associated with the operation of the Company's sales, marketing, network operation and management activities. As the Company's network approaches maturity, the Company expects that it will produce net income and positive free cash flow as a result of declining capital outlays associated with network development and construction. See "Risk Factors--Significant Capital Requirements; Uncertainty of Additional Financing," "--Risks of Completing the Company's Network; Market Acceptance" and "--Liquidity and Capital Resources."


FACTORS AFFECTING FUTURE OPERATIONS


    ADDRESSABLE MARKET. The Company commissioned the Yankee Group, a leading telecommunications research firm, to study the Company's addressable market in second and third tier markets. The Yankee Group study estimated the potential addressable market for the Company's services to be approximately $6 billion in 1998 and estimated that such market will grow to approximately $17 billion by 2008, indicating a compounded annual growth rate of approximately 11% per year. The Yankee Group attributes this growth to (i) an expected shift in market share of interexchange services away from established carriers, such as AT&T, MCI and Sprint, to non-facilities-based IXCs that are more likely to rely on alternative carriers such as the Company to transmit traffic, (ii) the development of the Internet, (iii) growth in data traffic, including WANs, extranets, CAD/CAM and other applications which require substantial amounts of bandwidth and (iv) continued growth in voice traffic. See "Risk Factors--Risks of Completing the Company's Network; Market Acceptance."



    TARGET MARKET PENETRATION. The Company intends to position itself primarily as a 'carrier's carrier' providing high quality, low cost, long haul telecommunications capacity to Telecom Service Providers. The Company believes that Telecom Service Providers will choose the Company's network for long haul capacity serving second and third tier markets as a result of its (i) availability in markets which currently have insufficient or limited high capacity facilities, (ii) lower prices compared to those currently offered by ILECs, (iii) ubiquity in these markets compared to many other long haul carriers due to the projected reach of the Company's network, as well as an increased number of access and termination points compared to most other long haul networks, which reduces or eliminates the need to utilize multiple carriers to transmit traffic to second and third tier markets, (iv) greater product flexibility as a result of the ability to sell capacity in increments as small as DS-1s and as large as OC-24s, (v) non-competitive marketing position as primarily a 'carrier's carrier,' (vi) comparable or greater reliability due to the SONET architecture of the Company's network and (vii) ability to provide network redundancy and enhanced reliability by offering alternative capacity to the ILEC or other facilities-based carriers. See "Risk Factors--Risks of Completing the Company's Network; Market Acceptance" and "--Competition; Pricing Pressures."



    SERVICE OFFERING. Pathnet intends to derive a majority of its revenues through the sale of dedicated, high capacity long haul circuits. As compared with a network comprised solely of fiber optic cable, the Company's wireless network provides more frequent access and termination points and an ability to deliver traffic by digital microwave anywhere within an approximate 25-mile line of sight surrounding any transmission tower on its network for interconnection to other Telecom Service Providers. This will allow Pathnet in many cases to bypass existing local infrastructure and deliver traffic directly to an access tandem, local serving office, mobile switching office, ISP POP or large end-user. The flexibility of the Pathnet wireless network, combined with its projected ubiquity, should enable the Company to provide comprehensive capacity arrangements for Telecom Service Providers. Specifically, Pathnet expects to be able to provide dedicated wireless circuit capacity from most IXC POPs to access tandems or local serving offices throughout the Pathnet network, thereby enabling Telecom Service Providers to bypass ILECs for a substantial portion of their transport requirements.

    PRICING. Pathnet's pricing structures will vary according to bandwidth requirements and the demand characteristics of specific routes. Dedicated capacity is expected to be sold on a monthly basis based on DS-0 circuit capacity multiplied by the circuit length. Pathnet charges customers for this capacity regardless of the actual usage of the dedicated circuits. The Company is marketing dedicated capacity in increments as small as DS-1s and as large as OC-24s and may offer discounts for larger volumes or multiple route purchases. See "Risk Factors--Competition; Pricing Pressures."


    CUSTOMER TURNOVER. Unlike telecommunications service providers who have a preponderance of end-user customers, Pathnet is positioning itself as a 'carrier's carrier' providing long haul capacity to Telecom Service Providers. The Company believes that similar companies which provide long haul dedicated capacity have experienced levels of customer turnover which are lower than those experienced by end-user service providers. The Company also believes that Pathnet will encounter generally low levels of customer turnover as a result of
(i) the scarcity and expense of provisioning new circuits on other networks,
(ii) the lower prices which the Company expects to charge for capacity on its network as compared with competing ILEC rates, and (iii) the network reliability advantages of the Company's digital, SONET-based architecture.

NETWORK-RELATED COSTS

    The limited incremental cost of operating and maintaining Pathnet's network, as well as the financial support of Incumbents who will be responsible for a significant portion of such operating and maintenance costs, are expected to enable the Company to enjoy significant operating leverage. The Company's primary network operating costs are expected to be the costs of maintenance, provisioning of new circuits, interconnection and operation of the NOC.


    MAINTENANCE COSTS. The Company's network nodes are primarily expected to be located on sites currently owned and operated by Incumbents. Each of the Incumbents and ATC will be required to maintain the physical assets at each site along its route. The Company intends to enter into agreements with Incumbents whereby Incumbents' existing maintenance staff will maintain the upgraded network equipment. These agreements are expected to provide the Company with an established workforce to maintain and install new capacity on the network. This arrangement allows Incumbents to retain oversight of their allocated circuits on the Company's network and to receive maintenance revenue from the Company. The Company intends to maintain network nodes which are not located on an Incumbent site through Incumbents' staff deployed nearby or through third party maintenance suppliers. In addition, the Company expects to provide an inventory of spare parts for maintenance of its network. See "Risk Factors--Dependence on Relationships with Incumbents; Rights of Incumbents to Certain Assets," "Business--Agreements with Incumbents and Other Owners of Telecommunications Assets" and "--Equipment Supply Agreements."


    PROVISIONING COSTS. A substantial majority of the Company's network circuit capacity will be provisioned remotely at the Company's NOC. There will be occasions, however, when the physical configuration of portions of the network must be modified through the installation of additional network components. While much of this work is expected to be performed by Incumbents' staff, the Company will also require a number of network engineers and technicians to perform network modifications in certain areas or facilities not covered by an Incumbent's staff.

    INTERCONNECTION COSTS. Because it intends to be a 'carrier's carrier,' the Company's network will originate and terminate at facilities owned and operated by other Telecom Service Providers. These facilities may be IXC, ISP, or CLEC POPs, an ILEC's access tandem, central office, or local serving office or at an end-user. The Company will require a secure location at these facilities to house its equipment and may be required to construct the housing for such equipment. In addition, the Company may interconnect portions of its network via fiber optic cable or other media.

    NETWORK OPERATIONS CENTER COSTS. The Company has constructed a state-of-the-art NOC located in Washington, D.C., which currently monitors its network operations during business hours. The Company is currently increasing its NOC staff and expects to monitor its network operations 24 hours per day, seven days per week in 1999. For the period before the NOC becomes operational on a 24 hour per day basis, the Company has engaged TCI Wireline, Inc. ("WTCI") to assist in monitoring its network. As this function is being assumed by the Company's NOC, the Company is beginning to incur NOC operating costs similar to those of other facilities-based telecommunications companies, including the cost of additional personnel to monitor the network, to plan and provision circuits, and to manage and monitor maintenance operations. Additional costs associated with the NOC include software licensing and maintenance fees and the costs of transmitting network data to and from the NOC.


COST OF OPERATIONS

    Pathnet will incur costs common to all telecommunications providers, including customer service and technical support, information systems, billing and collections, general management and overhead expenses. As a facilities-based 'carrier's carrier,' the Company will differ from non-facilities-based Telecom Service Providers in the scope and complexity of systems supporting its business and network. The Company anticipates that the vast majority of its customers will be Telecom Service Providers purchasing bulk private line transport capacity across multiple portions of the Company's network. Consequently, the Company's customer base is expected to be comprised of a relatively limited number of companies that are generally sophisticated and knowledgeable regarding telecommunications. The relatively small number of customers and the limited additional support and servicing of customers beyond initial provisioning should enable the Company to maintain a relatively low ratio of overhead expenses to revenues compared to other Telecom Service Providers.


    SALES AND MARKETING COSTS. The Company is building a direct national accounts sales force that will pursue a consultative approach designed to provide a systematic review of a large carrier's network requirements in smaller markets and to offer solutions to reduce the carrier's network costs and improve its network reliability. The Company is also building a regional sales force which will market the Company's network capacity to smaller carriers and to selected large end-users. The Company is assembling a centralized marketing organization to focus on product development, market analysis and pricing strategies, as well as customer communications, public relations, and branding.


    ADMINISTRATION COSTS. The Company's general and administrative costs will include expenses typical of other telecommunications service providers, including infrastructure costs, customer care, billing, corporate administration, and human resources. The Company expects that these costs will grow significantly as it expands operations.

DEPRECIATION AND AMORTIZATION


    Depreciation of property and equipment is computed using the straight-line method, generally over three to ten years, based upon estimated useful lives. Leasehold improvements are amortized over the lesser of the useful lives of the assets or the term of the lease. Network construction costs incurred during development are capitalized. Amortization of network construction costs begins when the network equipment is ready for its intended use and will be amortized over its estimated useful life.


CAPITAL EXPENDITURES


    The Company's principal capital requirements for deployment of its wireless network include installation of digital equipment and, to a lesser extent, site preparation work. The Company's goal is to leverage the assets of Incumbents to
(i) reduce the capital costs associated with developing long haul, digital network capacity and (ii) improve the Company's speed to market due to the elimination of site preparation activities, including local permitting, power connection, securing road access and rights of way and tower construction.


    The Company believes that utilizing the Incumbent's infrastructure will also enable the Company to reduce significantly its cost of constructing an initial network path. For markets requiring OC-24 capacity or less, the Company believes this deployment strategy will result in the Company having the lowest capital costs per circuit mile in comparison to fiber or newly constructed "green field" digital wireless networks. In addition, because more than half of all of the Company's capital expenditures are expected to be related to incremental capacity built to meet customer demand, the network will have substantially less capital at risk than comparable fiber-based networks, which require that a substantial majority of all capital expenditures be spent prior to serving any customers. See "Risk Factors -- Significant Capital Requirements; Uncertainty of Additional Financing."



    NETWORK CONFIGURATION. The Company's network currently is expected to be made up predominantly of digital wireless equipment designed to provide high quality, low cost, long haul transmission capacity although the Company may pursue opportunities to deploy other telecommunications assets and technologies. See "Risk Factors--Risks of Completing the Company's Network; Market Acceptance." The Company expects the typical wireless trunk route will be approximately 400 miles. Based upon an average length of 25 miles per wireless path, the Company expects to upgrade the digital wireless electronics on an average of 16 trunk paths per network route. In order to connect Pathnet's network to the PSTN, the Company also expects to construct one interconnection path for every three trunk paths. These interconnection paths, which the Company estimates will average 20 miles in length, will typically originate at an Incumbent tower site and terminate at a Telecom Service Provider facility. Most of these facilities are designed and equipped to handle wireless traffic. In other instances, the network will connect to the PSTN from an Incumbent facility by fiber optic cable or alternate media. These Incumbent facilities could include office buildings or tower sites with access to the PSTN.



    The primary capital costs of deploying the Company's wireless network include the costs of tower enhancement, site preparation work, base digital wireless equipment and incremental digital wireless equipment. Based on its limited experience to date, the Company expects that Incumbents will be primarily responsible for site development costs and Pathnet will be responsible for the costs of base and incremental digital wireless equipment. The actual allocation of costs between the Company and each Incumbent is expected to vary, perhaps significantly, on a case-by-case basis.


    The Company currently has no plans to purchase switching equipment to provide switched minutes of capacity on a wholesale or end-user basis. Virtually all of the Company's capacity will be utilized for dedicated private line capacity, which does not require such switching equipment.


    WIRELESS NETWORK ECONOMICS. The following tables compare the estimated cost and economics of the Pathnet program versus new construction of a "green field" digital microwave network. The tables show the estimated average costs for the Company's wireless network (i) on a path by path basis, (ii) for a 500 route mile network consisting of 16 trunk paths and five additional interconnection paths of 20 miles each, and (iii) per circuit mile. The following tables are based on information and estimates available as of the date of this Prospectus, reflect only the Company's limited experience in the construction of its network to date and are for illustrative purposes only and do not reflect costs that may be associated in circumstances where the Company chooses to deploy other complementary telecommunications assets, such as fiber optic cable, in lieu of digital microwave equipment. The site development costs under the heading "Pathnet Program" set forth in the following tables are based on Pathnet's estimated average contribution to site development costs negotiated with existing Incumbents. The site development costs relating to costs of "green field" construction appearing under the heading "Green Field" are based on the industry experience of Pathnet's employees and consultants in the development of similar microwave systems, including estimates by such persons of average costs of site acquisition, towers and shelters. The cost of base and incremental digital wireless equipment set forth in the following tables is based primarily on prices for such equipment quoted by NEC and Andrew in their supply agreements with the Company. Although the Company believes that these estimates are reasonable, there can be no assurance that the Company's actual cost of building its network will not vary significantly from the estimates set forth below, that Incumbents will share costs as shown or that the actual cost of a "green field" construction would not be lower. See "Risk Factors--Risks of Completing the Company's Network; Market Acceptance" and "--Dependence on Relationships with Incumbents; Rights of Incumbents to Certain Assets."



                         ESTIMATED WIRELESS PATH COSTS



                                                                      PATHNET PROGRAM
                                                                  -----------------------    GREEN       PATHNET VS.
                                                                   PATHNET     INCUMBENT    FIELD(1)     GREEN FIELD
                                                                  ----------  -----------  ----------  ---------------
Site Development Costs(3).......................................  $   25,000   $  75,000   $  250,000
Base Digital Wireless Equipment(4)..............................     215,000          --      215,000
                                                                  ----------  -----------  ----------
    Base Path Cost..............................................     240,000      75,000      465,000           (48%)
Incremental Digital Wireless Equipment(5).......................     320,000          --      320,000
                                                                  ----------  -----------  ----------
    Maximum Capacity Path Cost(6)...............................  $  560,000         N/A   $  785,000           (29%)
                                                                  ----------  -----------  ----------
                                                                  ----------  -----------  ----------



     500 MILE INCUMBENT SEGMENT INCLUDING INTERCONNECTIONS CAPITAL COSTS(6)



                                                                                         GREEN         PATHNET VS.
                                                                         PATHNET       FIELD(1)      GREEN FIELD(2)
                                                                      -------------  -------------  -----------------
Upgrade 16 Trunk Paths..............................................  $   3,840,000  $   7,440,000
Install Five Interconnection Paths..................................      1,200,000      1,200,000
                                                                      -------------  -------------
    Total Base Segment..............................................      5,040,000      8,640,000            (42%)
Incremental Capacity................................................      6,720,000      6,720,000
                                                                      -------------  -------------
    Maximum Capacity................................................  $  11,760,000  $  15,360,000            (23%)
                                                                      -------------  -------------
                                                                      -------------  -------------



             ANALYSIS OF ESTIMATED COSTS PER WIRELESS CIRCUIT MILE



                                                                                                    PATHNET VS.
                                                                                         GREEN         GREEN
                                                                            PATHNET     FIELD(1)     FIELD(2)
                                                                           ----------  ----------  -------------
Total Mileage (trunk plus interconnection paths).........................         500         500
Base Circuit Capacity in DS-3s(7)........................................           5           6
Maximum Circuit Capacity in DS-3s(7).....................................          23          24
Base DS-0 Circuit Mile Capacity(7)(8)....................................   1,680,000   2,016,000
Maximum DS-0 Circuit Mile Capacity(7)(8).................................   7,728,000   8,064,000
Capital Cost Per Circuit Mile:
    Base Capacity........................................................       $3.00       $4.29        (30%)
    Maximum Capacity.....................................................       $1.55       $1.90        (19%)


------------------------


(1) Company estimate based on "green field" construction by the Company and Incumbents.



(2) Difference between "Pathnet Program" and "Green Field" columns expressed as a percentage of the amount in the "Green Field" column.



(3) Includes site acquisition, site preparation, tower strengthening or replacement, road and utility access and miscellaneous related costs.



(4) Based on OC-6 installation.

(5) Represents the cost to upgrade an Incumbent path to OC-24 of capacity.



(6) Assumes 16 trunk paths of 25 miles each plus five interconnection paths of 20 miles each.



(7) Assumes in the Pathnet case that one DS-3 of capacity is allocated to the Incumbent.



(8) Factors which likely will decrease the actual measurement of the capacity available for sale include the provisioning of protection circuits and the variance between geographic route miles versus direct miles.


BUSINESS DEVELOPMENT, CAPITAL EXPENDITURES AND ACQUISITIONS

    From inception through March 31, 1998, expenditures for property, plant and equipment, including construction in progress, totaled $10.1 million. In addition, the Company incurred significant other costs and expenses in the development of its business and has recorded cumulative losses from inception through March 31, 1998 of $8.8 million. See "Risk Factors--Limited History of Operations; Operating Losses and Negative Cash Flow."

RESULTS OF OPERATIONS


    The Company's principal activity from inception through the third quarter of 1996 involved introducing its business plan to over 300 Incumbents with significant private networks through face to face meetings. As the Company began to enter into formal relationships with Incumbents in 1996, additional engineering, legal, and financial personnel were recruited to support the increased workflow and to negotiate Incumbent contracts. By the first quarter of 1997, the Company initiated construction on the first segment of the network, and additional engineering and management personnel were recruited, including Mr. Jalkut. The Company has also begun marketing and sales efforts, and hired Mr. Bennis to develop and execute its sales efforts and marketing plan.


    REVENUE. In establishing relationships with Incumbents, the Company has acted as a provider of services for transitioning the Incumbents from their old network system onto the Company's network. The services provided by the Company to Incumbents, including analysis of existing facilities and system performance, advisory services relating to PCS relocation matters, and turnkey network construction management, provided substantially all of the Company's historical revenues. The Company expects substantially all future revenue to be generated from the sale of telecommunications services. For the three months ended March 31, 1998, the Company generated revenues of $100,000 from construction management services. For the year ended December 31, 1997, the Company generated revenues of $162,500, of which $100,000 was derived from construction management services and $62,500 from PCS relocation advisory services compared with revenues of $1,000 from PCS relocation advisory services for the year ended December 31, 1996. The Company generated no revenue during the period from inception (August 25, 1995) to December 31, 1995.


    COSTS AND EXPENSES. For the three months ended March 31, 1998, the Company incurred operating expenses of approximately $2.9 million. For the year ended December 31, 1997, the Company incurred operating expenses of approximately $4.3 million compared to operating expenses of $1.3 million for the year ended December 31, 1996 and $429,000 for the period from inception through December 31, 1995. The increase in expense was directly related to an increase in selling, general and administrative expenses ("SG&A") as the Company expanded its engineering, technical, legal, finance, and general management personnel in connection with the continued signing of new Incumbent agreements and the ongoing construction of the Company's network. The Company expects SG&A to increase significantly in 1998 as additional staff is added in all functional areas, particularly in sales and marketing.

RECENT DEVELOPMENT



    The Company expects to report the following operating results for the three and six month periods ended June 30, 1998, respectively: revenue of approximately $475,000 and $575,000; net operating loss of approximately $4.6 million and $7.3 million; net loss of approximately $10.5 million and $13.2 million; and basic and diluted loss per common share of approximately $3.62 and $4.55. In addition, the Company expects to report total stockholders' deficit at June 30, 1998 of approximately $14.9 million.


LIQUIDITY AND CAPITAL RESOURCES


    The Company expects to generate cash primarily from external financing and, as its network matures, from operating activities. The Company's primary uses of cash will be to fund capital expenditures, working capital and operating losses. Deployment of the Company's digital network and expansion of the Company's operations and services will require significant capital expenditures. Capital expenditures will be used primarily for continued development and construction of its network, implementing the Company's sales and marketing strategy and constructing and improving the Company's NOC. The Company anticipates that, for the twelve month periods ending June 30, 1999 and 2000, it will require approximately $100 million and $215 million, respectively, to fund capital expenditures, working capital and operating losses aggregating $290 million, $10 million and $15 million, respectively, at which time it expects to have completed a 21,000 route mile network. The Company also expects that during the next two years, approximately 75% of its capital requirements will be for telecommunications and transmission equipment. The majority of the remaining capital requirements of the Company will be for installation and other site construction related costs. See "Risk Factors--Significant Capital Requirements; Uncertainty of Additional Financing."



    On April 8, 1998, the Company completed the sale of the Units (comprised of the Notes and the Warrants) for net proceeds of $339.5 million. Also on April 8, 1998, the Company completed the 1998 Private Equity Investment from which the Company received net proceeds of $20.0 million. The Notes bear interest at 12 1/4% per annum and principal on the Notes is due in full in 2008. Of the net proceeds from the issuance of the Units, $81.1 million were used to purchase the Pledged Securities which secure the repayment of the Notes and are sufficient to provide for payment in full of interest due on the Notes through April 15, 2000. The remaining net proceeds from the issuance of the Units and the Private Equity Investment are being used for capital expenditures, working capital and general corporate purposes, including the funding of operating losses. The Indenture relating to the Notes contains provisions restricting, among other things, the incurrence of additional indebtedness, the payment of dividends, the making of restricted payments, the sale of assets and the creation of liens. See "Description of the Notes."



    In addition, the Company is currently exploring several equipment financing and other financing alternatives. Although the Company has received commitments (subject to definitive documentation) from prospective lenders in connection with two such proposed financing facilities, as of the date of this Prospectus, the Company has not decided to enter into any particular proposed facility.



    The Company has not finalized commitments for any additional financing and there can be no assurance that the Company will be able to secure financing from these sources on terms that are favorable to the Company. In addition, the Company may require additional capital in the future to fund operating deficits, net losses and debt service, and for potential strategic alliances, joint ventures and acquisitions. Actual capital requirements may vary based upon the timing and success of the Company's network roll out. Although there can be no assurance, if the network roll out were delayed from the schedule currently anticipated by the Company or if demand for the Company's services were lower than expected, the Company expects that it would be able to defer or reduce portions of its capital expenditures.



    Immediately following the consummation of the Initial Public Offering, the Company expects to have $351.4 million in cash and cash equivalents (on a pro forma basis giving effect to the Transactions as if each had occurred as of March 31, 1998 and excluding the Pledged Securities). Based on its current business plan, the Company believes that such amounts will provide sufficient liquidity to meet the Company's capital requirements through the middle of 2000, at which time the Company expects to have completed a 21,000 route mile network. See "Risk Factors--Significant Capital Requirements; Uncertainty of Additional Financing." The Company intends to use any additional available funds to accelerate its development plans.


    Because the Company's cost of rolling out its network and operating its business, as well as its revenues, will depend on a variety of factors (including the ability of the Company to meet its roll-out schedules, its ability to negotiate favorable prices for purchases of network equipment, the number of customers and the services they purchase, regulatory changes and changes in technology), actual costs and revenues will vary from expected amounts, possibly to a material degree, and such variations are likely to affect the Company's future capital requirements. Accordingly, there can be no assurance that the Company's actual capital requirements will not exceed the anticipated amounts described above. Further, the exact amount of the Company's future capital requirements will depend upon many factors, including the cost of the development of its network, the extent of competition and pricing of telecommunication services in its markets, the acceptance of the Company's services and the development of new products.

INFLATION

    Management does not believe that its business is affected by inflation to a significantly different extent than the general economy.

YEAR 2000

    The Company has established processes for evaluating and managing the risks and costs associated with Year 2000 software failures. Management is in the process of taking steps to ensure a smooth Year 2000 transition, including working with its software vendors to assure that by the end of the first quarter of 1999, the Company is fully prepared for the Year 2000. The Company has identified and analyzed both internally developed and acquired software that utilizes date embedded codes that may experience operational problems when the Year 2000 is reached. The Company is making and intends to complete necessary modifications to the identified software by the end of the first quarter of 1999. The Company is also communicating with Incumbents, suppliers, financial institutions and others with which it does business to coordinate Year 2000 compliance. Management does not anticipate that the Company will incur significant operating expenses or be required to invest heavily in computer systems improvements to be Year 2000 compliant, and does not anticipate that business operations will be disrupted or that its customers will experience any interruption of service as a result of the millenium change.

NEW ACCOUNTING STANDARDS


    The Financial Accounting Standards Board has issued three new standards that became effective for reporting periods beginning after December 15, 1997:
Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), and Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132"). Effective March 31, 1998, the Company adopted SFAS 130, SFAS 131 and SFAS 132. The adoption of these standards has no material effect on the Company's financial statements.



    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires a Company to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. This standard is effective for the Company's 1998 calendar year. The Company has not yet determined the effects SFAS 133 will have on its financial position or the results of its operations.

                                    BUSINESS

THE COMPANY


    Pathnet intends to become a leading provider of high quality, low cost, long haul telecommunications capacity to second and third tier markets throughout the United States primarily by upgrading existing wireless infrastructure to develop a state-of-the-art, digital SONET network. The Company is positioning itself primarily as a 'carrier's carrier,' providing a high capacity, dedicated network to IXCs, LECs, ISPs, RBOCs and other Telecom Service Providers. The Company is deploying its digital network by upgrading, integrating and leveraging existing telecommunications assets, sites and rights of way, including those utilized by Incumbents. By integrating the existing networks of Incumbents, the Company expects to obtain the equivalent of a nationwide spectrum license at minimal licensing cost.



    The Company's goal is to deploy a network covering 21,000 route miles by the middle of 2000 and eventually to deploy a network encompassing more than 100,000 route miles. Based on market research prepared for the Company by the Yankee Group, a leading telecommunications research firm, the estimated addressable market for the Company's services is expected to grow from approximately $6 billion in 1998 to approximately $17 billion by 2008. The Company believes its strategy of developing a high quality, low cost, digital network primarily in smaller markets will enable the Company to take advantage of (i) the limited capacity currently available or expected to be constructed in smaller markets,
(ii) higher prices generally available in those markets and (iii) technological and cost advantages of the Company's deployment strategy. The Company is a development stage enterprise that is currently designing, constructing, testing and commissioning its digital network, which will initially serve markets in 34 states. The Company has completed over 800 route miles of its network located in Iowa, Minnesota, Montana, North Dakota, and South Dakota is currently constructing approximately 5,000 additional route miles and is providing commercial service on a portion of its network.



    The Company's core strategy for deploying its network is to form strategic relationships with Incumbents and other owners of telecommunications assets that enable the Company to leverage these existing assets, thereby reducing the Company's capital costs and time to market. The Company believes that Incumbents will find a strategic relationship with the Company to be attractive due to the opportunity for the Incumbents to (i) reduce the costs of upgrading internal network infrastructure, (ii) receive incremental capacity which has greater reliability characteristics than most of the Incumbents' existing systems and
(iii) leverage under-utilized assets and receive a share of the incremental revenues generated by Pathnet. The Company has identified Incumbents currently holding or operating private networks in the United States that in the aggregate cover approximately 465,000 route miles. Through its sales staff and other engineering, financial and legal professionals, the Company has held meetings with over 300 of these Incumbents. As of June 2, 1998, 49 of these entities, which together control approximately 95,000 route miles, have authorized the Company in writing to prepare preliminary engineering evaluations of their networks for the purpose of entering into long-term strategic relationship with the Company. Of these 49 entities, seven entities, which collectively control approximately 15,000 route miles, have entered into eight binding agreements relating to the initial design and construction of approximately 9,000 route miles of network. Seven of these binding agreements are long-term FPM Agreements with affiliates of Enron, Idaho Power Company, Northeast Missouri Electric Cooperative, NIPSCO, Texaco and with two affiliates of KN Energy. The eighth agreement is a binding term sheet with ATC, which controls certain telecommunications assets including certain assets divested by CSX Railroad, ARCO Pipeline and MCI. In addition, the Company is currently pursuing long-term strategic relationships with 25 out of the 49 entities which control approximately 66,000 additional route miles of network. These potential relationships are in varying stages of evaluation, system design and business and contract negotiations. In addition to deploying its wireless network to serve second and third tier markets by forming long-term relationships with Incumbents, the Company may pursue opportunities to acquire or deploy complementary telecommunications assets or technologies (such as fiber optic cable) and to serve other markets. See "Risk Factors-- Risks of Completing the Company's Network; Market Acceptance."

    The Company's network is being designed for maximum reliability and security and will be capable of carrying a full array of voice, data and video communications. Bell Communications Research ("Bellcore") has evaluated the Company's system design and existing network and has confirmed that the Company's wireless network will be built using proven, off-the-shelf components and will meet or exceed prevailing industry standards for reliability and error free operation. The Company's network employs various design features that enhance its reliability, including frequency diversity, space diversity and SONET architecture.



    Pathnet was incorporated in August 1995, and its initial investors include a group of financial sponsors led by Spectrum and NEA. The Company's current investors also include Dennis R. Patrick, former Chairman of the FCC. The Company's Chairman, David Schaeffer, has more than 20 years of business and entrepreneurial experience, including building and operating wireless networks. Richard A. Jalkut, the Company's President and Chief Executive Officer, has over 30 years of telecommunications experience, including as President of NYNEX Telecommunications, an operating subsidiary of NYNEX Corporation with more than $12.0 billion in annual revenues and 60,000 employees. Kevin J. Bennis, formerly President of Frontier Communications, is Executive Vice President of the Company serving as President of the Company's Communications Services Division. Prior to working at Frontier Communications, Mr. Bennis served in various positions for 21 years at MCI, including as Senior Vice President of Marketing. Michael L. Brooks, the Company's Vice President of Network Development, directed the initial construction of the 3,500-mile digital microwave network at Qwest Microwave Communications, a predecessor of Qwest, as its Vice President of Engineering.


MARKET OPPORTUNITY


    The Company believes there is a substantial market opportunity to provide high quality, low cost, long haul telecommunications capacity for second and third tier markets throughout the United States. The Company commissioned the Yankee Group to study the Company's addressable market in second and third tier markets. The Yankee Group study estimated the potential addressable market for the Company's services to be approximately $6 billion in 1998 and estimated that such market will grow to approximately $17 billion by 2008, indicating a compounded annual growth rate of approximately 11% per year. The Yankee Group attributes this growth to (i) an expected shift in market share of interexchange services away from established carriers, such as AT&T, MCI and Sprint, to non-facilities-based IXCs that are more likely to rely on alternative carriers such as the Company to transmit traffic, (ii) the development of the Internet,
(iii) growth in data traffic, including WANs, extranets, CAD/CAM and other applications which require substantial amounts of bandwidth and (iv) continued growth in voice traffic. The Yankee Group determined this addressable market size by estimating the amount of off-network traffic in the Company's targeted geographic markets for long distance and other services. The Yankee Group estimates indicate that approximately 16% of the $108 billion long distance, special access, and intra-LATA market in the United States is carried off-network by carriers that lease capacity from other providers such as ILECs or the Company. Of that 16% carried off-network, the Yankee Group believes that Pathnet will be positioned to address 35% of that market based upon the geographic and market profile of the Company's business plan.



    Based on FCC data and other publicly available information, the Company estimates that most existing or planned facilities-based long distance providers' networks are designed to connect primarily the top 120 Metropolitan Statistical Areas ("MSAs") in the United States. Facilities-based IXCs and other telecommunications providers must rely, directly or indirectly, on facilities provided primarily by ILECs to transmit calls beyond their existing owned or leased facilities. Current facilities-based providers serve the second and third tier markets primarily utilizing a combination of copper, fiber and microwave transport facilities. The Company believes that many Telecom Service Providers will choose the Company's network for long haul capacity serving second and third tier markets as a result of its (i) availability in markets where there are currently insufficient or limited high capacity facilities, (ii) lower prices compared to those currently offered by ILECs or other existing facilities-based carriers, (iii) ubiquity in these markets compared to many other long haul carriers due to the projected reach of the Company's network, as well as an increased number of access and termination points compared to most other long haul networks, (iv) greater product flexibility as a result of the ability to sell capacity in increments as small as DS-1s and as large as OC-24s, (v) non-competitive marketing position as primarily a 'carrier's carrier', (vi) comparable or greater reliability due to the digital SONET architecture of the Company's network, and (vii) ability to provide network redundancy and enhanced reliability by offering an alternative to the ILEC or other facilities-based carriers.


COMPETITIVE ADVANTAGES

    The Company believes that it will enjoy the following competitive advantages:


    UBIQUITOUS COVERAGE. The Company's goal is to deploy a network covering 21,000 route miles by the middle of 2000 and eventually to deploy a network encompassing more than 100,000 route miles. The extensive scope and attractive characteristics of Pathnet's network architecture, should enable the Company to provide greater ubiquity than many other long haul carriers. Pathnet's wireless network architecture enables the Company to provide access and termination points approximately every 25 miles, which is not economically feasible for most fiber optic networks. This architecture increases the number of cities that can be served cost effectively on each route. In addition, the Company expects that its tower rights will enable it to interconnect with Telecom Service Providers by digital microwave anywhere within an approximate 25-mile line of sight surrounding any transmission tower on its network. This will allow Pathnet in many cases to bypass existing local infrastructure and deliver traffic directly to an access tandem, local serving office, mobile switching office, ISP POP or large end-user.



    LOWER NETWORK COST. By leveraging the resources of Incumbents and other owners of telecommunications assets and by utilizing lower-cost wireless technology, the Company believes it will gain a significant competitive advantage over carriers seeking to deploy newly constructed digital networks to serve the Company's target markets. The Company intends to reduce its initial costs by utilizing the assets, including towers and rights of way, of Incumbents and other owners of existing telecommunications assets. In addition, the Company will be able to utilize many of the requisite local and federal permits and local and federal regulatory approvals already in place. Based upon publicly available information, the Company believes that, for capacity of OC-24, the Company's average capital cost per DS-0 circuit mile will be approximately $1.55 versus approximately $1.90 for newly constructed digital microwave capacity, approximately $3.00 for newly constructed aerial fiber and approximately $4.10 for newly constructed fiber buried in conduit.


    SUCCESS-BASED CAPITAL EXPENDITURE. The Company's network is designed to reduce the risk of capital investment by deploying a substantial portion of its network on a demand-driven basis. After an Initial System is deployed, the Company's additional capital expenditures will relate primarily to deploying incremental equipment to provide additional capacity in response to specific customer demand. As a result, the Company believes that a majority of its capital expenditures will be success-based. The modular design of its network should allow the Company to expand rapidly in response to increased customer demand or to delay the deployment of network equipment until justified by specific customer demand. In addition, the Company will be able to mitigate its capital expenditures by redeploying network equipment to respond to shifting customer demand.


    BARRIERS TO ENTRY. The Company's principal strategy is to enter into exclusive long-term relationships with Incumbents to upgrade and develop their fixed point microwave networks. This strategy enables the Company to minimize the significant costs and obstacles associated with the development of long haul telecommunications capacity. Leveraging the existing assets of Incumbents will enable the Company to avoid certain capital expenditures related to real estate and right-of-way acquisition, permits and zoning requirements, and generally is expected to shift to Incumbents certain costs of shelter development, tower upgrades and enhancement of utility service. The Company's relationships with Incumbents also are expected to mitigate maintenance and ongoing administrative costs by utilizing Incumbents' technicians to perform facility and equipment maintenance and on-site circuit provisioning and by leaving ongoing utility, real estate taxes and other infrastructure costs with Incumbents. The Company believes that fiber networks, the primary alternative source of bandwidth, may be too expensive to install in the smaller markets targeted by the Company. The greater capacity offered by fiber networks may not be cost effective in smaller markets due to the higher costs per bit of capacity sold to lower volume markets.



    HIGH QUALITY, TECHNOLOGICALLY ADVANCED NETWORK. The Company's network is being deployed using a high capacity digital SONET platform, which will provide high quality voice, data and video transmission comparable to or exceeding that of most fiber optic networks. The Company expects to deliver 99.999% network reliability on any individual path with an average bit error rate of no greater than 10(-13). The capacity created by Pathnet is expected to meet the highest industry standards, including those of AT&T and MCI, and Bellcore specifications for reliability. The Company will continuously monitor and maintain high quality control of its network on a 24 hours per day, seven days per week basis through its NOC.


    EXPERIENCED MANAGEMENT. Pathnet's management team includes its Chief Executive Officer, Richard A. Jalkut, the former President of NYNEX Telecommunications, and Kevin J. Bennis, who is Executive Vice President serving as President of the Company's Communications Services Division and was formerly President of Frontier Communications and Senior Vice President of Marketing at MCI. The Company has commenced development of its network under the direction of Michael L. Brooks, who was responsible, as Vice President of Engineering of Qwest Microwave Communications, a predecessor of Qwest, for the initial construction of Qwest's 3,500-mile digital microwave network. This team has significant and proven operational, technical, financial and regulatory experience in the telecommunications industry.

BUSINESS STRATEGY

    Key components of the Company's business and operating strategies are described below:


    FOCUS ON SMALLER, CAPACITY CONSTRAINED MARKETS. The Company intends to focus on smaller markets that typically have limited access to transmission capacity and that currently are served by ILECs and few other competitors. Private line rates in second and third tier markets are believed by the Company to be significantly higher than rates between larger markets because these smaller markets are typically dependent on ILECs and other facilities-based carriers. Smaller markets are often unattractive to new entrants because their relatively limited traffic does not normally economically justify new network construction. Focusing on smaller markets should enable the Company to take advantage of its low cost, flexible network, which is capable of servicing markets requiring small increments of capacity.


    POSITION THE COMPANY AS A 'CARRIER'S CARRIER.'   The Company intends to sell
the majority of its capacity to Telecom Service Providers. The Company believes there are substantial benefits to a 'carrier's carrier' strategy, including (i) lower sales, marketing and servicing costs, (ii) elimination of significant capital outlays to provide switching services to end-users, (iii) the ability to carry most of its customer traffic on its own network, thereby increasing operating margins, and (iv) increased attractiveness to Telecom Service Providers, who will not view the Company as a potential competitor.


    ESTABLISH STRATEGIC RELATIONSHIPS. The Company's core strategy for deploying its network is to form strategic relationships with Incumbents and other owners of telecommunications assets that will enable the Company to utilize existing infrastructure, permits and other regulatory approvals in order to reduce the Company's time to market and construction costs. The Company believes that Incumbents will find a strategic relationship with the Company to be attractive due to the opportunity for Incumbents to (i) reduce the costs of upgrading the Incumbent's infrastructure, (ii) receive incremental capacity which has greater reliability characteristics than most of the Incumbents' existing systems, and (iii) leverage under-utilized assets and receive a share of the incremental revenues generated by Pathnet. See "Risk Factors--Dependence on Relationships with Incumbents; Rights of Incumbents to Certain Assets."

    BUILD DIRECT SALES FORCE AND PROVIDE SUPERIOR CUSTOMER SERVICE. The Company is building a national accounts sales force that will use a consultative approach designed to provide a systematic review of a large carrier's network requirements in smaller markets and to offer solutions to reduce the carrier's network costs and improve its reliability. The Company is building a regional sales force that will market the Company's network capacity to smaller carriers and to selected large end-users. In addition, pursuant to the FPM Agreements, the Company utilizes Incumbents as an alternative sales channel to sell to large end-users who reside in the cities near Incumbents' facilities. The Company expects to offer high reliability and superior customer service, including maintaining a centralized NOC to initiate new services and monitor existing circuit capacity more easily.


SALES AND MARKETING STRATEGY

    CUSTOMERS


    The Company primarily targets Telecom Service Providers as well as smaller carriers and large end-users. The Company's marketing focus is to (i) offer capacity to fill gaps in its customers' networks; (ii) provide alternative capacity to ILECs, and (iii) capture demand, as a lower cost provider, from incremental growth in the Company's addressable market. The Company markets its network to major IXCs such as AT&T, MCI, Sprint and WorldCom to satisfy their expanded requirements for feeder and gathering networks. The Company expects that it will be well positioned to provide capacity to meet spot shortages in isolated geographic areas and to provide economic transport facilities that will complement existing IXC networks. The Company plans to exploit its network flexibility in providing access and termination capabilities and in providing capacity to small IXCs that need both a feeder network and backbone transport. The Company also intends to market capacity to ISPs to facilitate the creation of additional POPs for local dial-up connectivity to the ISPs' customer base, thereby eliminating the ISPs' dependence on IXCs for capacity.



    The Company believes there will be significant opportunities to market its capacity to the RBOCs when they commence long distance service outside of their current service areas. The Company also plans to market the Company's network to RBOCs or other ILECs for use within their own service areas. The Company believes ILECs will be attracted to the Company's ability to provide supplemental capacity on a leased basis, permitting them to conserve capital and providing a low-cost redundancy alternative. The Company believes its network will allow RBOCs and ILECs to focus on larger cities while providing small communities within their service areas with broadband connectivity.



    The Company expects that mobile wireless operators (PCS, cellular and ESAR) will be attracted to the Company's ability to provide the backhaul capacity needed to interconnect its mobile switches with backbone transport capacity. The Company also intends to market its capacity to competitive access providers and CLECs who can utilize the Company's network to interconnect various service areas on an intra-LATA and inter-LATA basis. Lastly, the Company also anticipates offering capacity to providers of switched video services, as the Company's 1.2 gigabyte per second OC-24 network is expected to be capable of providing up to 150 digital video channels on demand as advances in digital switching continue.


    PRODUCTS AND SERVICES

    The Company is offering dedicated private line access for voice, data and video transmission in DS-1, DS-3 and OC-3 increments that are well suited to second and third tier markets. The Company expects that its state-of-the-art network architecture will enable it to provide access and termination points as frequently as every 25 miles, thereby providing a more flexible routing capacity than networks comprised solely of fiber optic cable. This architecture is expected to increase the number of cities that can be cost effectively served on each route. In addition, the Company expects this architecture to enable it to deliver traffic anywhere within an approximate 25-mile line of sight surrounding any Incumbent tower, allowing it in many cases to bypass existing local infrastructure and deliver traffic directly to the access tandem, local serving office, mobile switching office, ISP POP or to large end-users. This flexibility plus the ubiquity of the Company's network is expected to appeal to a broad variety of customers.

    The Company also is offering provisioning services and other customer service features. The Company's network architecture is designed to allow it to deploy incremental equipment rapidly in response to customer needs. The Company will employ a state-of-the-art operating support system that will be capable of supporting on-line order entry and remote circuit provisioning. The Company also employs information systems that permit customers to monitor network quality using benchmarks such as network uptime, mean time to repair, installation intervals, timeliness of billing and NOC responsiveness. The Company expects that its state-of-the-art NOC will permit pro-active service monitoring and system management on a 24 hours per day, seven days per week basis. The Company expects to combine network management, billing and customer care on an integrated platform to offer its customers a single point of contact.

    The Company expects that it will locate network nodes near LEC and IXC service offices and expects to be able to interconnect with customers using multiple technologies, including both fiber optic and microwave transmission media. The diagram below illustrates the portion of a telecommunications circuit for which the Company intends to provide service:

 [Artwork: Diagram showing a typical telecommunications circuit and the portion served by the Company.]

    PRICING


    Private line rates in second and third tier markets are believed by the Company to be significantly higher than rates between larger markets because there are fewer suppliers serving such markets. Although the Company intends to take advantage of its lower network costs to offer competitive pricing, it believes that demand for capacity in second and third tier markets will nonetheless permit higher profit margins than those obtainable in larger markets. Moreover, the Company believes that many of the services currently available in second and third tier markets do not offer the flexibility and route diversity that the Company's network is expected to offer.



    Pathnet's pricing structures will vary according to bandwidth requirements and the demand characteristics of specific routes. Dedicated capacity is expected to be sold on a monthly basis based on DS-0 circuit capacity multiplied by the circuit length. Pathnet charges customers for this capacity regardless of the actual usage of the dedicated circuits. The Company is marketing dedicated capacity in increments as small as DS-1s and as large as OC-24s and expects to offer discounts for larger volumes and multiple route purchases. See "--Competition" and "Risk Factors--Competition; Pricing Pressures."

    SALES AND MARKETING RESOURCES


    The Company is building a direct sales force designed to focus on large and small carriers. A national accounts sales force will pursue a consultative approach to provide a systematic review of a large carrier's network requirements in smaller markets and to offer solutions to reduce the carrier's network costs and improve its network reliability. The regional sales force markets the Company's network capacity to smaller carriers and to selected large end-users. The Company is deploying its sales force in regional offices throughout the United States. The Company is recruiting an experienced and well trained sales force and retaining its sales and marketing team with a compensation package that includes salary, quarterly performance bonuses and stock option incentives. In addition, the Company utilizes Incumbents as an alternate sales channel to sell to large end-users who reside near Incumbents' facilities in return for a referral fee.


    The Company is also assembling a centralized marketing organization to focus on product development, market analysis and pricing strategies as well as responsibility for customer communications, public relations and branding. Pathnet intends to develop its brand name and its service mark, "A Network of Opportunities" through advertising in carrier trade publications and quarterly newsletters to update network development, service statistics and Company highlights.

COMMERCIAL ROLL-OUT

    The Company is currently deploying its network on a modular basis. In its efforts to attract Incumbents, the Company is capitalizing on the fact that many Incumbents currently operate on outmoded analog platforms which provide low-quality transmission and little room for network expansion. In addition, many Incumbents currently use a portion of the spectrum recently reallocated by the FCC to PCS providers and other emerging technology licensees. Pursuant to the FCC's rules and regulations, an Incumbent must relocate its operations to another portion of the spectrum whenever the 2 GHz frequencies used by such Incumbent are needed to implement PCS or another emerging technology. The FCC's rules provide for a voluntary negotiation period during which the Incumbent and PCS licensee may, but are not required to, negotiate the Incumbent's relocation. After the expiration of such period, a mandatory negotiation period commences, during which time the Incumbent and PCS licensee must negotiate in good faith. The starting dates and durations of these negotiation periods vary depending on the PCS spectrum block in which the Incumbent operates and whether the Incumbent operates a public safety service (I.E., fire, police or emergency medical service). Mandatory negotiation periods for all Incumbents expired or, will expire, as follows: (i) April 1998 and April 2000, for non-public safety and public safety Incumbents, respectively, in the PCS A and B blocks; (ii) May 1998 and May 2001, for non-public safety and public safety Incumbents, respectively, in the PCS C block; and (iii) January 1999 and January 2002, for non-public safety and public safety Incumbents, respectively, in the PCS D, E and F blocks. Should any Incumbent and PCS licensee fail to agree on a relocation plan by the end of their respective mandatory negotiation periods, the PCS licensee can request that the Incumbent be involuntarily relocated; the FCC's rules do, however, provide incentives for parties to agree to relocation plans on their own.


    As part of developing a long-term relationship with an Incumbent, the Company generally will offer to assist the Incumbent in the relocation of its system to the 6 GHz band of the spectrum and, in certain cases, assist the Incumbent in negotiating legally mandated reimbursement for the cost of such relocation from the new PCS entrant. Any funds received from such PCS entrants are generally applied to the cost of the relocation and an upgrade of the Incumbent's network and, as such, benefit both the Incumbent and the Company.


    Based on Pathnet's experience, it may take between six and 18 months from the initial contact to complete a long-term contract with an Incumbent and 12 months thereafter to complete a commercially available system utilizing the Incumbent's assets. After a long-term agreement is signed, and throughout the installation and construction of a system, the Company provides a project manager for each Incumbent to provide a single point of contact for installations across many sites and the upgrade of the Incumbent's telecommunications system. The system replacement and upgrade is planned in two stages. During the first stage, the Company's engineering department visits the Incumbent to evaluate the existing system and to recommend an optimum route for the system. The Company's engineering department develops a detailed system design to satisfy the Incumbent's build out and routing requirements. Once approved by the Incumbent, the Company begins the construction and build-out of the new system.


    In the second stage, the Company oversees and manages the construction, installation, testing and cutover of the new system within a mutually agreed upon timetable. The Incumbent is invited to observe and participate in acceptance testing. Once the Incumbent has accepted the new system the cutover plan can proceed with the commissioning of circuits on the new equipment. The Company coordinates with the Incumbent cutover of the new system to minimize system downtime and service interruption. Once installed, the new system is expected to deliver 99.999% network reliability on any individual path with an average bit error rate not greater than 10(-13). The capacity created by Pathnet is expected to meet the highest industry standards, including those of AT&T and MCI, and Bellcore specifications for reliability. See "Risk Factors--Risks of Completing the Company's Network; Market Acceptance."



    In addition to deploying its digital wireless network by leveraging the assets of Incumbents, the Company may pursue opportunities to acquire or deploy complementary telecommunications assets or technologies (such as fiber optic cable) either in lieu of or as a supplement to digital wireless paths. See "Risk Factors--Risks of Completing the Company's Network; Market Acceptance."


AGREEMENTS WITH INCUMBENTS AND OTHER OWNERS OF TELECOMMUNICATIONS ASSETS

    FIXED POINT MICROWAVE SERVICES AGREEMENTS


    As of June 2, 1998, the Company has entered into seven long-term FPM Agreements with affiliates of Enron, Idaho Power Company, Northeast Missouri Electric Power Cooperative, NIPSCO and Texaco and with two affiliates of KN Energy.



    Under the terms of the FPM Agreements, the Company typically leases from the Incumbent an interest in the Incumbent's sites and facilities on which to build and operate its network. The Company's FPM Agreements typically provide that the Company will, in consideration of such lease, allocate to the Incumbent, solely for its own use, a certain portion of the circuits on the upgraded system and pay the Incumbent a portion of the revenue derived from sales capacity by the Company of excess telecommunications on such Incumbent's system. The portion of such revenues and the amount of such circuits typically depends on the relative contributions of the Company and of the Incumbent to the system upgrade. The Company expects that this portion will typically be approximately 10% of such revenue, although the exact portion negotiated with each Incumbent is expected to vary (possibly significantly) on a case-by-case basis. Under the FPM Agreements signed to date, the Incumbents share between zero and approximately 50% of the revenue generated from the sale of excess capacity, with such revenue sharing commencing up to four years after the commissioning of the Initial System or any capacity expansion, and receive circuits ranging from 672 to 1,200 DS-0s for their internal communications needs. Generally, the Incumbent is also entitled to purchase a certain amount of capacity in excess of its allocated amount along its own system. The Company expects that FPM Agreements will generally permit the Incumbent to purchase this additional capacity at the Company's lowest market rate for such route. The Incumbent is usually required to make certain capital investments up to a predetermined amount to upgrade its system infrastructure to make it suitable for installation of the Company's network system which, in most cases, includes significant modifications to structures, towers, battery plants and equipment shelters. Certain Incumbents who have executed FPM Agreements, however, have elected not to contribute any capital toward the upgrade of their system and accordingly have agreed not to participate in the revenue generated by the system. The

Company is generally responsible for capital investments relating to the Incumbent's facilities that exceed such predetermined amount, as well as the installation cost of certain other equipment, including new digital radios and antenna systems.

    Pursuant to an FPM Agreement, the Incumbent grants to the Company an exclusive right to market and sell excess telecommunications capacity created by the Incumbent's system. The Company sets the selling price of such excess capacity to maximize revenue on Pathnet's entire network rather than that portion of the network covered by the Incumbent's system. The FPM Agreements typically prohibit Incumbents from operating parallel microwave telecommunications facilities for the purpose of selling digital circuits. Moreover, the FPM Agreements usually provide that Incumbents will refer network customers to the Company, and, in certain cases, the Incumbent will earn a fee for a referral that results in a sale of capacity.


    The FPM Agreements generally provide for a 25-year term consisting of an initial term and two extension terms. The initial term generally includes a design and installation period and an additional five years commencing upon the commissioning of the system. Generally, the FPM Agreements also provide that the Company will be granted a first extension term for an additional ten years if it sells 10% or more of the excess capacity available for sale during the initial term, and a second extension term for an additional ten years if it sells 10% or more of the excess capacity available for sale during the first extension term. After commissioning the upgraded system and so long as the Company satisfies such excess capacity sale requirements, the FPM Agreements are typically non-terminable by either party. After the 25-year period, the FPM Agreements typically provide for automatic one-year extensions which may be terminated at the election of either the Company or the Incumbent. Upon expiration of an FPM Agreement, the Company is typically obligated to transfer the Initial System to the Incumbent and may remove from the Incumbent's facilities all of its equipment utilized for capacity expansion above the Initial System.


    The FPM Agreements typically require the Company to grant the Incumbent a security interest in the equipment required to operate the Initial System, which includes the first radio, the protection radio and the other assets and equipment required to operate such radios.


    In the case of the Company's FPM Agreement with an affiliate of Idaho Power Company ("Idaho Power"), in addition to granting the Incumbent a security interest in the equipment required to operate the Initial System, the Company contributed such equipment to a special purpose subsidiary in which Idaho Power holds a majority interest. The Company has veto rights with regard to the taking of certain extraordinary actions by the subsidiary. Should it enter into similar FPM Agreements in the future, the Company expects that it will own all or a majority of the interests in the related special purpose subsidiary and that (in cases where such subsidiary is majority owned) the Incumbent will have veto rights with respect to the taking of certain extraordinary actions.


    AMERICAN TOWER TERM SHEET


    Under the Binding Term Sheet executed by the Company and ATC, ATC has granted the Company the right to perform due diligence on approximately 4,200 route miles of network in 25 states. Upon completion of a six-month due diligence process that commenced on May 1, 1998, the Company has the unilateral right to reserve each of the tower assets on which the Company would like to install its network pursuant to a license agreement. The Binding Term Sheet provides that the Company will have up to 14 months to commence construction of its digital system. Prior to commencement of network construction, the Company will enter into a license agreement with ATC that will grant to the Company a 25-year license to use the tower assets and other facilities of ATC in exchange for three to five percent of all revenue collected from the sale of excess capacity. As of the date of this Prospectus, the Company has entered into a license agreement which will be effective as of August 1, 1998 with ATC relating to the construction of approximately 250 route miles of network.

    NETWORK MAINTENANCE AND PROVISIONING OF CIRCUITS


    The Company expects to enter into maintenance and provisioning services agreements (each, a "Maintenance and Provisioning Agreement") with each Incumbent with whom it enters into an FPM Agreement. As of the date of this Prospectus, the Company has entered into agreements with KN Energy, NIPSCO, Northern Border and Texaco relating to the maintenance of Pathnet's network. Each Incumbent will be required to maintain the physical assets at each site along its route. The Company anticipates entering into additional Maintenance and Provisioning Agreements as its network is developed. The Maintenance and Provisioning Agreements generally require an Incumbent to provide all services necessary for the maintenance and operation of the Company's network, including regularly scheduled maintenance and inspections and 24 hours per day, seven days per week emergency repair services. They also typically provide for certification of the Incumbent's maintenance employees and establish service standards that the Incumbent must meet. The Incumbent receives a monthly fee per site serviced, subject to cost of living adjustments and adjustments for changes in the scope of the services provided. The Incumbent is also reimbursed for certain out-of-pocket expenses, subject to certain limitations. Maintenance and Provisioning Agreements typically have a one-year term and renew automatically unless either party gives notice of its intention not to renew. A Maintenance and Provisioning Agreement may be terminated sooner if an Incumbent breaches its obligations thereunder or if the Company fails to pay charges due thereunder. An Incumbent's performance is evaluated annually in connection with the renewal of the related Maintenance and Provisioning Agreement.


    The Company intends to expand the scope of the Maintenance and Provisioning Agreements it has entered into that relate only to maintenance and intends to execute additional agreements with additional Incumbents relating to the provisioning of circuits. To the extent the Company requires manpower in the field to provision circuits or install incremental radios, the Company plans to utilize the Incumbents' existing maintenance staff to provide such services for an additional fee. If the Company were unable or unwilling to establish or renew Maintenance and Provisioning Agreements with Incumbents, or if the Company should utilize telecommunications assets from entities other than Incumbents, the Company may be required to hire its own staff or third parties to provide such services. Although the Company believes that its maintenance and provisioning support arrangements will ensure the quality and reliability of its network, there can be no assurance that Incumbents or third-party service providers will adequately maintain the Company's network. See "Risk Factors--Dependence on Relationship with Incumbents; Rights of Incumbents to Certain Assets."

EQUIPMENT SUPPLY AGREEMENTS


    Pursuant to a Master Agreement entered into by the Company and NEC on August 8, 1997, the Company agreed to purchase from NEC by March 31, 2003 a total of $200 million worth of certain equipment, services and licensed software to be used by the Company in its network under pricing and payment terms that the Company believes are favorable. In addition, NEC has agreed, subject to certain conditions, to warranty equipment purchased by the Company from NEC for three years, if defective, to repair or replace certain equipment promptly and to maintain a stock of critical spare parts for up to 15 years. The Company's agreement with NEC provides for fixed prices during the first three years of its term. In addition, pursuant to a Purchase Agreement between Andrew and the Company, the Company agreed exclusively to recommend to the Incumbents certain products manufactured by Andrew and Andrew agreed to sell such products to Incumbents and the Company for a three-year period, renewable for two additional one-year periods at the option of the Company. The Company's agreement with Andrew generally provides for discounted pricing based on projected order volume.

RELIABILITY OF NETWORK

    Bellcore states that generally accepted industry standards for reliability are 99.98% error free seconds for overall network reliability, 99.999% for any individual path in the network, and bit error rate less than 10(-13). Bellcore's analysis of the Company's system design indicates that the Company's network consists of available, off-the-shelf components that meet or exceed the standards listed above.

    The Company has constructed a state-of-the-art NOC located in Washington, D.C. which currently provides real-time end-to-end monitoring of Pathnet's network operations during business hours. The Company is currently increasing its NOC staff and expects to monitor its network operations 24 hours per day, seven days per week in 1999. For the period before the NOC becomes operational on a 24 hour per day basis, the Company has engaged WTCI to assist in monitoring its network. The NOC ensures the efficient and reliable performance of the network by enabling the Company to identify, and often prevent, potential network disruptions, and to respond immediately to actual disruptions. In addition, the NOC enables the Company to schedule and conduct maintenance of Pathnet's network while minimizing interference with the use of the network. Specific features provided by the NOC include traffic management and forecasting, line performance reporting and alarm monitoring, remote link restoration and coordination, and provisioning of network services.

COMPETITION

    The telecommunications industry is highly competitive. In particular, price competition in the 'carrier's carrier' market has generally been intense and is expected to increase. The Company competes and expects to compete with numerous competitors who have substantially greater financial and technical resources, long-standing relationships with their customers and potential to subsidize competitive services from less competitive service revenues and from federal universal service subsidies. Such competitors may be operators of existing or newly deployed wireline or wireless telecommunications networks. The Company will also face intense competition due to an increased supply of telecommunications capacity, the effects of deregulation and the development of new technologies, including technologies that will increase the capacity of existing networks.

    The Company anticipates that prices for its 'carrier's carrier' services will continue to decline over the next several years. The Company is aware that certain long distance carriers are expanding their capacity and believes that other long distance carriers, as well as potential new entrants to the industry, are constructing new microwave, fiber optic and other long distance transmission networks in the United States. If industry capacity expansion results in capacity that exceeds overall demand along the Company's routes, severe additional pricing pressure could develop. As a result, within a few years, the Company could face dramatic and substantial price reductions. Such pricing pressure could have a material adverse effect on the business, financial condition and results of operations of the Company.


    While the Company generally will not compete with Telecom Service Providers for end-user customers, the Company may compete, on certain routes, as a 'carrier's carrier' with long-distance carriers such as AT&T, MCI, Sprint and WorldCom and operators of fiber optic systems such as IXC Communications, Inc., Williams, Qwest and Level 3, who would otherwise be the Company's customers in second and third tier markets. The Company will also face competition increasingly in the long haul market from local exchange carriers, regional network providers, resellers and satellite carriers and may eventually compete with public utilities and cable companies. In particular, certain ILECs and CLECs are allowed to provide inter-LATA long distance services. Furthermore, RBOCs will be allowed to provide inter-LATA long distance services within their regions after meeting certain regulatory requirements intended to foster opportunities for local telephone competition. Certain RBOCs have requested regulatory approval to provide inter-LATA data services within their regions. The RBOCs already have extensive fiber optic cable, switching, and other network facilities in their respective regions that can be used for long distance services after a waiting period. In addition, other new competitors may build additional fiber capacity in the geographic areas served and to be served by the Company.

    The Company may also face competitors seeking to deploy a digital wireless network in the same manner as the Company by leveraging the assets of Incumbents or other owners of telecommunications assets or from Incumbents leveraging their own assets. Although the Company believes its strategy will provide it with a cost advantage, there can be no assurance that technological developments will not result in competitors achieving even greater cost efficiency and therefore a competitive advantage. See "Risk Factors--Risk of Rapid Technological Changes."


    A continuing trend toward business combinations and strategic alliances in the telecommunications industry may create stronger competitors to the Company, as the resulting firms and alliances are likely to have significant technological, marketing and financing resources greater than those available to the Company. See "Risk Factors--Competition; Pricing Pressures."


REGULATION

    OVERVIEW

    The Company's current arrangements with its Incumbents contemplate that the Company's digital network will be largely Part 101 telecommunications services which are subject to regulation by federal, state and local governmental agencies. At the federal level, the Communications Act grants the FCC exclusive jurisdiction to set rules and policies regarding interstate telecommunications services (I.E., services that originate in one state and terminate in another state) and use of the electromagnetic spectrum (I.E., wireless services). The Company or its affiliates, or in certain cases Licensed Incumbents, must obtain licenses described below from the FCC in order to construct and operate the communications network necessary to support the Company's business, although the Company may commence construction of proposed facilities prior to applying for or obtaining authorization from the FCC, and may, upon satisfaction of certain basic requirements, begin operations over constructed facilities prior to obtaining a final license.

    The FCC is also responsible for, among other matters, granting renewals of the Company's Part 101 licenses, granting pro forma authorizations for transfers of such licenses, imposing regulatory fees in connection with the granting of such licenses, performing inspections of licensed facilities, adjudicating disputes between the Company and other telecommunications carriers, and taking disciplinary actions against the Company for any violation of the FCC's rules or policies.

    State regulatory commissions have jurisdiction over intrastate communications (I.E., those that originate and terminate in the same state), and may impose certain regulatory requirements and restrictions on the Company with respect to such services. As a result of the Company's offerings of intrastate service to date, the Company has registered with the Montana Public Service Commission to provide telecommunications services within the State of Montana. In addition, municipalities and other local jurisdictions may regulate limited aspects of the Company's business by, for example, imposing zoning and franchise requirements and requiring installation permits, particularly with respect to the construction of new or modified towers necessary to the Company's business. The Company also is subject to varying taxation at the federal, state and local levels.


    The Company has obtained and expects to obtain Part 101 authorizations and approvals as necessary and appropriate to conduct its currently planned operations, and believes that it is in compliance with all laws, rules and regulations applicable to its business. Nevertheless, changes in existing laws and regulations, including those relating to the provision of Part 101 telecommunications services in the 6 GHz band and the relocation of Incumbents from the 2 GHz to the 6 GHz band, could have a material effect on the Company's business, financial condition and results of operations. See "Risk Factors--Regulation-- Licensing by the Company and Incumbents."

    As a result of the nature of the Company's business and recent regulatory streamlining actions taken by the FCC, the Company, as compared to most other wireless carriers, traditional IXCs and LECs, is subject to a substantially lesser degree of FCC regulation, and is required to deal with far fewer federal and state regulatory hurdles in the implementation of its business plan. In connection with its 1998 biennial regulatory review, the FCC has initiated a rulemaking proceeding that would further revise and streamline the rules governing application procedures for the services currently planned to be offered by the Company and make licensing procedures for such services faster, less burdensome, and more consistent. The Company expects that these simplified licensing procedures, if adopted by the FCC, will make it easier to obtain and maintain the licenses required for its business.

    Other regulatory hurdles that are normally encountered by traditional IXCs and LECs will have no material bearing on the Company's current business. For example, while IXCs have to pay access charges to LECs in order to access local networks, the Company will sell capacity to IXCs but will not itself provide switched traffic, thus eliminating the need to encounter the regulatory issues surrounding such access. Similarly, while competitive LECs must interconnect with the facilities of incumbent LECs in order to provide local service, and must therefore deal with such regulatory issues as interconnection, number portability, dialing parity, and unbundled network access, the Company does not now plan to offer local switched service and therefore need not address these issues. Finally, because the Company's business plan will rely heavily on existing towers and facilities of Incumbents, the likelihood of encountering burdensome state or local zoning or tower siting issues is substantially reduced. The Company expects that its streamlined regulatory status will serve as an asset and a competitive advantage as it pursues its business plan.

    For a discussion of the risks associated with the regulation of the Company's business, see "Risk Factors--Regulation."

    FEDERAL REGULATION

    LICENSING BY THE COMPANY. Because of the development and deployment of emerging technologies such as PCS, many Incumbents operating private telecommunications systems in the 2 GHz band of the frequency spectrum are or will be required to relocate their systems and operations to the 6 GHz band or alternate spectrum. At the same time, technology has made obsolete the analog microwave systems typically operated by Incumbents. The transition to the 6 GHz band provides these Incumbents with an opportunity to convert to more advanced, more spectrum-efficient digital microwave systems. These two developments--one regulatory, one technological--form the backdrop for the Company's efforts to aggregate and deploy a digital Part 101 telecommunications network in the 6 GHz band.


    Working closely with relocated Incumbents, the Company has obtained and expects in most future cases to obtain, Part 101 licenses from the FCC to conduct operations in the 6 GHz frequency band and from the same locations as each such relocated Incumbent. Generally, the Company then upgrades each relocated Incumbent's telecommunications system from analog to high capacity digital, provides each Incumbent with the capacity needed by the Incumbent for its own business, interconnect all of the digital systems to form an extensive network, and sells excess capacity on the aggregated network to customers of the Company.



    LICENSING BY INCUMBENTS. In a limited number of instances, a relocated Incumbent may itself obtain authorization from the FCC to operate a Part 101 telecommunications system at the newly occupied 6 GHz location, and may, as part of its strategic relationship with the Company, construct and operate a digital system to operate in that band of the frequency spectrum. In those instances, the Company and the Licensed Incumbent have entered into, and will enter into, contractual arrangements that allow the Licensed Incumbent to retain a limited amount of capacity on the relocated network for its own purposes, and allow the Company to market and sell the excess capacity on the network and collect the revenue generated from such sales (a portion of which may be distributed to the Licensed Incumbent also as part of such relationship). The Company intends to establish any such arrangement so as to ensure that there is no DE FACTO transfer of control of the FCC license from the Licensed Incumbent to the Company, because such a transfer without FCC consent would violate the FCC's rules.


    MUTUAL EXCLUSIVITY. Pursuant to its arrangements with Incumbents, the Company has, and will, in most cases, apply to the FCC for new Part 101 licenses to operate in the 6 GHz band. As each such Part 101 license is granted by the FCC with respect to the frequencies to be used between two specific points as designated by specific latitude and longitude coordinates, and as Incumbents already own the infrastructure and sites that comprise each such licensed point along the network, the Company expects to be the first and only entity to apply for these licenses at or near the specific locations and in the frequencies to be designated by the Company, and hence to have licensing priority under the FCC's procedures. There can be no assurance that other entities will not seek licenses to operate in the same portion of the frequency spectrum as the Company in locations geographically close to those designated by the Company. The Company believes, however, that such situations are not likely to create mutual exclusivity for FCC purposes between the Company and any such other entity, because (i) the FCC's current licensing is on a "first come, first served" basis, (ii) it will be difficult for any such other entity to obtain tower site locations in close enough geographical proximity to the Company's proposed tower sites (on land typically controlled by the Incumbent) so as to cause a mutually exclusive situation to arise and (iii) the FCC imposes construction and channel loading requirements with respect to each frequency so licensed to prevent warehousing of spectrum which would force any such potential mutual exclusive licensee to invest significant capital in the form of sites, equipment and actual traffic using such licensed frequencies in order to maintain its license.


    FREQUENCY COORDINATION. Prior to applying to the FCC for authorization to use portions of the 6 GHz band, the Company must coordinate its use of the frequency with any existing licensees, permittees, and applicants in the same area whose facilities could be subject to interference as a result of the Company's proposed use of the spectrum; in applying for a license the applicant must certify that such coordination has taken place. The Company must circulate coordination notifications and allow 30 days for a response from other potential applicants or licensees expressing concerns about interference; in the event of such a response, the parties must take all reasonable steps to resolve the potential interference. If there are no responses to the notification, the desired frequency will effectively be "reserved" for the Company's use, and the Company will be required to file an application for a license to use the frequency within six months of the notification, or to file a renewal notification. As a Part 101 licensee, the Company may itself receive coordination notifications from would-be applicants, and would be required to take reasonable steps to solve any interference problems.


    FCC LICENSE REQUIREMENTS. As part of the requirements of obtaining a Part 101 license, the FCC requires the Company to demonstrate the site owner's compliance with the FAA reporting and notification requirements with respect to the construction, installation, location, lighting and painting of transmitter towers and antennas, such as those to be used by the Company in the operation of its network. In certain instances, the Company may be required to notify the FAA of proposed construction of facilities (E.G., more than 200 feet above ground level), so as to allow the FAA to determine whether the proposed construction poses a hazard to aviation safety. The FCC requires compliance with the FAA's notification requirement; where such FAA notification is required, the FCC requires a "no hazard" determination from the FAA before granting a license with respect to a particular facility. The FAA has a substantial backlog of requests for "no hazard" determinations, and this may affect in certain situations the timing of the FCC's issuance of a license to the Company. If the FAA finds that a particular structure will pose a hazard, the Company will have to reduce its size or location, or take other steps to bring the structure into compliance with the FAA's guidelines.



    In addition, in order to obtain the Part 101 licenses necessary for the operation of its network, the Company, and in some cases Licensed Incumbents, must file applications with the FCC for such licenses and demonstrate technical and legal qualification to be an FCC licensee. The licensing procedures for Part 101 applicants have recently been streamlined by the FCC. For example, Part 101 applicants may begin and complete the construction of facilities to be licensed, at their own risk, even before filing applications. An applicant is also allowed to operate such facilities at the time of filing an application or while its formal license application is being processed, provided the applicant certifies that, among other things: (i) it has successfully completed the frequency coordination process; (ii) the operations will have no significant environmental impact; (iii) no rule waiver is being requested; and (iv) no FAA or FCC notification is required.

    The Company or a Licensed Incumbent must obtain prior FCC authorization in order to make significant modifications to existing microwave facilities (although certain modifications can be made without prior approval or notification). Additionally, the Company or a Licensed Incumbent is required to provide notice to the FCC before transferring control of an FCC license to a third party.


    Under the rules of the FCC, the Company is required to have each licensed
Part 101 facility constructed and "in operation" (I.E., capable of providing service), and to complete each authorized modification to an existing facility, within 18 months of the grant of the necessary license or approval. Each license also contains a separate deadline for the completion of construction of the underlying facility. A licensee may obtain a six-month extension of these periods upon a showing of good cause, and such extensions are routinely granted. In addition, the FCC has eliminated the requirement that Part 101 licensees certify to the FCC the completion of construction of licensed facilities. The FCC also requires that a certain portion of the available channels on Part 101 digital systems be loaded with traffic within 30 months of licensing.


    Failure to meet the FCC's timetable for construction or operation, or to obtain an extension of said timetable, will automatically cancel the underlying license or approval, to the detriment of the Company's ability to execute its business plan. A license or authorization will also lapse if, after construction and operation, the facility is removed or altered to render it non-operational for a period of 30 days or more. Any authorized Part 101 station that fails to transmit operational traffic during any twelve consecutive months after construction is complete is considered permanently discontinued under the FCC's files, and its underlying license is forfeited. A Part 101 license may also lapse for failure to comply with the FCC's channel loading requirements.

    There are several additional regulatory requirements with which the Company will have to comply as a Part 101 licensee. For example, the Company must allow the FCC, upon its request, to gain access to the licensed facilities in order to conduct inspections. Additionally, licensees are required to give priority on their systems to the transmission of public safety messages. Licensees are also required to notify the FCC of any disruptions in the service offered over the licensed facilities.


    FCC LICENSE RENEWAL. Part 101 licenses obtained by the Company or an Incumbent have been and will be issued for a term of ten years, after which such licenses will have to be renewed by the filing of applications with the FCC. Renewals of such licenses are generally routinely granted for companies that have complied with all material aspects of the FCC's rules and regulations.



    PROVISION OF COMMON AND PRIVATE CARRIER SERVICES. The Company's and Licensed Incumbents' Part 101 licenses allow the Company to sell the excess capacity on its network to the customers targeted under the Company's business plan. Although the Part 101 licenses that the Company and Licensed Incumbents hold or will hold are designated for "common carriers," under the FCC's rules, a
Part 101 licensee may provide both common carriage and private carriage over
Part 101 facilities.



    The Company's services are and will be offered on a private carrier basis, I.E., to selected companies on an individualized basis, subject to separately negotiated contracts. For example, the capacity to be provided to Incumbents for their own use will be provided on a private carrier basis. Similarly, the Company offers and will offer services to common carriers on an individualized basis as a 'carrier's carrier.'

The Company's private carrier services are and will be specifically tailored to meet the unique requirements of each customer, and will not subject the Company to common carrier regulation, such as tariff filing requirements, with respect to those private carriage offerings.


    Although the Company does not currently plan on providing services on a common carrier basis the Company may, in the future, provide services on such basis, I.E., the services would be offered indiscriminately to the public, thus making the Company a common carrier with respect to those services. Being a common carrier with respect to the services would subject the Company to certain regulatory requirements and restrictions. For example, with respect to the Company's common carrier offerings, the Company would be required to offer them to the public indiscriminately, without unreasonable discrimination in its charges, practices, classifications, regulations, facilities, or services. In addition, the Company would be required to file tariffs with the FCC with respect to the rates and terms of its common carrier interexchange offerings; this tariffing requirement may be modified or eliminated in the future. The tariffing requirement is non-burdensome; the FCC has adopted streamlined tariffing procedures for nondominant common carriers, allowing tariffs to become effective within one day of filing, and presuming such tariffs to be just and reasonable unless otherwise demonstrated.


    FOREIGN OWNERSHIP. As the licensee of facilities designated for common carriage, the Company is subject to Section 310(b)(4) of the Communications Act, which by its terms restricts the holding company of an FCC common carrier licensee (the Company is such a holding company, because it expects to hold all FCC licensees indirectly, through subsidiaries) to a maximum of 25% foreign ownership and/or voting control. In addition, any Incumbent Licensee is also subject to such foreign ownership restrictions. The FCC has determined that it will allow a higher level (up to 100%) on a blanket basis with respect to all common carrier licensees, but only for foreign ownership by citizens of, or companies organized under the laws of, WTO member countries.



    The FCC continues to apply the 25% foreign ownership limitation with respect to citizens or corporations of non-WTO nations. Although the Company is presently within the 25% foreign ownership limitation, future financings may cause the Company to exceed this limitation, in which case the Company would have to analyze its foreign ownership with respect to the WTO status of the nations with which the Company's foreign owners are associated. Also, in the event that a Licensed Incumbent were to choose to hold the relevant Part 101 licenses itself, and not through a holding company, that Licensed Incumbent would be subject to Section 310(b)(3) of the Communications Act, which limits direct foreign ownership of FCC licenses to 20%. The FCC does not have discretion to waive this limitation.


    UNIVERSAL SERVICE. The FCC's universal service rules require certain providers of interstate telecommunications services to make contributions to a fund based on their telecommunications revenues from end-users. Revenues received by a provider from carriers that are reasonably expected to make contributions to the fund based on their own end-user revenues need not be included in such provider's contribution base. The proceeds in the universal service fund are to be distributed among eligible schools and libraries, certain carriers delivering telecommunications services to low-income consumers, communication carriers in high cost-of-service areas and other entities designated as eligible by a state commission.

    Because the vast majority of the Company's telecommunications services will be sold to other carriers that will themselves be contributors to the fund, the Company does not expect to be assessed fund contributions with respect to most of the telecommunications revenues that it receives. Such contributions will be assessed solely with respect to revenues received by the Company from its limited number of actual end-users, such as Incumbents, ISPs and other non-carrier end-users, and from other carriers that are not required to contribute to the fund because they fall under one of the contribution exemptions established by the FCC (E.G., non-profit schools and government agencies, and carriers whose total annual contribution would be less than $10,000). The Company expects that, to the extent it is required to contribute to the fund, it will be able to recover the amounts contributed through appropriate charges to end-users and others.

    To the extent that the Company provides capacity to carriers and other entities eligible for universal service fund support, the Company may be able to obtain, either directly or indirectly, some funding from the universal service fund. The Company has no present intention to rely on any such funding, and has not included any such funding in its financial projections.

    STATE AND LOCAL REGULATION

    State and local governments have regulatory authority over the provision of intrastate communication services, including the approval of those seeking to provide certain intrastate services. Such state and local regulatory requirements may also include registering with regulatory authorities, paying fees, acquiring permits, filing tariffs and notifying or obtaining approval from regulatory authorities with respect to certain transfers or issuances of the Company's capital stock. The Company expects that most of its services will be provided on an interstate basis; however, in those instances where the Company will provide intrastate services, it does not expect state regulatory requirements to be burdensome.

    The siting and construction of telecommunications equipment may be subject to state and local zoning, land use, and other regulations. The types and timing of approvals required to install transmitter towers, antennae and other equipment and to conduct other aspects of the Company's business will likely vary among local governments. Under its arrangements with Incumbents, it will be the primary responsibility of Incumbents to obtain all necessary state and local authorizations with respect to towers and other equipment for the Company's network. Because the Company intends to rely heavily on existing towers and facilities, however, the Company does not expect that Incumbents or other owners of telecommunications assets will generally encounter burdensome state zoning or tower siting issues.

INTELLECTUAL PROPERTY


    The Company uses the name "Pathnet" as its primary business name and service mark and has registered that name with the United States Patent and Trademark Office. On February 26, 1998, the Company filed an application to register its service mark "A NETWORK OF OPPORTUNITIES" in the United States Patent and Trademark Office for communications services, namely establishing and operating a network through the use of fiber optic and high capacity digital radio equipment. First action upon the application is expected by the end of 1998. The Company reasonably believes that the application will mature to registration, but there can be no assurance that such registration will actually be issued.



    The Company relies upon a combination of licenses, confidentiality agreements and other contractual covenants to establish and protect its technology and other intellectual property rights. The Company currently has no patents or patent applications pending. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or other intellectual property. In addition, the Company depends on the use of intellectual property of others, including the hardware and software used to construct, operate and maintain its network. Although the Company believes that its business as currently conducted does not infringe on the valid proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against the Company or that, in the event of an unfavorable ruling on such claim, a license or similar agreement to utilize technology relied upon by the Company in the conduct of its business will be available to the Company on reasonable terms. The Company's equipment supply contracts with NEC and Andrew provide for indemnification by the supplier to the Company for intellectual property infringement claims regarding the suppliers' equipment. In the case of the agreement with Andrew, however, such indemnification is limited to the purchase price paid for the particular equipment.


FACILITIES, REAL PROPERTY AND LEASES

    As part of its network, the Company holds leasehold interests or licenses in the land, towers, shelters and other facilities located at each Incumbent's sites and will have leasehold and other real estate interests pursuant to its agreements with independent tower companies and other owners of telecommunications assets. See "--Agreements with Incumbents and Other Owners of Telecommunications Assets--Fixed Point Microwave Services Agreements" and "--American Tower Term Sheet." The Company expects to lease additional facilities from Incumbents and other owners of telecommunications assets in connection with the planned expansion of its digital network.


    The Company leases its corporate headquarters space in Washington, D.C. from 6715 Kenilworth Avenue General Partnership, a general partnership of which David Schaeffer, Chairman of the Company, is General Partner (the "Kenilworth Partnership"), pursuant to a Lease Agreement between the Company and the Kenilworth Partnership, dated as of August 9, 1997 (the "Headquarters Lease"). The Headquarters Lease expires on August 31, 1999 and can be renewed at the option of the Company for two additional one-year periods on the same terms and conditions. See "Certain Relationships and Related Transactions--Lease from the Kenilworth Partnership." The Company also leases office space in Richardson, Texas; Lewiston, Texas; and Independence, Kansas pursuant to leases that expire in 2000, 2001 and 2000, respectively.


    The Company believes that all of its properties are well maintained.

EMPLOYEES


    As of June 2, 1998, the Company had 88 full time employees, none of whom was represented by a union or covered by a collective bargaining agreement. The Company believes that its relationship with its employees is good. In connection with the construction and maintenance of its network and the conduct of its other operations, the Company uses third party contractors, some of whose employees may be represented by unions or covered by collective bargaining agreements.


LEGAL PROCEEDINGS

    Other than licensing and other regulatory proceedings described under "Risk Factors--Regulation" and "--Regulation," the Company is not currently a party to any legal proceedings, which, individually or in the aggregate, the Company believes will have a material adverse effect on the Company's financial condition, results of operations and cash flows.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The table below sets forth certain information concerning the directors and executive officers of the Company. Directors of the Company are elected at the annual meeting of stockholders. Executive officers of the Company generally are appointed at the Board of Directors' first meeting after each annual meeting of stockholders.


NAME                                                       AGE                    POSITION(S) WITH COMPANY
-----------------------------------------------------      ---      -----------------------------------------------------
David Schaeffer (1)..................................          42   Chairman of the Board, Treasurer and Director
Richard A. Jalkut (1)................................          53   President, Chief Executive Officer and Director
Kevin J. Bennis......................................          44   Executive Vice President, and President,
                                                                    Communications Services Division
William R. Smedberg, V...............................          37   Vice President, Finance and Corporate Development
Michael A. Lubin.....................................          49   Vice President, General Counsel and Secretary
Michael L. Brooks....................................          54   Vice President, Network Development
Peter J. Barris (2)..................................          46   Director
Kevin J. Maroni (2)(3)...............................          35   Director
Patrick J. Kerins (3)................................          43   Director
Richard K. Prins (2)(3)..............................          41   Director
Stephen A. Reinstadtler..............................          32   Director


------------------------

(1) Member of Contract Committee.

(2) Member of Compensation Committee.

(3) Member of Audit Committee.

    Set forth below is the background of each of the Company's executive officers and directors.

    DAVID SCHAEFFER founded the Company in August 1995, has served as Chairman of the Board, Treasurer and director of the Company since August 1997, and served as President and Chief Executive Officer of the Company from 1995 until August 1997. From 1986 to the present, Mr. Schaeffer has also served as President and Chief Executive Officer of Empire Leasing, Inc., a specialized mobile radio licensee and operator. In addition, Mr. Schaeffer founded and, since 1992, has served as President and Chief Executive Officer of Mercury Message Paging, Inc., a paging company which operates networks in Washington, D.C., Baltimore and Philadelphia.


    RICHARD A. JALKUT has served as President, Chief Executive Officer and director of the Company since August 1997. Mr. Jalkut has over 30 years of telecommunications experience. From 1995 to August 1997, he served as President and Group Executive of NYNEX Telecommunications Group, where he was responsible for all activities of the NYNEX Telecommunications Group, an organization with over 60,000 employees. Prior to that, Mr. Jalkut served as President and Chief Executive Officer of New York Telephone Co. Inc., the predecessor company to NYNEX Telecommunications Group, from 1991 until 1995. Mr. Jalkut currently serves as a member of the Board of Directors of Marine Midland Bank, a commercial bank, Ikon Office Solutions, Inc., a company engaged in wholesale and retail office equipment, and Home Wireless Networks, a start-up company developing a wireless product for home and business premises.


    KEVIN J. BENNIS has served as Executive Vice President, serving as President of the Company's Communications Services Division since February 1998. From 1996 until he joined the Company, Mr. Bennis served as President of Frontier Communications, a long-distance communications company, where he was responsible for the sales, marketing and customer service activities of 3,500 employees. Prior to that, Mr. Bennis served in various positions for 21 years at MCI, including as President of MCI's Integrated Client Services Division from 1995 to 1996, as President and Chief Operating Officer of Avantel Telecommunications, MCI's joint venture with Banamex in Mexico, from 1994 to 1995, and as Senior Vice President of Marketing from 1992 to 1994.

    WILLIAM R. SMEDBERG, V joined the Company initially as a consultant in 1996, and has assumed the position of Vice President, Finance and Corporate Development since January 1997. Prior to joining the Company, Mr. Smedberg served in various financial and planning positions at the James River Corporation of Virginia, Inc. ("James River") for nine years. In particular, he served as Director, Strategic Planning and Corporate Development for Jamont, a European consumer products joint venture among Nokia Oy, Montedison S.p.A. and James River, from 1991 to 1996, where he was responsible for Jamont's corporate finance, strategic planning and corporate development. Prior to that, Mr. Smedberg worked in the defense industry as a consultant and engineer for TRW, Inc.

    MICHAEL A. LUBIN has served as Vice President, General Counsel and Secretary of the Company since its inception in August 1995. Prior to joining the Company, Mr. Lubin was an attorney-at-law at Michael A. Lubin, P.C., a law firm which he founded in 1985. Mr. Lubin has experience in telecommunications matters, copyright and intellectual property matters, corporate and commercial law, construction claims adjudication and trial work. Earlier he served as a Federal prosecutor with the Fraud Section, Criminal Division, United States Department of Justice.

    MICHAEL L. BROOKS has served as Vice President, Network Development of the Company since June 1996. Mr. Brooks has extensive experience in voice and data communications. From 1992 through May 1996, Mr. Brooks served as Vice President, Engineering for Ikelyn, Inc. Ikelyn provided system design and technical support for telecommunication systems and support facilities. From 1982 to 1992, Mr. Brooks worked for Qwest Microwave Communications, a predecessor of Qwest, where he directed the initial construction of a 3,500-mile digital network.


    PETER J. BARRIS has been a director of the Company since August 1995. Since 1992, Mr. Barris has been a partner, and, in 1994, was appointed a General Partner of New Enterprise Associates, a firm that manages venture capital investments. Mr. Barris is also a member of the Board of Directors of Mobius Management Systems, Inc., a computer software company which is quoted on the Nasdaq National Market.



    KEVIN J. MARONI has been a director of the Company since August 1995. Since 1994, Mr. Maroni has been a principal, and, in 1995, was appointed as a General Partner of Spectrum Equity Investors, L.P., which manages private equity funds focused on growth capital for telecommunications companies. From 1992 to 1994, he served as Manager, Finance and Development at Time Warner Telecommunications, where he was involved in corporate development projects. Mr. Maroni served as a consultant at Harvard Management Company from 1990 to 1992, where he worked in the private equity group. Mr. Maroni is also currently on the board of directors of several private companies and CTC Communications Corp., an integrated communications provider which is quoted on the Nasdaq National Market.


    PATRICK J. KERINS has been a director of the Company since July 1997. Mr. Kerins has served as Managing Director of Grotech Capital Group, which is engaged in venture capital and other private equity investments, since March 1997. From 1987 to March 1997, he worked in the investment banking division of Alex. Brown & Sons, Incorporated, including serving as Managing Director beginning in January 1994. Mr. Kerins is also a member of the Board of Directors of CDnow, Inc., an online retailer of compact discs and other music-related products which is quoted on the Nasdaq National Market.

    RICHARD K. PRINS has been a director of the Company since 1995. Since 1996, Mr. Prins has served as Senior Vice President of Ferris Baker Watts Incorporated, where he heads the technology and communication practice in the investment banking division. From 1988 to 1996, he was Senior Vice President and Managing Director in the investment banking division of Crestar Financial Corporation. Mr. Prins is currently a director of Startec Global Communications Corporation, a communications company which is quoted on the Nasdaq National Market.

    STEPHEN A. REINSTADTLER has been a director of the Company since October 1997. Mr. Reinstadtler has served as Vice President and Director at Toronto Dominion Capital (U.S.A.) Inc., where he has been involved in private equity and mezzanine debt investments, since August 1995. From April 1994 to July 1995, he served as Manager at The Toronto-Dominion Bank, where he was involved in commercial lending activities to the telecommunications industry. From August 1992 to April 1994, Mr. Reinstadtler also served as Associate at Kansallis-Osake-Pankki, where he was involved in commercial lending activities to the telecommunications industry.

BOARD OF DIRECTORS


    The Company's Board of Directors consists of seven directors. Subject to the restrictions set forth in the Company's Certificate of Incorporation and the Bylaws, directors and executive officers of the Company are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. The Certificate of Incorporation and the Bylaws provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. The three classes of the Board of Directors consist of the following: (i) Patrick J. Kerins and Stephen A. Reinstadtler, whose terms of office expire at the first annual meeting of stockholders of the Company after the end of the Company's fiscal year ending December 31, 1998, (ii) Richard K. Prins and Peter J. Barris, whose terms of office expire at the first annual meeting of stockholders of the Company after the end of the Company's fiscal year ending December 31, 1999, and
(iii) Richard A. Jalkut, David Schaeffer and Kevin J. Maroni, whose terms of office expire at the annual meeting of stockholders of the Company after the end of the Company's fiscal year ending December 31, 2000.


    COMMITTEES OF THE BOARD OF DIRECTORS. The Board of Directors currently has three committees, the Audit Committee, the Compensation Committee and the Contract Committee. The Audit Committee has been established to, among other things, make recommendations to the Board of Directors with respect to the engagement or discharge of independent auditors, review with the independent auditors the plan and results of the auditing engagement, and review the Company's system of internal accounting controls. The current members of the Audit Committee are Messrs. Maroni, Kerins and Prins.

    The Compensation Committee has been established to, among other things, administer the Company's stock incentive plans, review and make recommendations to the Board of Directors concerning the compensation of executive officers, and consider existing and proposed employment agreements between the Company and any executive officer of the Company. The current members of the Compensation Committee are Messrs. Maroni, Prins and Barris.

    The Contract Committee reviews and evaluates each FPM Agreement that the Company proposes to enter into and has the authority to authorize the Company to execute and deliver any FPM Agreement so long as the terms and conditions of such FPM Agreement do not differ substantially from the FPM Agreements previously authorized and approved by the full Board of Directors. The current members of the Contract Committee are Messrs. Schaeffer and Jalkut.


    DIRECTOR COMPENSATION. Mr. Prins, a director of the Company, was granted options to purchase 70,131 shares of Common Stock in 1995. See "Security Ownership of Certain Beneficial Owners and Management." Directors of the Company are currently not reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings of, and other activities relating to serving on, the Board of Directors and any committees thereof. The Company may consider additional compensation arrangements for its directors from time to time.

    LIMITATION OF LIABILITY AND INDEMNIFICATION. The Restated Certificate of Incorporation of the Company limits, to the fullest extent permitted by law, the liability of directors to the Company and its stockholders for monetary damages for breach of directors' fiduciary duty. This provision is intended to afford the Company's directors benefit of the Delaware General Corporation Law (the "DGCL"), which provides that directors of Delaware corporations may be relieved of monetary liability for breach of their fiduciary duty of care, except under certain circumstances, including any breach of a director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations of the DGCL regarding the improper payment of dividends or any transaction from which the director derived any improper personal benefit. In addition, the Certificate of Incorporation of the Company provides that the Company will indemnify its directors and officers to the fullest extent authorized or permitted by law.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    The Company's Compensation Committee consists of Messrs. Maroni, Prins and Barris, none of whom is currently an employee of the Company. During the fiscal year ended December 31, 1997, no executive officer of the Company served as a member of a compensation committee or as a director of any entity of which any of the Company's directors serves as an executive officer.

EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning the cash and non-cash compensation during the fiscal year ended December 31, 1997 earned by or awarded to the Chief Executive Officer and the five other most highly compensated executive officers of the Company whose combined salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1997 (the "Named Executive Officers").


                                                                             LONG-TERM
                                                                           COMPENSATION
                                                  ANNUAL COMPENSATION   -------------------
                                                 ---------------------   SHARES UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                        SALARY      BONUS      OPTIONS GRANTED    COMPENSATION
-----------------------------------------------  ----------  ---------  -------------------  -------------
Richard A. Jalkut..............................  $  166,154(1) $  --            858,754        $   9,857(2)
  President and Chief Executive Officer
David Schaeffer................................     216,923(3)    --            430,413           --
  Chairman of the Board and Treasurer
Michael A. Lubin...............................     136,115     --              --                --
  Vice President, General Counsel and Secretary
David J. Daigle................................     103,077     --              --                --
  Vice President, Sales and Marketing
Michael L. Brooks..............................     103,077     --              --                --
  Vice President, Network Operations
William R. Smedberg, V.........................     103,385     --              --                --
  Vice President, Finance and Corporate
  Development


------------------------

(1) Mr. Jalkut commenced employment with the Company in August 1997, and is compensated at a rate of $400,000 per annum.

(2) Includes amounts reimbursed by the Company pursuant to the Jalkut Employment Agreement (as defined herein) for expenses, including certain travel expenses.

(3) Mr. Schaeffer's salary increased to $300,000 per annum from $150,000 per annum in August 1997.

OPTION GRANTS AND EXERCISES

    The following table sets forth the aggregate number of stock options granted to each of the Named Executive Officers during the fiscal year ended December 31, 1997. Stock options are exercisable for Common Stock of the Company. As of December 31, 1997, no stock options had been exercised by any Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                     POTENTIAL REALIZABLE
                                                                                                       VALUE AT ASSUMED
                                     NUMBER OF     PERCENT OF                                        ANNUAL RATE OF STOCK
                                    SECURITIES    TOTAL OPTIONS                                     PRICE APPRECIATION FOR
                                    UNDERLYING     GRANTED TO      EXERCISE                           THE OPTION TERM(1)
                                      OPTIONS     EMPLOYEES IN       PRICE        EXPIRATION     ----------------------------
NAME                                GRANTED (#)    FISCAL YEAR     ($/SHARE)         DATE             5%             10%
----------------------------------  -----------  ---------------  -----------  ----------------  -------------  -------------
Richard A. Jalkut (2).............     858,754           66.6%     $    1.13   Aug. 4, 2007      $  20,343,882  $  31,430,396
David Schaeffer (3)...............     430,413           33.4           3.67   Oct. 31, 2007         9,180,709     14,892,290
Michael A. Lubin..................      --             --             --              --              --             --
David J. Daigle...................      --             --             --              --              --             --
Michael L. Brooks.................      --             --             --              --              --             --
William R. Smedberg, V............      --             --             --              --              --             --


------------------------


(1) The information disclosed assumes, solely for purposes of demonstrating potential realizable value of the stock options, that the fair market value per share of Common Stock was $16.00 per share (the midpoint of the range set forth in the registration statement filed for the Initial Public Offering) and increases at the rate indicated during the option term. See
    Note 6 to the financial statements included elsewhere in this Prospectus.



(2) On August 4, 1997, the Company granted stock options to purchase an aggregate of 858,754 shares of Common Stock to Mr. Jalkut. Such stock options will vest and become exercisable upon the consummation of the Initial Public Offering.



(3) On October 31, 1997, the Company granted stock options to purchase an aggregate of 430,413 shares of Common Stock to Mr. Schaeffer. Such stock options will vest and become exercisable upon the consummation of the Initial Public Offering.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES


    None of the Named Executive Officers exercised any of their options during the fiscal year ended December 31, 1997. The following table sets forth the aggregate number of options held by each of the Named Executive Officers and the fiscal year-end value of the unexercised options.


                         FISCAL YEAR-END OPTION VALUES


                                               NUMBER OF SECURITIES
                                                    UNDERLYING
                                              UNEXERCISED OPTIONS AT     VALUE OF UNEXERCISED IN-THE-MONEY
                                                 DECEMBER 31, 1997                  OPTIONS (1)
                                            ---------------------------  ----------------------------------
NAME                                        EXERCISABLE   UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
------------------------------------------  ------------  -------------  ----------------  ----------------
Richard A. Jalkut.........................       --            858,754    $     --          $   12,769,622
David Schaeffer...........................       --            430,413          --               5,306,992
Michael A. Lubin..........................       117,885        23,580         1,874,372           374,922
David J. Daigle...........................       176,831        35,366         2,811,597           562,319
Michael L. Brooks.........................       --            --               --                --
William R. Smedberg, V....................       --            --               --                --


------------------------


(1) The information disclosed assumes, solely for purposes of demonstrating potential value of the stock options, that the fair market value per share of Common Stock was $16.00 per share (the midpoint of the range set forth in the registration statement filed for the Initial Public Offering). See Note 6 to the financial statements included elsewhere in this prospectus.



(2) All of the stock options granted to Mr. Jalkut will vest and become exercisable upon the consummation of the Offering.



(3) All of the stock options granted to Mr. Schaeffer will vest and become exercisable upon the consummation of the Offering.


1995 STOCK OPTION PLAN


    The Company has adopted the Pathnet, Inc. 1995 Stock Option Plan (the "1995 Plan") which originally authorized the grant of stock options (including incentive stock options and nonqualified stock options) to participants with respect to a maximum of 1,218,549 shares of Common Stock ("Shares"). The 1995 Plan has been frozen so that no further awards will be made under the 1995 Plan in the future. The following is a summary of the material features of the 1995 Plan. As of June 2, 1998, options to acquire an aggregate of 495,126 Shares have been authorized and are outstanding under the 1995 Plan, subject to adjustment as described below.


    PURPOSES

    The purposes of the 1995 Plan are to encourage and enable employees of the Company and its subsidiaries to acquire an interest in the Company through the granting of stock options and to encourage such individuals to acquire or increase their ownership of Common Stock in order to attract and retain the services of persons of exceptional competence and to furnish an added incentive for them to increase their efforts on behalf of the Company.

    ADMINISTRATION/ELIGIBLE PARTICIPANTS

    The 1995 Plan is administered by the Board of Directors of the Company, acting through the Compensation Committee; PROVIDED that the Board is empowered to appoint from its members a committee of two or more persons to exercise the powers of the Board in granting stock options and taking any other action under the 1995 Plan (the Board, or such committee, as applicable being referred to as the "1995 Plan Committee"). Any actions taken by the 1995 Plan Committee are final and conclusive for purposes of the 1995 Plan.

    Stock options may be awarded under the 1995 Plan to any employees of the Company or its subsidiaries and any non-employee directors of the Company, consultants to the Company and to such other persons as the Board may select from time to time.

    NUMBER OF SHARES AUTHORIZED UNDER THE 1995 PLAN


    As of June 2, 1998 the 1995 Plan authorizes the grant of awards to participants with respect to a maximum of 495,126 Shares, subject to adjustment to avoid dilution or enlargement of intended benefits in the event of certain significant corporate events, which awards may be made in the form of (i) nonqualified stock options and (ii) stock options intended to qualify as incentive stock options under section 422 of the Internal Revenue Code of 1986, as amended. As described above, the 1995 Plan has been frozen so that no further awards will be made under the 1995 Plan in the future.


    TERMS AND CONDITIONS OF OPTIONS UNDER THE 1995 PLAN

    Option grants made under the 1995 Plan are subject to such terms, including exercise price and conditions and timing of exercise, to the extent applicable, as may be determined by the 1995 Plan Committee and specified in the applicable award agreement or thereafter; PROVIDED that stock options intended to qualify as incentive stock options will be subject to terms and conditions that comply with such rules as may be prescribed by section 422 of the Code.

    TRANSFERABILITY

    Options granted under the 1995 Plan will not be transferable by an optionee, other than by will or laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

    AMENDMENT TO 1995 PLAN

    The Board may discontinue the 1995 Plan or amend the 1995 Plan at any time, subject to any required regulatory approval and the limitation that no amendment shall be effective unless approved by the stockholders of the Company. Any such termination or amendment must be made in accordance with applicable law and regulations at an annual or special meeting held within twelve months before or after the date of adoption of such amendment, if such amendment will (i) increase the number of Shares as to which options may be granted under the 1995 Plan, (ii) change in substance the participants who are eligible to participate in the 1995 Plan or (iii) otherwise materially increase the benefits accruing to participants under the 1995 Plan. No option granted under the 1995 Plan may be altered or impaired by any amendment to the 1995 Plan, except with the consent of the optionee.

1997 STOCK INCENTIVE PLAN


    The Company has adopted the Pathnet, Inc. 1997 Stock Incentive Plan (the "1997 Plan") which authorizes the grant of awards to participants with respect to a maximum of 3,345,635 Shares, subject to adjustment as described below. As of June 2, 1998, options to acquire an aggregate of 2,046,261 Shares have been granted under the 1997 Plan.


    PURPOSES


    The purposes of the 1997 Plan are to promote the interests of the Company and its stockholders by (i) attracting and retaining exceptional officers and other key employees, consultants and directors of the Company and its subsidiaries, (ii) motivating such individuals by means of performance-related incentives to achieve performance goals and (iii) enabling such individuals to participate in the long-term growth and financial success of the Company.


    ADMINISTRATION/ELIGIBLE PARTICIPANTS


    The 1997 Plan is administered by a committee (the "1997 Plan Committee") which shall either be the Board or a committee of two or more members of the Board designated by the Board to administer the 1997 Plan. Each such director is expected, but not required, to be a "Non-Employee Director" (within the meaning of Rule 16b-3 promulgated under the Exchange Act) and an "outside director" (within the meaning of Internal Revenue Code section 162(m)) to the extent that Rule 16b-3 and section 162(m), respectively, are applicable to the Company and the 1997 Plan. If a 1997 Plan Committee member shall fail to qualify as a Non-Employee Director or outside director, such failure will not invalidate any otherwise valid award made under the 1997 Plan.


    Any officer or other employee, director or consultant to the Company of any of its subsidiaries shall be eligible to be designated as a participant under the 1997 Plan.


    The 1997 Plan Committee has the authority to determine the participants to whom awards shall be granted under the 1997 Plan. Such committee may delegate to one or more officers of the Company the authority to grant awards to participants who are not officers or directors of the Company subject to section 16 of the Exchange Act or to "covered employees" within the meaning of section 162(m) of the Code.


    NUMBER OF SHARES AUTHORIZED UNDER THE 1997 PLAN


    The 1997 Plan authorizes the grant of awards to participants with respect to a maximum of 3,345,635 Shares, subject to adjustment to avoid dilution or enlargement of intended benefits in the event of certain significant corporate events. Such awards may be made in the form of (i) nonqualified stock options;
(ii) stock options intended to qualify as incentive stock options under section 422 of the Code; (iii) stock appreciation rights, (iv) restricted stock and/or restricted stock units; (v) performance awards; and (vi) other stock based awards; PROVIDED that the maximum number of Shares with respect to which stock options and stock appreciation rights may be granted to any participant in the 1997 Plan in any calendar year may not exceed 1,160,000 and the maximum number of Shares which may be paid to a participant in the 1997 Plan in connection with the settlement of any award(s) designated as a performance compensation award under the 1997 Plan in respect of a single performance period shall be 1,160,000 or, in the event such performance compensation award is paid in cash, the equivalent cash value thereof. If, after the effective date of the 1997 Plan, any Shares covered by an award granted under the 1997 Plan, or to which such an award relates, are forfeited, or if an award has expired, terminated or been canceled for any reason whatsoever (other than by reason of exercise or vesting), then the Shares covered by such award shall again be, or shall become, Shares with respect to which awards may be granted under the 1997 Plan.


    SUBSTITUTE AWARDS

    Awards may be made under the 1997 Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its affiliates or a company acquired by the Company or with which the Company combines. The number of Shares underlying any such assumed or substitute awards shall be counted against the aggregate number of Shares which are available for grant under awards made under the 1997 Plan.

    TERMS AND CONDITIONS OF AWARDS UNDER THE 1997 PLAN

    Awards made under the plan shall be subject to such terms, including exercise price and a conditions and timing of exercise, to the extent applicable, as may be determined by the 1997 Plan Committee and specified in the applicable award agreement or thereafter; PROVIDED that stock options that are intended to qualify as incentive stock options will be subject to terms and conditions that comply with such rules as may be prescribed by section 422 of the Code. Payment in respect of the exercise of an option granted under the 1997 Plan may be made in cash, or its equivalent, or (i) by exchanging Shares owned by the optionee (which are not the subject of any pledge or other security interest and which have been owned by such optionee for at least six months) or (ii) subject to such rules as may be established by the 1997 Plan Committee, through delivery of irrevocable instructions to a broker to sell the shares being acquired upon exercise of the option and to deliver promptly to the Company an amount equal to the aggregate exercise price, or by a combination of the foregoing, PROVIDED that the combined value of all cash and cash equivalents and the fair market value of such Shares so tendered to the Company as of the date of such tender is at least equal to the aggregate exercise price of the option.

    In addition to the foregoing, the 1997 Plan Committee shall have the discretion to designate any award as a performance compensation award. While awards in the form of stock options and stock appreciation rights are intended to qualify as "performance-based compensation" under section 162(m) of the Code provided that the exercise price or grant price, as the case may be, is established by the Committee to be equal to the fair market value per Share as of the date of grant, this form of award enables the 1997 Plan Committee to treat certain other awards under the 1997 Plan as "performance-based compensation" and thus preserve deductibility by the Company for Federal income tax purposes of such awards which are made to individuals who are "covered employees" as defined in section 162(m).


    Each performance compensation award shall be payable only upon achievement over a specified performance period of a duration of at least one year of a pre-established objective performance goal established by the 1997 Plan Committee for such period. The 1997 Plan Committee may designate one or more performance criteria for purposes of establishing a performance goal with respect to Performance Compensation Awards made under the 1997 Plan. The performance criteria that will be used to establish such performance goals will be based on attainment of specific levels of performance of the Company (or subsidiary, affiliate, division or operational unit of the Company) and will be limited to the following: return on net assets, return on stockholders' equity, return on assets, return on capital, stockholder returns, profit margin, earnings per Share, net earnings, operating earnings, price per Share and sales or market share.


    With regard to a particular performance period, the 1997 Plan Committee shall have the discretion, subject to the 1997 Plan's terms, to select the length of the performance period, the type(s) of performance compensation award(s) to be issued, the performance goals that will be used to measure performance for the period and the performance formula that will be used to determine what portion, if any, of the performance compensation award has been earned for the period. Such discretion shall be exercised by the 1997 Plan Committee in writing no later than 90 days after the commencement of the performance period and performance for the period shall be measured and certified by the 1997 Plan Committee upon the period's close. In determining entitlement to payment in respect of a performance compensation award, the 1997 Plan Committee may through use of negative discretion reduce or eliminate such award, provided such discretion is permitted under section 162(m) of the Code.

    TRANSFERABILITY

    Each award, and each right under any award, shall be exercisable only by the participant during the participant's lifetime, or, if permissible under applicable law, by the participant's guardian or legal representative. Except as otherwise provided in an applicable award agreement, no award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any affiliate; PROVIDED that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. Notwithstanding the foregoing, the 1997 Plan Committee has the discretion under the 1997 Plan to provide that options granted under the 1997 Plan that are not intended to qualify as incentive stock options may be transferred without consideration to certain family members or trusts, partnerships or limited liability companies whose only beneficiaries or partners are the original grantee and/or such family members.

    CHANGE OF CONTROL


    In the event of a change of control of the Company and upon the termination of an optionee's employment thereafter by the Company without cause or due to the optionee's resignation due to constructive termination, that portion, if any, of any outstanding awards then held by a participant which are unexercisable or otherwise unvested and which would otherwise have become exercisable or vested within one year following the date of such termination, will be deemed automatically exercisable or otherwise vested, as the case may be, immediately prior to termination of such optionee's employment.


    AMENDMENT TO 1997 PLAN

    The Board may amend the 1997 Plan or any portion thereof at any time; PROVIDED that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the 1997 Plan and no such action that would adversely affect the rights of any participant with respect to awards previously granted under the 1997 Plan shall not that extent be effective without the participant's consent.


THE PATHNET 401(K) PLAN



    The Pathnet 401(k) Plan (the "401(k) Plan") is a defined contribution retirement benefit plan that is qualified for favorable tax treatment under
Section 401 of the Code. All employees of the Company, subject to certain regulatory qualifications, including the Named Executive Officers, who are at least 21 years of age and have completed the minimum service requirement are eligible to participate in the 401(k) Plan. The 401(k) Plan participants may defer pre-tax income by contributing to the plan up to the maximum amount permitted by law. After-tax contributions are also permitted under the 401(k) Plan. At present, the Company does not match any participant's contributions, but the Company may consider matching contribution arrangements from time to time. The amounts that are deposited into each participant's account are invested among various investment options according to the direction of the participant. Each participant's pre-tax and after-tax contributions are immediately vested and nonforfeitable. Each participant is eligible to begin receiving benefits under the 401(k) Plan on the first day of the month coincident with or following the attainment of normal retirement age. There is no provision for early retirement benefits under the 401(k) Plan.


JALKUT EMPLOYMENT AGREEMENT

    The Employment Agreement among the Company and Richard Jalkut (the "Jalkut Employment Agreement") took effect on August 4, 1997 and expires on August 4, 2000. The Jalkut Employment Agreement shall renew automatically for one year terms unless terminated by either party. Under the Jalkut Employment Agreement, Mr. Jalkut is entitled to an annual base salary of $400,000, subject to increase at the discretion of the Company. In addition, Mr. Jalkut is entitled to participate in the Company's benefit plans on the same basis as other salaried employees of the Company and on the same basis as other senior executives of the Company and is entitled to reimbursement up to a total of $50,000 per year for certain expenses.


    In addition, pursuant to the Jalkut Employment Agreement, on August 4, 1997, Mr. Jalkut received nonqualified stock options on 858,754 shares of Common Stock at an exercise price of $1.13 per share. Such options will vest ratably over three years or immediately upon completion of the Initial Public Offering. Under the Jalkut Employment Agreement, under certain circumstances, upon the election of

Mr. Jalkut within 10 business days after the date of termination of Mr. Jalkut's employment with the Company, the Company will be required to pay, subject to the terms of the Indenture, to Mr. Jalkut the aggregate Fair Value (as defined in the Jalkut Option Agreement) of the options then vested or held by Mr. Jalkut on the date of such termination of employment with the Company.


    The Jalkut Employment Agreement (other than certain restrictive covenants of Mr. Jalkut and certain severance obligations of the Company) may be terminated
(i) by the Company (a) without cause by giving 60 days' prior written notice or
(b) for cause upon the Board of Directors' confirmation that Mr. Jalkut has failed to cure the grounds for termination within 30 days of notice thereof and
(ii) by Mr. Jalkut (a) without cause by giving 180 days' prior written notice and (b) immediately upon a "Constructive Termination" (as defined below). The Jalkut Employment Agreement prohibits disclosure by Mr. Jalkut of any of the Company's confidential information at any time. In addition, while he is employed by the Company and for two years thereafter, Mr. Jalkut is prohibited from engaging or significantly investing in competing business activities and from soliciting any Company employee to be employed elsewhere. The Company has granted Mr. Jalkut registration rights with respect to the shares he will receive upon exercise of his options. "Constructive Termination" is defined in the Jalkut Employment Agreement to mean the occurrence, without Mr. Jalkut's prior written consent, of one or more of the following events: (1) a reduction in Mr. Jalkut's then current annual base salary or the termination or material reduction of any employee benefit or perquisite enjoyed by him (other than as part of an across-the-board reduction applicable to all executive officers of Pathnet); (2) the failure to elect or reelect Mr. Jalkut to the position of chief executive officer or removal of him from such position; (3) a material diminution in Mr. Jalkut's duties or the assignment to Mr. Jalkut of duties which are materially inconsistent with his duties or which materially impair Mr. Jalkut's ability to function as the chief executive officer of Pathnet; (4) the failure to continue Mr. Jalkut's participation in any incentive compensation plan unless a plan providing a substantially similar opportunity is substituted, or under certain other limited circumstances; or (5) the relocation of Pathnet's principal office, or Mr. Jalkut's own office location as assigned to him by Pathnet, to a location more than 50 miles from Washington, D.C.


OTHER AGREEMENTS


    Messrs. Schaeffer, Lubin, Daigle, Brooks, Bennis and Smedberg have entered into Employee Agreements Regarding Non-Disclosure, Assignment of Inventions and Non-Competition with the Company in which such officers agreed (i) not to disclose any of the Company's confidential and proprietary information to third parties, (ii) to assign all work products to the Company as "works for hire," and (iii) not to compete against the Company for a two-year period following the termination of the respective officer's employment with the Company.



    In exchange for the non-compete covenant and a restriction on soliciting any employee of the Company to be employed elsewhere, the Company has agreed to pay Mr. Bennis a severance payment in the aggregate amount of $275,000 paid over one year if his employment with the Company is terminated.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SERIES A PURCHASE AGREEMENT

    Pursuant to an Investment and Stockholders' Agreement, dated as of August 28, 1995 (the "Series A Purchase Agreement"), by and among the Company and Spectrum Equity Investors, L.P., New Enterprise Associates VI, Limited Partnership, Onset Enterprise Associates II, L.P., IAI Investment Funds VIII, Inc., Thomas Domencich, Dennis R. Patrick and the Corman Foundation Incorporated, (together, the "Series A Purchasers") and David Schaeffer, the Series A Purchasers made their initial investments in the Company. The Series A Purchasers (i) agreed, subject to the satisfaction of certain conditions, to purchase in the aggregate 1,000,000 shares of Series A Preferred Stock for an aggregate purchase price of $1.0 million, (ii) purchased 500,000 shares of such 1,000,000 shares of Series A Preferred Stock for an aggregate purchase price of $500,000 and (iii) agreed to make available to the Company, under certain circumstances, bridge loans in an aggregate principal amount of $500,000 (the "Bridge Loan Commitment"). Pursuant to Amendment No. 1 to the Investment and Stockholders' Agreement, dated as of February 8, 1996, the Series A Purchasers purchased the remaining 500,000 shares of Series A Preferred Stock for an aggregate purchase price of $500,000. Pursuant to Amendment No. 2 to the Investment and Stockholders' Agreement dated as of August 2, 1996, the Series A Purchasers, among other things, increased the amount of the Bridge Loan Commitment to an aggregate principal amount of $700,000 and advanced such amount to the Company, such loans being evidenced by bridge loan notes (collectively, the "Bridge Loan Notes"). The Bridge Loan Notes carried an interest rate of 12% per annum and were due and payable in full on the earlier to occur of the first anniversary of the issuance of the Bridge Loan Notes or the closing date of the Company's next equity financing. The Bridge Loan Notes were to be convertible into any future equity security issued by the Company at 73% of the price to be paid for such security by other investors. In addition, the Series A Purchasers agreed to make available to the Company, upon the occurrence of certain events, additional bridge loans in an aggregate principal amount of $300,000 (the "Additional Bridge Loan Commitment.")


SERIES B PURCHASE AGREEMENT


    The Company, each of the Series A Purchasers and several additional purchasers (together, the "Series B Purchasers") and Mr. Schaeffer entered into an Investment and Stockholders' Agreement, dated as of December 23, 1996 (the "Series B Purchase Agreement"), pursuant to which, among other things, the Series B Purchasers agreed to acquire in the aggregate 1,651,046 shares of Series B Preferred Stock for an aggregate purchase price of $5.0 million. Of these amounts, 609,756 shares of Series B Preferred Stock were purchased on December 23, 1996, for an aggregate purchase price of $2.0 million. In addition, the $700,000 principal amount of Bridge Loan Notes, plus $33,367 of accrued interest, were converted into 306,242 shares of Series B Preferred Stock. At the same time, the Series A Purchasers paid $300,000 representing the committed but undrawn portion of the Additional Bridge Loan commitment to the Company for the sale of 125,292 shares of Series B Preferred Stock. The Series B Purchasers purchased the remaining 609,756 shares of Series B Preferred Stock for $2.0 million on June 18, 1997. See Note 5 to the financial statements included elsewhere in this Prospectus.


SERIES C PURCHASE AGREEMENT


    The Company, the Series A Purchasers, the Series B Purchasers and one additional purchaser (together the "Series C Purchasers") and Mr. Schaeffer entered into the Investment and Stockholders' Agreement, dated October 31, 1997, as amended (the "Investment and Stockholders' Agreement"), pursuant to which, among other things, the Series C Purchasers agreed to acquire 2,819,549 shares of Series C Preferred Stock for an aggregate purchase price of $30.0 million. The Series C Purchasers purchased 939,850 shares of Series C Preferred Stock for an aggregate purchase price of $10.0 million on October 31, 1997, and purchased an additional 1,879,699 shares of Series C Preferred Stock for an aggregate purchase price of $20.0 million simultaneously with the closing of the Debt Offering. In connection with the Investment and Stockholders' Agreement, the Company, the holders of Preferred Stock (collectively the "Investors") and Mr. Schaeffer agreed to amend and restate, in part, the Series A Purchase Agreement, Amendment No. 1 to the Series A Purchase Agreement, Amendment No. 2 to the Series A Purchase Agreement, Amendment No. 3 to the Series A Purchase Agreement and the Series B Purchase Agreement. These amendments restated the provisions of such agreements relating to affirmative and negative covenants, transfer restrictions, rights to purchase and registration rights. These sections of each of the Series A Purchase Agreement, the amendments thereto, and the Series B Purchase Agreement were similar in all material respects. In order to remove any doubt as to this fact, to simplify matters and for convenience (to have in one agreement the material provisions that survive the purchase and sale of the Series Preferred Stock and the closing of an initial public offering such as the Offering), the aforementioned sections were amended and restated in the Investment and Stockholders' Agreement. See "--Investment and Stockholders' Agreement."



TERMS OF THE SERIES PREFERRED STOCK



    Each share of Series Preferred Stock will automatically be converted into Common Stock immediately upon the closing of a qualified public offering of capital stock of the Company. The Offering is a qualified public offering and, upon the closing of the Offering, all of the outstanding shares of Series Preferred Stock will automatically convert into an aggregate of 15,864,716 shares of Common Stock.



    Each share of Series A, Series B and Series C Preferred Stock entitles its holder to a number of votes equal to the number of shares of Common Stock into which such share of Series A, Series B or Series C Preferred Stock is convertible. With respect to the Board of Directors of the Company, prior to completion of a qualified public offering (such as the Offering) (i) the holders of Series A Preferred Stock are entitled to vote separately as a class to elect two directors of the Company (the "Series A Investor Directors"), (ii) the holders of Series B Preferred Stock are entitled to vote separately as a class to elect one director (the "Series B Investor Director"), (iii) the holders of the Series C Preferred Stock are entitled to vote separately as a class to elect one director (the "Series C Investor Director"), (iv) the holders of Common Stock are entitled to vote separately as a class to elect two directors (the "Common Stock Directors"), (v) the chief executive officer (the "CEO") of the Company is appointed by the affirmative vote of the Common Stock Directors and the Series A Investor Directors, Series B Investor Director and Series C Investor Director, voting together, and (vi) the CEO will be elected to the Board of Directors of the Company by the holders of Common Stock and Series Preferred Stock, voting together.



    The holders of the Series Preferred Stock are entitled to receive dividends in preference to and at the same rate as dividends are paid with respect to the Common Stock. In the event of any liquidation, dissolution, winding up or deemed liquidation of the Company, whether voluntary or involuntary, each holder of a share of Series Preferred Stock outstanding is entitled to be paid before any payment may be made to the holders of any class of Common Stock or any stock ranking on liquidation junior to the Series Preferred Stock, an amount, in cash, equal to the original purchase price paid by such holder, appropriately adjusted for stock splits, stock dividends and the like, plus any declared but unpaid dividends.



    The liquidation preferences of the outstanding shares of Series A, Series B and Series C Preferred Stock were $1,000,000, $5,033,367, and $10,000,054, respectively, as of March 31, 1998. In the event the assets of the Company are insufficient to pay liquidation preference amounts, all of the assets available for distribution shall be distributed to each holder of Series Preferred Stock PRO RATA in proportion to the number of shares of Series Preferred Stock held by such holder.



    Shares of the Series Preferred Stock may be converted at any time, at the option of the holder, into shares of Common Stock. All of the outstanding Series Preferred Stock will automatically be converted into Common Stock immediately upon the closing of the Offering. The number of shares of voting Common Stock to be received upon conversion is subject to adjustment in the event of stock dividends and subdividends, certain combinations of Common Stock, and certain issuances of Common Stock and of securities convertible into Common Stock that have a dilutive effect.


INVESTMENT AND STOCKHOLDERS' AGREEMENT


    Pursuant to the terms of the Investment and Stockholders' Agreement, the Investors and M. Jalkut are entitled to certain registration rights with respect to securities of the Company. On any three occasions, the holders of a majority of the registrable securities under the terms of the Investment and Stockholders' Agreement ("Registrable Securities") may require the Company to effect a registration under the Securities Act of their Registrable Securities, subject to the Company's right to defer such registration for a period of up to 60 days. In addition, if the Company proposes to register securities under the Securities Act (other than a registration relating either to the sale of securities to employees pursuant to a stock option, stock purchase or similar plan or a transaction under Rule 145 of the Securities
Act), then any of the holders of Registrable Securities have the right (subject to certain cut-back limitations) to request that the Company register such holder's Registrable Securities. All registration expenses of the Investors (exclusive of underwriting discount and commissions) up to $60,000 per offering will be borne by the Company. The Company has agreed to indemnify the Investors against certain liabilities in connection with any registration effected pursuant to the foregoing terms, including liabilities arising under the Securities Act.


LEASE FROM THE KENILWORTH PARTNERSHIP


    The Company has entered into the Headquarters Lease for approximately 15,000 square feet of office space from the Kenilworth Partnership, a general partnership of which David Schaeffer, Chairman of the Company, is general partner. The rental rate is approximately $20 per square foot, plus fees to cover the Company's proportional share of real estate taxes and insurance premiums relating to the building. The Headquarters Lease expires on August 31, 1999 and may be renewed at the option of the Company for two additional one-year periods on the same terms and conditions. Rent paid to the Kenilworth Partnership during the year ended December 31, 1997, was approximately $60,980. Management believes that the terms and conditions of the Headquarters Lease are at least as favorable to the Company as those which the Company could have received from an unaffiliated third party.


PAYMENT OF ADVISORY FEE

    In connection with the placement of the Company's Series A Preferred Stock, Crestar Securities Corporation, a subsidiary of Crestar Financial Corporation of which Mr. Prins served as Senior Vice President and Managing Director at the time, received an advisory fee of $60,000 from the Company in 1995.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth certain information concerning beneficial ownership of the capital stock of the Company, as of June 2, 1998 on a pro forma basis after giving effect to the Initial Public Offering and Preferred Stock Conversion, by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding capital stock of the Company, (ii) each director of the Company, (iii) the Named Executive Officers and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares shown as beneficially owned by them.



                                                                                           BENEFICIAL OWNERSHIP
                                                                                              OF COMMON STOCK
                                                                                         AFTER THE INITIAL PUBLIC
                                                                                          OFFERING AND AFTER THE
                                                                                       PREFERRED STOCK CONVERSION(1)
                                                                                       -----------------------------
                                                                                       TOTAL SHARES   PERCENTAGE(2)
                                                                                       ------------  ---------------
Spectrum Equity Investors, L.P. (3)..................................................     3,773,581          16.1%
Spectrum Equity Investors II, L.P. (3)...............................................     1,363,406           5.8
New Enterprise Associates VI, Limited Partnership (4)................................     2,581,065          11.0
Onset Enterprise Associates II, L.P. (5).............................................     1,803,648           7.7
Toronto Dominion Capital (U.S.A.) Inc. (6)...........................................     1,890,646           8.1
Grotech Partners IV, L.P. (7)........................................................     1,890,646           8.1
David Schaeffer (8)..................................................................     3,330,413          13.9
Richard A. Jalkut (9)................................................................       858,754           3.5
Kevin J. Maroni (10).................................................................     5,136,987          21.9
Peter J. Barris (11).................................................................     2,581,065          11.0
Richard K. Prins (12)................................................................        70,731         *
Patrick J. Kerins (13)...............................................................     1,890,646           8.1
Stephen A. Reinstadtler (14).........................................................     1,890,646           8.1
Michael A. Lubin (15)................................................................       117,885         *
David J. Daigle (16).................................................................       176,831         *
Michael L. Brooks (17)...............................................................        35,363         *
William R. Smedberg, V (18)..........................................................        21,217         *
All Directors and Officers
  as a Group (8)(9)(10)(11)(12)(13)(14)(15)(16)(17)(18)(19)..........................    14,747,129          58.6


------------------------


*   Less than 1%.



(1) Includes shares of Common Stock issuable upon the exercise or conversion of options, warrants and convertible securities, if exercisable or convertible within 60 days.



(2) The percentages of beneficial ownership as to each person, entity or group assume the exercise or conversions of all outstanding options, warrants and convertible securities held by such person, entity or group which are exercisable or convertible within 60 days, but not the exercise or conversion of options, warrants and convertible securities held by others shown in the table.



(3) The address for Spectrum is One International Place, Boston, MA 02110.



(4) The address for NEA is 1119 Saint Paul Street, Baltimore, MD 21202.



(5) The address for Onset Enterprise Associates II, L.P. is 8911 Capital of Texas Highway, Austin, TX 78759.

(6) The address for Toronto Dominion Capital (U.S.A.) Inc. is 31 West 52nd Street, New York, NY 10019.



(7) The address for Grotech Partners IV, L.P. is 9690 Deereco Road, Timonium, MD 21093.



(8) Includes 430,413 shares of Common Stock that can be acquired through options exercisable within 60 days of June 2, 1998.



(9) Includes 858,754 shares of Common Stock that can be acquired through options exercisable within 60 days of June 2, 1998.



(10) Includes 3,773,581 shares owned by Spectrum Equity Investors, L.P. and Spectrum Equity Investors II, L.P. Mr. Maroni, who is a limited partner of the general partner of Spectrum Equity Investors, L.P. and a general partner of the general partner of Spectrum Equity Investors II, L.P., disclaims beneficial ownership of the shares owned by Spectrum Equity Investors, L.P. and Spectrum Equity Investors II, L.P.



(11) Includes 2,581,065 shares owned by New Enterprise Associates VI, Limited Partnership. Mr. Barris, who is general partner of the general partner of New Enterprise Associates VI, Limited Partnership, disclaims beneficial ownership of the shares owned by New Enterprise Associates VI, Limited Partnership.



(12) Includes 70,731 shares of Common Stock that can be acquired through options exercisable within 60 days of June 2, 1998.



(13) Includes 1,890,646 shares owned by Grotech Partners IV, L.P. Mr. Kerins, Managing Director of the general partner of Grotech Partners IV, L.P., disclaims beneficial ownership of the shares owned by Grotech Partners IV, L.P.



(14) Includes 1,890,646 shares owned by Toronto Dominion Capital (U.S.A.) Inc. Mr. Reinstadtler, Vice President and Director of Toronto Dominion Capital (U.S.A.) Inc., disclaims beneficial ownership of the shares owned by Toronto Dominion Capital (U.S.A.) Inc.



(15) Includes 117,885 shares of Common Stock that can be acquired through currently exercisable options, but excludes outstanding options to purchase 23,580 shares of Common Stock which are not exercisable within sixty days of June 2, 1998.



(16) Includes 176,831 shares of Common Stock that can be acquired through currently exercisable options, but excludes outstanding options to purchase 35,365 shares of Common Stock which are not exercisable within sixty days of June 2, 1998.



(17) Includes 35,363 shares of Common Stock that can be acquired through currently exercisable options, but excludes outstanding options to purchase 35,368 shares of Common Stock which are not exercisable within sixty days of June 2, 1998.



(18) Includes 21,217 shares of Common Stock that can be acquired through currently exercisable options, but excludes outstanding options to purchase 42,438 shares of Common Stock which are not exercisable within sixty days of June 2, 1998.



(19) Excludes outstanding options to purchase 362,500 shares of Common Stock held by Mr. Bennis, which are not exercisable within sixty days of June 2, 1998.

                            DESCRIPTION OF THE NOTES

    Except as otherwise indicated, the following description relates both to the Existing Notes and the New Notes to be issued in exchange for Existing Notes in connection with the Exchange Offer. The form and terms of the New Notes are the same as the form and terms of the Existing Notes, except that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof.

    The Existing Notes were, and the New Notes will be, issued pursuant to the Indenture, between the Company and The Bank of New York, trustee (the "Trustee"). Upon the issuance of the New Notes, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of material provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Notes and the Indenture, including the definitions of certain terms contained therein and those terms made a part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. A copy of the Indenture has been filed as an exhibit to the Registration Statement of which the Prospectus is a part. Capitalized terms used herein but not otherwise defined have the meanings attributed to them in the Indenture and the Notes, and section references refer to sections of the Indenture. For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions." Parenthetical section references herein refer to the section or sections summarized.

GENERAL

    The Notes will mature on 2008, will be limited to $350.0 million aggregate principal amount and, except for the pledge by the Company of the Pledged Securities under the Pledge Agreement, are general unsecured obligations of the Company. The Existing Notes are, and the New Notes will be, issued only in fully registered form, without coupons, in denominations of $1,000 principal amount and any integral multiple thereof. Payments in respect of the Notes will be made, and the Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially is the office of the Trustee located at 101 Barclay Street, Floor 21 West, New York, New York 10286). See "Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. (Sections 202 and 305)

INTEREST

    Each New Note will bear interest at the rate of 12 1/4% per annum, payable semiannually in arrears on April 15 and October 15 of each year to holders of record of New Notes at the close of business on the April 1 or October 1 immediately preceding such interest payment date. For each Existing Note accepted for exchange, the holder of such Existing Note will receive a New Note having a principal amount equal to that of the surrendered Existing Note. The New Notes will bear interest from the most recent date to which interest has been paid on the Existing Notes or, if no interest has been paid on the Existing Notes, from April 8, 1998. Accordingly, if the relevant record date for interest payment occurs after the consummation of the Exchange Offer registered holders of New Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from April 8, 1998. If, however, the relevant record date for interest payment occurs prior to the consummation of the Exchange Offer registered holders of Existing Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from April 8, 1998. Existing Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer, except as set forth in the immediately preceding sentence. Holders of Existing Notes whose Existing Notes are accepted for exchange will not receive any payment in respect of interest on such Existing Notes otherwise payable on any interest payment date the record date for which occurs on or after the consummation of the Exchange Offer. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. If the Company defaults on any payment of principal, whether at Stated Maturity, upon redemption or otherwise, interest will continue to accrue and, to the extent permitted by law, interest will accrue on overdue installments of interest at the rate of interest borne by the Notes. (Sections 301, 307 and 310)

RANKING

    The Notes are general unsecured obligations of the Company, except for the pledge by the Company of the Pledged Securities under the Pledge Agreement. The Indebtedness evidenced by the Notes rank equally in right of payment with all other existing and future unsubordinated senior obligations of the Company and senior in right of payment to all existing and future obligations of the Company expressly subordinated in right of payment to the Notes. The Notes, however, are effectively subordinated to secured senior obligations of the Company with respect to the assets of the Company securing such obligations, including Telecommunications Indebtedness, which is or may be secured by substantially all of the assets of the Company. As of March 31, 1998, on a pro forma basis after giving effect to the Transactions, the Company had no Indebtedness outstanding
other than the Notes and approximately $   million of other liabilities. Subject
to certain limitations, the Company and its Restricted Subsidiaries may incur additional Indebtedness in the future, including secured Indebtedness. See "Risk Factors -- Substantial Leverage; Ability to Service Indebtedness; Restrictive Covenants" and "-- Holding Company Structure; Priority of Secured Debt."

    The Company will be a holding company with no direct operations and no significant assets other than the stock of its Subsidiaries. The Company will be dependent on the cash flow of its Subsidiaries to meet its obligations, including the payment of principal of and interest (other than the first four payments of interest, with respect to which the Company's obligations will be secured by the Pledged Securities) on the Notes. The Company's Subsidiaries will be separate legal entities that have no obligations to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. Because the Company's Subsidiaries do not guarantee the payment of the principal of, premium, if any, or interest on the Notes, any right of the Company to receive assets of its Subsidiaries upon their liquidation or reorganization (and the consequent right of holders of the Notes to participate in any distribution or realize proceeds from those assets) are effectively subordinated to the claims of the creditors of such Subsidiaries (including trade creditors and holders of Indebtedness of such Subsidiaries), except if and to the extent that the Company is itself a creditor of such Subsidiaries with recognized claims, in which case such claims of the Company would still be effectively subordinated to any security interest in the assets of such Subsidiaries held by other creditors. On the date of this Prospectus, the Company's subsidiary held no assets and had no liabilities. For a discussion of certain adverse consequences of the Company being a holding company and of the terms and certain existing and potential future Indebtedness of the Company and its Subsidiaries, see "Risk Factors -- Holding Company Structure; Priority of Secured Debt."

SINKING FUND

    The Notes are not be entitled to the benefit of any sinking fund.

REDEMPTION

    The Notes are redeemable at the option of the Company, as a whole or from time to time in part, at any time on or after April 15, 2003 on not less than 30 nor more than 60 days prior notice at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest, if any, to the date of redemption, if redeemed during the 12-month period beginning on April 15 of the years indicated below (subject to the right of holders of record on the relevant record dates to receive interest due on an interest payment date):

YEAR                                                          REDEMPTION PRICE
------------------------------------------------------------  ----------------
2003........................................................        106.125%
2004........................................................        104.083
2005........................................................        102.042
2006 and thereafter.........................................        100.000%

(Sections 1101, 1102)

    In addition, at any time on or prior to April 15, 2001, the Company may redeem within 60 days of one or more Public Equity Offerings up to 35% of the aggregate principal amount of the Notes issued on the Issue Date at a redemption price equal to 112.25% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption with the Net Cash Proceeds of one or more Public Equity Offerings; provided that at least 65% of the principal amount of the Notes issued on the Issue Date remain outstanding. (Section 1102)

    If less than all the Notes are to be redeemed, the Trustee will select the particular Notes to be redeemed not more than 60 days prior to the redemption date by such method as the Trustee deems fair and appropriate; PROVIDED that no such partial redemption will reduce the principal amount of a Note not redeemed to less than $1,000. Notice of redemption will be mailed, first-class postage prepaid, at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption and accepted for payment. (Sections 1103, 1104, 1106 and
1107)

SECURITY


    Pursuant to the terms of the Indenture and the Pledge Agreement, the Company purchased and pledged to the Trustee the Pledged Securities as security for the benefit of the holders of the Notes. The Pledged Securities are sufficient in amount, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first four scheduled interest payments due on the Notes. The Company used approximately $81.1 million of the net proceeds from the issuance of the Units to acquire the Pledged Securities based upon the prevailing interest rates on Government Securities on the Issue Date. The Pledged Securities were pledged by the Company to the Trustee for the benefit of the holders of Notes pursuant to the Pledge Agreement and are held by the Trustee in the Escrow Account. Pursuant to the Pledge Agreement, immediately prior to an interest payment date, the Company may either (i) deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or (ii) direct the Trustee to release from the Escrow Account proceeds sufficient to pay such scheduled interest amount. In the event that the Company exercises the former option, the Company may thereafter direct the Trustee to release to the Company a like amount of proceeds or Pledged Securities from the Escrow Account. Any failure by the Company to pay interest on the Notes in a timely manner through the first four scheduled interest payment dates will constitute an immediate Event of Default under the Indenture, with no grace or cure period.


    Interest earned on the Pledged Securities will be added to the Escrow Account. In the event that the funds or Pledged Securities held in the Escrow Account exceed the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first four scheduled interest payments due on the Notes (or, in the event an interest payment or payments have already been made, an amount sufficient to provide for payment in full of any remaining interest payments, up to and including the fourth scheduled interest payment), the Trustee will be permitted to release to the Company, at the Company's request, any such excess amount.

    The Notes are secured by a first priority security interest in the Pledged Securities and in the Escrow Account and, accordingly, the Pledged Securities and the Escrow Account also secure repayment of the principal amount of the Notes.

    Under the Pledge Agreement, after the Company has made the first four scheduled interest payments on the Notes in a timely manner, all of the remaining Pledged Securities, if any, will be released from the Escrow Account and thereafter the Notes will be unsecured.

CERTAIN COVENANTS

    The Indenture contains, among others, the following covenants:

    LIMITATION ON INDEBTEDNESS. The Company will not, and will not permit any Restricted Subsidiary to Incur any Indebtedness (including any Acquired Indebtedness) other than Permitted Indebtedness; PROVIDED that the Company may Incur Indebtedness if, at the time of such incurrence, the Consolidated Indebtedness to Consolidated Operating Cash Flow Ratio would have been less than or equal to (i) 6.0 to 1.0 but greater than zero, for Indebtedness incurred on or prior to December 31, 2001, or (ii) 5.0 to 1.0 but greater than zero, for Indebtedness incurred thereafter. For the purposes of determining compliance with this covenant, in the event that an item of Indebtedness or any portion thereof meets the criteria of more than one of the type of Indebtedness that the Company and the Restricted Subsidiaries are permitted to Incur, the Company will have the right, in its sole discretion, to classify such item of Indebtedness or portion thereof at the time of its incurrence and will only be required to include the amount and type of such Indebtedness or portion thereof under the clause permitting the Indebtedness as so classified. (Section 1011)

    LIMITATION ON RESTRICTED PAYMENTS. (a) The Company will not, and will not permit any Restricted Subsidiary to take, directly or indirectly, any of the following actions:

        (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of the Company (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire such shares of Qualified Capital Stock);

        (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock of the Company or any Capital Stock of any of its Affiliates (other than Capital Stock of any Wholly Owned Restricted Subsidiary) or any options, warrants or other rights to acquire such shares of Capital Stock;

       (iii) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to the Stated Maturity of any principal payment or any sinking fund payment, any Indebtedness of the Company that is expressly subordinated in right of payment to the Notes; or

        (iv) make any Investment (other than any Permitted Investment) in any Person;

(such payments or other actions described in (but not excluded from) clauses (i) through (iv) are collectively referred to as "Restricted Payments"); unless at the time of, and immediately after giving effect to, the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors of the Company, whose determination will be conclusive and evidenced by a board resolution), (1) no Default or Event of Default will have occurred and be continuing, (2) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant and (3) the aggregate amount of all Restricted Payments declared or made after the date of the Indenture shall not exceed the sum of:

        (A)(i) 100% of Consolidated Operating Cash Flow less 1.5 times Consolidated Interest Expense or (ii) if Consolidated Operating Cash Flow is a negative, minus 100% of such negative amount, in each case on a cumulative basis for the period beginning on the first day of the Company's first fiscal quarter after the date of the Indenture and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment; PLUS

        (B) the aggregate Net Cash Proceeds and the Fair Market Value of Telecommunications Assets or Voting Stock of a Person that becomes a Restricted Subsidiary, the assets of which consist primarily of Telecommunications Assets, received by the Company after the Issue Date as capital contributions or from the issuance or sale (other than to any Subsidiary) of shares of Qualified Capital Stock of the Company (including upon the exercise of options, warrants or rights) or warrants, options or rights to purchase shares of Qualified Capital Stock of the Company; PLUS

        (C) the aggregate Net Cash Proceeds and the Fair Market Value of Telecommunications Assets or Voting Stock of a Person that becomes a Restricted Subsidiary, the assets of which consist primarily of Telecommunications Assets, received by the Company after the Issue Date from the issuance or sale (other than to any Subsidiary) of debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, together with the aggregate Net Cash Proceeds and the Fair Market Value of Telecommunications Assets or Voting Stock of a Person that becomes a Restricted Subsidiary, the assets of which consist primarily of Telecommunications Assets, received by the Company at the time of such conversion or exchange; PLUS

       (D) to the extent not otherwise included in Consolidated Operating Cash Flow, an amount equal to the sum of (i) the net reduction in Investments (other than Permitted Investments) in any Person (other than a Restricted Subsidiary) resulting from the payment in cash of dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary after the Issue Date from such Person and (ii) the amount of any net reduction in Investments resulting from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued as provided in the definition of "Investment") at the time of such redesignation; PROVIDED that, in the case of (i) or (ii) above, the foregoing sum will not exceed the total amount of Investments (other than Permitted Investments) previously made in such Person or Unrestricted Subsidiary by the Company and its Restricted Subsidiaries.

    (b) Notwithstanding paragraph (a) above, the Company and any Restricted Subsidiary may take the following actions so long as (with respect to clauses
(ii) through (vi) below) no Default or Event of Default shall have occurred and be continuing:

            (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration the payment of such dividend would have complied with the provisions of paragraph (a) above and such payment will be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) above;

            (ii) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company (x) in exchange for, or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of Qualified Capital Stock of the Company; (y) that are held by former officers, employees or directors (or their estates or beneficiaries under their estates) of the Company or any of its Subsidiaries; PROVIDED that the aggregate amount of such purchase, redemption or other acquisition or retirement for value under this clause (y) will not exceed $250,000 in any given fiscal year; or (z) pursuant to the employment agreement dated August 4, 1997, between the Company and Richard Jalkut, as amended and as in effect on the Issue Date (and any extensions or renewals thereof); PROVIDED that the amount of such purchase, redemption or other acquisition or retirement for value under this clause (z) will not exceed $1.0 million in any given fiscal year;

           (iii) the purchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Company that is expressly subordinated in right of payment to the Notes in exchange for, or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of Qualified Capital Stock of the Company;

            (iv) the purchase of any Indebtedness of the Company that is expressly subordinated in right of payment to the Notes at a purchase price not greater than 101% of the principal amount thereof in the event of a Change of Control in accordance with provisions similar to the "Purchase of Notes upon a Change of Control" covenant; PROVIDED that prior to such purchase the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has purchased all Notes validly tendered for payment in connection with such Change of Control Offer;

            (v) the purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness (other than Redeemable Capital Stock) of the Company that is expressly subordinated in right of payment to the Notes in exchange for, or out of the Net Cash Proceeds of a substantially concurrent incurrence (other than to a Subsidiary) of, new Indebtedness of the Company that is expressly subordinated in right of payment to the Notes, so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Indebtedness being so purchased, redeemed, defeased, acquired or retired, plus the lesser of (x) the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness being refinanced or (y) the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, PLUS, in either case, the amount of expenses of the Company incurred in connection with such refinancing; (B) such new Indebtedness is subordinated to the Notes to the same extent as such Indebtedness so purchased, redeemed, defeased, acquired or retired; and (C) such new Indebtedness has an Average Life longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity of principal later than the final Stated Maturity of the Indebtedness being refinanced; and

            (vi) the payment of cash in lieu of fractional shares of Common Stock pursuant to the Warrant Agreement.

    The actions described in clauses (i) through (iv) and (vi) of this paragraph
(b) will be Restricted Payments that will be permitted in accordance with this paragraph (b) but will reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) above. The actions described in clause (v) of this paragraph (b) will be Restricted Payments that will be permitted in accordance with this paragraph (b) and will not reduce the amount that would otherwise be available for Restricted Payments under clause
(3) of paragraph (a). (Section 1012)

    LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Company will not, and will not permit any Restricted Subsidiary to, issue or sell any Capital Stock of a Restricted Subsidiary (other than to the Company or to a Restricted Subsidiary); PROVIDED, HOWEVER, that this covenant will not prohibit (i) issuances or sales of Capital Stock of a Restricted Subsidiary if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer be a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance and sale, (ii) the ownership by directors of director's qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law, (iii) the issuance and sale of Capital Stock of any Restricted Subsidiary owned by the Company and the Restricted Subsidiaries in compliance with the "Limitation on Sale of Assets" covenant; PROVIDED that such Restricted Subsidiary would remain a Restricted Subsidiary after such transaction or (iv) the issuance and sale of Capital Stock of any Restricted Subsidiary to any Person that transfers, leases, licenses or grants a right to use Telecommunications Assets to the Company pursuant to an Incumbent Agreement; PROVIDED that, after such issuance and sale, such subsidiary remains a Restricted Subsidiary and, in the good faith determination of the Board of Directors of the Company, the Fair Market Value of any such transfer, lease, license or grant is not less than the Fair Market Value of the Capital Stock of such Restricted Subsidiary issued and sold in respect thereof. (Section 1013)

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any Restricted Subsidiary to, enter into or suffer to exist, directly or indirectly, any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of the Company or any Restricted Subsidiary (other than the Company or a Restricted Subsidiary so long as no Affiliate of the Company (other than a Restricted Subsidiary) shall beneficially own Capital Stock in such Restricted Subsidiary) unless (i) such transaction or series of related transactions are on terms, taken as a whole, that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm's length transaction with unrelated third parties that are not Affiliates; (ii) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $5.0 million, the Company will deliver an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above; and (iii) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $10.0 million, the Company will deliver the officers' certificate described in clause (ii) above which will also certify that such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the Board of Directors of the Company or that the Company has obtained a written opinion from a nationally recognized investment banking or public accounting firm or, if the Company believes that an investment banking or public accounting firm is generally not qualified to give such an opinion, by a nationally recognized appraisal firm (an "independent financial expert") certifying that the financial terms of such transaction or series of related transactions, taken as a whole, are fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view; PROVIDED, HOWEVER, that this covenant will not restrict (1) any transaction or series of related transactions among the Company and one or more of its Restricted Subsidiaries or among its Restricted Subsidiaries, (2) the Company from paying reasonable and customary regular compensation and fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary, (3) the performance of the Company's obligations under the Investment and Stockholders' Agreement, dated as of October 31, 1997, among the Company, David Schaeffer and the Investors named therein, as amended; the Investment and Stockholders' Agreement, dated as of August 28, 1995, by and among the Company and the Investors named therein; the Investment and Stockholders' Agreement, dated as of December 23, 1996, by and among the Company and the Investors named therein; the Non-Qualified Stock Option Agreement, dated August 4, 1997, between the Company and Richard Jalkut; and the Employment Agreement, dated August 4, 1997, between the Company and Richard Jalkut, in each case as amended through the Issue Date; PROVIDED that any amendments or modifications to the terms of transactions described in this clause (3) will be
(x) no less favorable to the Company than those that could have been obtained in an arm's length transaction with unrelated third parties who are not Affiliates and (y) approved by the Board of Directors of the Company (including a majority of the Disinterested Directors), (4) the making of any Restricted Payment not prohibited by the "Limitations on Restricted Payments" covenant and (5) loans or advances made to directors, officers or employees of the Company or any Restricted Subsidiary, or guarantees in respect thereof or otherwise made on their behalf, in respect of expenses incurred in the ordinary course of business, in an aggregate principal amount not to exceed $500,000 in any calendar year. (Section 1014)

    Under Delaware law, the Disinterested Directors' fiduciary obligations require that they act in good faith and in a manner which they reasonably believe to be in the best interests of the Company and its shareholders, which may not necessarily be the same as the interests of holders of the Notes.

    LIMITATION ON LIENS. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on or with respect to any of its property or assets (including, without limitation, any shares of Capital Stock or Indebtedness of any Restricted Subsidiary) whether owned at the Issue Date or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Indebtedness of the Company that is expressly subordinated in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and
(y) in the case of any other Lien, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to, or equally and ratably secured with, the obligation or liability secured by such Lien. (Section
1012)

    LIMITATION ON ISSUANCES OF CERTAIN GUARANTEES BY, AND DEBT SECURITIES OF, RESTRICTED SUBSIDIARIES. The Company will not permit any Restricted Subsidiary to (i) directly or indirectly guarantee, assume or in any other manner become liable with respect to any Debt Securities ("Guaranteed Indebtedness") or (ii) issue any Debt Securities, unless, in either such case, such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee (a "Subsidiary Guarantee") of payment of the Notes. If the Guaranteed Indebtedness (A) ranks equally in right of payment with the Notes, then the guarantee of such Guaranteed Indebtedness will rank equally in right of payment with, or be subordinated in right of payment to, the Subsidiary Guarantee or (B) is subordinated in right of payment to the Notes, then the guarantee of such Guaranteed Indebtedness will be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the Notes. The obligations of each Restricted Subsidiary under a Subsidiary Guarantee will be limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Restricted Subsidiary, result in the obligations of such Restricted Subsidiary under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

    Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary of the Notes will provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) the sale or other disposition, by way of merger or otherwise, to any Person not an Affiliate of the Company, of all of the Company's and its Restricted Subsidiaries' Capital Stock in such Restricted Subsidiary, (ii) the merger or consolidation of the applicable Restricted Subsidiary with and into the Company or another Restricted Subsidiary that has guaranteed the Notes and that is the surviving Person in such merger or consolidation and (iii) the release by all of the holders of Debt Securities of the Company of such Restricted Subsidiary's obligations under all of its Guarantees in respect thereof and the release by all of the holders of Debt Securities of such Restricted Subsidiary of its obligations thereunder. (Section 1016)

    PURCHASE OF NOTES UPON A CHANGE OF CONTROL. If a Change of Control occurs at any time, then each holder of Notes will have the right to require that the Company purchase all of such holder's Notes, in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase (the "Change of Control Purchase Date") pursuant to the procedures described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

    Within 15 days following any Change of Control, the Company will notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes by first-class mail, postage prepaid, at the address of such holder appearing in the security register, stating, among other things, (i) the purchase price and the purchase date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act or any applicable securities laws or regulations; (ii) that any Note not tendered will continue to accrue interest; (iii) that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest and Liquidated Damages, if any, after the Change of Control Purchase Date; and (iv) certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance. (Section 1010)

    If a Change of Control Offer were made, there can be no assurance that the Company would have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders thereof seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under "-- Events of Default."

    One of the events that constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the Notes elect to require the Company to purchase the Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

    The existence of a holder's right to require the Company to purchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control.

    The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford holders of Notes the right to require the Company to purchase such Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its Affiliates, including a reorganization, restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its Affiliates) that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. See "-- Certain Definitions" for the definition of "Change of Control." A transaction involving the Company's management or its Affiliates, or a transaction involving a recapitalization of the Company, would result in a Change of Control if it is the type of transaction specified by such definition.

    The Company will comply with the applicable tender offer rules, including Rule l4e-l under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer.

    LIMITATION ON SALE OF ASSETS. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, engage in any Asset Sale unless (i) the consideration received by the Company or such Restricted Subsidiary for such Asset Sale is not less than the Fair Market Value of the shares or other assets sold (as determined by the board of directors of the Company, whose determination shall be conclusive and evidenced by a resolution thereof) and (ii) the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 75% cash or Cash Equivalents; PROVIDED, HOWEVER, that for purposes of this covenant, "Cash Equivalents" shall include (i) the amount of any liabilities (other than liabilities that are by their terms subordinated to the Notes) of the Company or such Restricted Subsidiary (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or other property in such Asset Sale or are no longer a liability of the Company or any Restricted Subsidiary (and excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale), but only to the extent that such assumption is effected on a basis under which there is no further recourse to the Company or any of its Restricted Subsidiaries with respect to such liabilities and (ii) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary in connection with such Asset Sale that are converted by the Company or such Restricted Subsidiary into cash within 60 days of receipt.

    (b) If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may use the Net Cash Proceeds thereof, within 12 months after such Asset Sale, to (i) permanently repay or prepay the

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Notes or any then outstanding Indebtedness of the Company that ranks equally with the Notes or Indebtedness of any Restricted Subsidiary or permanently reduce (without making any prepayment) the amount that is at the time available to be borrowed under the Notes or any Indebtedness of the Company ranking equally with the Notes or any Indebtedness of a Restricted Subsidiary or (ii) invest (or enter into a legally binding agreement to invest) in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that are or will be used in the Telecommunications Business of the Company or a Restricted Subsidiary, as the case may be. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then the Company may, within 60 days of such termination or within 12 months of such Asset Sale, whichever is later, apply or invest such Net Cash Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical contained in such clause (ii)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds."

    (c) When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will, within 15 business days, make an offer to purchase (an "Excess Proceeds Offer"), on a proportional basis, the Notes and Indebtedness described in the second succeeding sentence, in accordance with the procedures set forth below, the maximum principal amount of Notes (expressed as a multiple of $1,000) and such other Indebtedness that may be purchased with the Excess Proceeds. Any Excess Proceeds Offer shall include a pro rata offer under similar circumstances to purchase all other Indebtedness of the Company ranking equally with the Notes which Indebtedness contains similar provisions requiring the Company to purchase such Indebtedness. The offer price as to each Note (the "Excess Proceeds Offer Price") will be payable in cash in an amount equal to 100% of the principal amount of such Note, plus accrued and unpaid interest, if any, thereon to the date of purchase. To the extent that the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof pursuant to an Excess Proceeds Offer exceeds the Excess Proceeds, Notes to be purchased will be selected on a proportional basis. Upon completion of such Exceeds Proceeds Offer, the amount of Excess Proceeds shall be reset to zero. (Section 1017)

    If an Excess Proceeds Offer were made, there can be no assurance that the Company would have available funds sufficient to pay an Excess Proceeds Offer Price for all of the Notes that might be delivered by holders of the Notes seeking to accept an Excess Proceeds Offer. The failure of the Company to make or consummate the Excess Proceeds Offer would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under "-- Events of Default."

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary,
(b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary,
(c) make Investments in the Company or any other Restricted Subsidiary, (d) transfer any of its property or assets to the Company or any other Restricted Subsidiary or (e) guarantee any Indebtedness of the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any agreement in effect on the Issue Date, (ii) applicable law, (iii) customary non-assignment provisions in leases entered into in the ordinary course of business and other agreements of the Company or any Restricted Subsidiary, (iv) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (v) customary restrictions on transfers of property contained in any security agreement (including a capital lease

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
obligation) securing Indebtedness of the Company or a Restricted Subsidiary otherwise permitted under the Indenture, (vi) any encumbrance or restriction with respect to a Restricted Subsidiary of the Company entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary permitted under the "Limitation on Sale of Assets" covenant, (vii) any agreement or instrument governing or relating to Indebtedness under any senior financing facility permitted to be incurred under clause (g), (j) or (m) of the definition of "Permitted Indebtedness" if such encumbrance or restriction applies only (A) to amounts which at any point in time (other than during such periods as are described in the following clause
(B)) (1) exceed scheduled amounts due and payable (or which are to become due and payable within 30 days) in respect of the Notes or the Indenture for interest, premium and principal less the amount of cash that is otherwise available to the Company at such time for the payment of interest, premium and principal due and payable in respect of the Notes or the Indenture or (2) if paid, would result in an event described in the following clause (B) of this sentence, or (B) during the pendency of any event that causes, permits or, after notice or lapse of time, would cause or permit the holder or holders of such Indebtedness to declare such Indebtedness to be immediately due and payable or to require cash collateralization or cash cover for such Indebtedness for so long as such cash collateralization or cash cover has not been provided; (viii) any encumbrance or restriction under the Vendor Credit Facility; (ix) any encumbrance or restriction relating to transfer of property or assets comprising an Initial System pursuant to an Incumbent Agreement, and (x) any encumbrance or restriction under any agreement that extends, renews, refinances or replaces agreements containing the encumbrances or restrictions in the foregoing clauses
(i) through (vi) and (viii), so long as the Board of Directors of the Company determines in good faith that the terms and conditions of any such encumbrances or restrictions, taken as a whole, are no less favorable to the Company, any Restricted Subsidiary and the holders of the Notes than those so extended, renewed, refinanced or replaced. (Section 1018)

    PROVISION OF FINANCIAL STATEMENTS AND REPORTS. (a) The Company will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to
Section 13 or 15 of the Exchange Act.

    (b) The Company will also be required (i) to file with the Trustee, and provide to each holder of Notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required, and (ii) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder promptly upon request. (Section 1020)

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company will not, in a single transaction or a series of transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any other Person or Persons, and the Company will not permit any Restricted Subsidiary to enter into any such transaction or series of transactions, if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or Persons, unless at the time and immediately after giving effect thereto:

        (i) either (a) the Company will be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company or such Restricted Subsidiary is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all the properties and assets of the Company and its Restricted Subsidiaries on a

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
    consolidated basis, as the case may be (the "Surviving Entity"), (1) will be a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (2) will expressly assume, by a supplemental indenture to the Indenture in form satisfactory to the Trustee, the Company's obligations pursuant to the Notes for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Indenture on the part of the Company to be performed or observed;

        (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of the Company or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing; and

       (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the two fiscal quarter period ending immediately prior to the consummation of such transaction or series of transactions, with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of the "Limitation on Indebtedness" covenant. (Section 801)

    In connection with any such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, the Company or the Surviving Entity shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate (attaching the computations to demonstrate compliance with clause (iii) above) and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with. (Section 801)

    Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company in accordance with the immediately preceding paragraphs in which the Company is not the continuing obligor under the Indenture, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein. When a successor assumes all the obligations of its predecessor under the Indenture, the predecessor shall be released from those obligations; PROVIDED that, in the case of a transfer by lease, the predecessor shall not be released from the payment of principal of, premium, if any, and interest on the Notes. (Section 802)

EVENTS OF DEFAULT

    The following will be "Events of Default" under the Indenture:

        (i) default in the payment of interest or Liquidated Damages, if any, on any Note when it becomes due and payable, and continuance of such default for a period of 30 days or more (PROVIDED that such 30-day grace period shall not be applicable to the first four interest payments due on the Notes);

        (ii) default in the payment of principal of or premium, if any, on any Note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

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       (iii) (A) default in the performance, or breach, of any covenant or agreement of the Company contained in the Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in the immediately preceding clause (i) or (ii) or in clause (B),
    (C) or (D) of this clause (iii)) and continuance of such default or breach for a period of 30 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;
    (B) default in the performance or breach of the provisions of the "Limitation on Sale of Assets" covenant; (C) default in the performance or breach of the provisions of the "Consolidation, Merger and Sale of Assets" covenant; and (D) default in the performance or breach of the provisions of the "Purchase of Notes upon a Change of Control" covenant;

        (iv) (A) one or more defaults in the payment of principal of or premium, if any, or interest on Indebtedness of the Company or any Significant Subsidiary aggregating $7.5 million or more, when the same becomes due and payable at the Stated Maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (B) Indebtedness of the Company or any Significant Subsidiary aggregating $7.5 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment), prior to the Stated Maturity thereof);

        (v) one or more final judgments, orders or decrees of any court or regulatory agency shall be rendered against the Company or any Significant Subsidiary or their respective properties for the payment of money, either individually or in an aggregate amount, in excess of $7.5 million and either
    (A) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (B) there shall have been a period of 30 days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

        (vi) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary; or

       (vii) the Pledge Agreement ceases to be in full force and effect before payment in full of the obligations thereunder. (Section 501)

    If an Event of Default (other than an Event of Default arising from an event of bankruptcy, insolvency or reorganization as specified in clause (vi) above) occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the holders), may, and the Trustee upon the written request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, on all outstanding Notes immediately due and payable, and upon any such declaration all such amounts payable in respect of the Notes shall become immediately due and payable. If an Event of Default arising from an event of bankruptcy, insolvency or reorganization as specified in clause (vi) or (vii) above occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, on all of the outstanding Notes will IPSO FACTO become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes. (Section 502)

    At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind or annul such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all overdue interest and Liquidated Damages, if any, on all outstanding Notes, (ii) all unpaid principal of and premium, if any, on any outstanding Notes that have become due otherwise than by such declaration of acceleration, together with interest on such unpaid principal at the rate borne by the Notes, (iii) to the extent that payment of such interest is lawful, interest upon overdue interest and

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Liquidated Damages, if any, and overdue principal at the rate borne by the
Notes, (iv) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (b) all Events of Default, other than the non-payment of amounts of principal of, premium, if any, or interest and Liquidated Damages, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereon. (Section 502)

    The holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the holders of all the Notes, waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest and Liquidated Damages, if any, on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding. (Section 513)

    If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each holder of the Notes notice of the Default or Event of Default within five days after the earlier of receipt from the Company of notice of the occurrence thereof or the date when such Default or Event of Default becomes known to the Trustee. Except in the case of a Default or an Event of Default in the payment of the principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its trust officers in good faith determines that withholding such notice is in the interests of the holders of the Notes.

    The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company of its obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five days of the occurrence of any Default or Event of Default.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

    The Company may, at its option and at any time, terminate the obligations of the Company with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have satisfied all its other obligations under such Notes, except for (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any such Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, terminate the obligations of the Company with respect to certain covenants set forth in the Indenture, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance"). (Sections 1301, 1302 and 1303)

    In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit or cause to be deposited with the Trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, cash in United States dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity (or upon redemption, if applicable) of such principal, premium, if any, or installment of interest and Liquidated Damages, if any; (ii) no Default or Event of Default with respect to the Notes will have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (vi) of "Events of Default" above is concerned, at any time during the period ending on the 123rd day after the date of such deposit; (iii) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material

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agreement or instrument (other than the Indenture) to which the Company is a party or by which it is bound; (iv) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or since the date of this Offering Memorandum, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (v) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the Notes outstanding will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (vi) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with. (Section 1304)

SATISFACTION AND DISCHARGE

    The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture), and the Trustee, at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of the Indenture when (i) either (A) all the Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company, or discharged) have been delivered to the Trustee for cancellation or (B) all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for the principal of, premium and Liquidated Damages, if any, and interest on the Notes to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or date of redemption, as the case may be; (ii) the Company has paid or caused to be paid all sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with. (Section 401)

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by a supplemental indenture entered into by the Company and the Trustee with the consent of the holders of a majority in aggregate outstanding principal amount of the Notes; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:

        (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or premium, if any, or the rate of interest thereon, alter any redemption provision with respect to any Note or change the coin or currency in which the principal of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the date of redemption);

                                       92
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        (ii) amend, change or modify the obligation of the Company to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with the "Limitation on Sale of Assets" covenant or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the "Purchase of Notes Upon a Change of Control" covenant, including, in each case, amending, changing or modifying any definition relating thereto;

       (iii) reduce the percentage of the principal amount of outstanding Notes the consent of whose holders is required for any such supplemental indenture or the consent of whose holders is required for any waiver of compliance with certain provisions and defaults of the Indenture and their consequences provided for in the Indenture;

        (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of the aggregate principal amount of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby;

        (v) except as otherwise permitted under "--Consolidation, Merger and Sale of Assets," consent to the assignment or transfer by the Company of any of their rights or obligations under the Indenture; or

        (vi) release any Lien created by the Pledge Agreement, except in accordance with the terms of the Pledge Agreement. (Sections 901 and 902)

    Notwithstanding the foregoing, without the consent of any holder of the Notes, the Company and the Trustee may modify or amend the Indenture:

        (a) to evidence the succession of another Person to the Company or any other obligor on the Notes, and the assumption by any such successor of the covenants of the Company or such obligor in the Indenture and in the Notes in accordance with "--Consolidation, Merger, Sale of Assets";

        (b) to add to the covenants of the Company or any other obligor upon the Notes for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or any other obligor upon the Notes, as applicable, in the Indenture or in the Notes;

        (c) to cure any ambiguity, or to correct or supplement any provision in the Indenture or in the Notes that may be defective or inconsistent with any other provision in the Indenture or in the Notes, or make any other provisions with respect to matters or questions arising under the Indenture or the Notes; PROVIDED that, in each case, such action will not adversely affect the interests of the holders of the Notes;

        (d) to comply with the requirements of the Commission in order to effect or maintain the qualification, if any, of the Indenture under the Trust Indenture Act;

        (e) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture;

        (f) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes as additional security for the payment and performance of the Company's obligations under the Indenture, in any property or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise; or

        (g) to add a guarantor of the Notes under the Indenture. (Section 901)

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    The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture. (Section 1021)

GOVERNING LAW

    The Indenture, the Notes and the Pledge Agreement are governed by, and construed in accordance with, the laws of the State of New York.

THE TRUSTEE

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

    The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign. (Sections 601 and 603)

CERTAIN DEFINITIONS

    "Accounts Receivable Subsidiary" means any Restricted Subsidiary of the Company that is, directly or indirectly, wholly owned by the Company (other than directors' qualifying shares) and organized for the purpose of and engaged in
(i) purchasing, financing and collecting accounts receivable obligations of customers of the Company or its Restricted Subsidiaries, (ii) the sale or financing of accounts receivable or interests therein and (iii) other activities directly related thereto.

    "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person becomes a Restricted Subsidiary or (b) assumed in connection with an acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition.

    "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person or (ii) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Voting Stock or any executive officer or director of any such specified Person or other Person or, with respect to any natural Person, any other Person in such Person's immediate family. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate of a Person solely by reason of (a) such Person being party to an Incumbent Agreement or (b) such Person owning an interest in a Restricted Subsidiary pursuant to, or as the result of, an Incumbent Agreement.

    "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of any Subsidiary; (ii) all or substantially all of the properties and assets of the Company or any Subsidiary; or (iii) any other properties or assets of the Company or any Subsidiary, other than in the ordinary course of business (it being understood that the ordinary course of business includes, but is not restricted to, any

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transfer or sale of, or the grant of a right to use, an asset to an Incumbent pursuant to (x) an Incumbent Agreement, (y) applicable law or (z) an agreement to which such Incumbent is a party which exists on the date of, and is not entered into in contemplation of, such Incumbent Agreement). For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties or assets (A) that is governed by the provisions of the Indenture described under "-- Consolidation, Merger and Sale of Assets," (B) of the Company to any Restricted Subsidiary, or of any Restricted Subsidiary to the Company or any other Restricted Subsidiary in accordance with the terms of the Indenture, (C) having an aggregate Fair Market Value of less than $2.0 million in any given fiscal year, (D) by the Company or a Restricted Subsidiary to a Person who is not an Affiliate of the Company in exchange for Telecommunications Assets (or not less than 66 2/3% of the outstanding Voting Stock of a Person that becomes a Restricted Subsidiary, the assets of which consist primarily of Telecommunications Assets) or related telecommunications services where, in the good faith judgment of the board of directors of the Company evidenced by a board resolution, the Fair Market Value of such Telecommunications Assets (or such Voting Stock) or services so received is at least equal to the Fair Market Value of the properties or assets disposed of or, if less, the difference is received by the Company in cash in an amount at least equal to such difference,
(E) constituting Capital Stock of an Unrestricted Subsidiary or other Investment that was permitted under the "Limitation on Restricted Payments" covenant when made, (F) constituting accounts receivable of the Company or a Restricted Subsidiary to an Accounts Receivable Subsidiary or in consideration of Fair Market Value thereof, to Persons that are not Affiliates of the Company or any Subsidiary of the Company in the ordinary course of business, including in connection with financing transactions, (G) in connection with a Sale-Leaseback Transaction otherwise permitted to be incurred under the "Limitation on Indebtedness" covenant, (H) to a Permitted Telecommunications Joint Venture if such transfer of properties or assets is permitted under the definition of "Permitted Investments", (I) in connection with a Permitted Telecommunications Asset Sale or (J) to an Unrestricted Subsidiary if permitted under the "Limitation on Restricted Payments" covenant.

    "Attributable Value" means, with respect to any lease at the time of determination, the present value (discounted at the interest rate implicit in the lease or, if not known, at the Company's incremental borrowing rate) of the obligations of the lessee of the property subject to such lease for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

    "Average Life" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of
(i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated and whether voting or non-voting) in equity of such Person, including, without limitation, all common stock or Preferred Stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the Issue Date.

    "Capitalized Lease Obligation" means, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purposes of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

    "Cash Equivalents" means (a) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (PROVIDED that the full faith and credit of the United States of America is pledged in support thereof); (b) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits of not less than $500 million; (c) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-l by Moody's; and (d) money market mutual funds that invest substantially all of their assets in securities of the type described in the preceding clauses.

    "Change of Control" means any of the following events:

        (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and l3d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Company;

        (b) the Company consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction

            (i) where the outstanding Voting Stock of the Company is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or is converted into or exchanged for (A) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (B) cash, securities and other property (other than Capital Stock of the Surviving Entity) in an amount that could be paid by the Company as a Restricted Payment as described under the "Limitation on Restricted Payments" covenant and

            (ii) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the surviving or transferee corporation;

        (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

        (d) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "-- Consolidation, Merger and Sale of Assets."

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
        "Consolidated Adjusted Net Income" means, for any period, the consolidated net income (or loss) of the Company and all Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding, without duplication,

        (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto),

        (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business,

        (c) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash dividends or distributions during such period,

        (d) the net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination,

        (e) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders (except, for purposes of determining compliance with the "Limitation on Indebtedness" covenant, any restriction permitted under clause (vii) or (viii) of "Limitations on Dividend and other Payment Restrictions Affecting Restricted Subsidiaries"), and

        (f) any net income (or loss) from any Restricted Subsidiary that was an Unrestricted Subsidiary at any time during such period other than any amounts actually received from such Restricted Subsidiary.

    "Consolidated Indebtedness" means, with respect to any period, the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding at the date of determination as determined on a consolidated basis in accordance with GAAP.

    "Consolidated Indebtedness to Consolidated Operating Cash Flow Ratio" means, at any date of determination, the ratio of (i) Consolidated Indebtedness to (ii) Consolidated Operating Cash Flow for the two preceding fiscal quarters for which financial information is available immediately prior to the date of determination multiplied by two; PROVIDED that any Indebtedness incurred or retired by the Company or any of its Restricted Subsidiaries during the fiscal quarter in which the transaction date occurs shall be calculated as if such Indebtedness were so incurred or retired on the first day of the fiscal quarter in which the date of determination occurs (PROVIDED that, in making any such computation, the aggregate amount of Indebtedness under any revolving credit or similar facility will be deemed to include an amount of funds equal to the average daily balance of such Indebtedness during such two fiscal quarter period); and PROVIDED further that (x) if the transaction giving rise to the need to calculate the Consolidated Indebtedness to Consolidated Operating Cash Flow Ratio would have the effect of increasing or decreasing Consolidated Indebtedness or Consolidated Operating Cash Flow in the future, Consolidated Indebtedness and Consolidated Operating Cash Flow will be calculated on a pro forma basis as if such transaction had occurred on the first day of such two fiscal quarter period preceding the date of determination; (y) if during such two fiscal quarter period, the Company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale in respect of any company, entity or business, Consolidated Operating Cash Flow for such period shall be reduced by an amount equal to the Consolidated Operating Cash Flow (if positive), or increased by an amount equal to the Consolidated Operating Cash Flow (if negative), directly attributable to the company, entity or business that is the subject of such Asset Sale and any related retirement of Indebtedness as if such Asset Sale and any related retirement of Indebtedness had occurred on the first

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
day of such period; or (z) if during such two fiscal quarter period the Company or any of its Restricted Subsidiaries shall have acquired any company, entity or business, Consolidated Operating Cash Flow will be calculated on a pro forma basis as if such acquisition and related financing had occurred on the first day of such period.

    "Consolidated Interest Expense" means, for any period, without duplication, the sum of (a) the interest expense of the Company and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of Interest Rate Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) accrued interest, (v) the consolidated amount of any interest capitalized by the Company and (vi) amortization of debt issuance costs, PLUS
(b) the interest component of Capitalized Lease Obligations of the Company and its Restricted Subsidiaries paid, accrued and/or scheduled to be paid or accrued during such period; EXCLUDING, HOWEVER, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Adjusted Net Income pursuant to clause (e) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated Adjusted Net Income pursuant to clause (e) of the definition thereof); PROVIDED that in making such computation, (x) the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of the Company, either the fixed or floating rate, (y) the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis will be computed based upon the average daily balance of such Indebtedness during the applicable period and (z) the interest rate with respect to any Indebtedness covered by an Interest Rate Agreement will be deemed to be the effective interest rate with respect to such Indebtedness after taking into account such Interest Rate Agreement.

    "Consolidated Operating Cash Flow" means, with respect to any period, the Consolidated Adjusted Net Income for such period (a) increased by (to the extent deducted in computing Consolidated Adjusted Net Income) the sum of (i) the Consolidated Tax Expense for such period (other than taxes attributable to extraordinary, unusual or non-recurring gains or losses); (ii) Consolidated Interest Expense for such period; (iii) depreciation of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; (iv) amortization of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; and (v) any other non-cash charges that were deducted in computing Consolidated Adjusted Net Income (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period) of the Company and its Restricted Subsidiaries for such period in accordance with GAAP and (b) decreased by any non-cash gains that were included in computing Consolidated Adjusted Net Income.

    "Consolidated Tax Expense" means, for any period, the provision for U.S. federal, state, provincial, local and foreign income taxes of the Company and all Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

    "Credit Facilities" means, with respect to the Company or its Restricted Subsidiaries, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

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    "Currency Agreement" means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by the Company or any of its Restricted Subsidiaries.

    "Debt Securities" means any debt securities (including any Guarantee of such securities) issued by the Company and/or any Restricted Subsidiary in connection with a public offering (whether or not underwritten) or a private placement (PROVIDED that such private placement is underwritten for resale pursuant to Rule 144A, Regulation S or otherwise under the Securities Act or sold on an agency basis by a broker-dealer or one of its Affiliates to 10 or more non-affiliated beneficial holders); it being understood that the term "Debt Securities" shall not include any evidence of indebtedness under the Vendor Credit Facility, any financing by a Restricted Subsidiary similar to the Vendor Credit Facility or any Credit Facility or other commercial bank borrowings, any vendor equipment financing facility or any similar financings, recourse transfers of financial assets, capital leases or other types of borrowings incurred in a manner not customarily viewed as a "securities offering".

    "Default" means any event that after notice or passage of time or both would be an Event of Default.

    "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors of the Company is required to deliver a resolution thereof under the Indenture, a member of the board of directors of the Company who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions. For purposes of this definition, no Person shall be deemed not to be a Disinterested Director solely because such Person or an Affiliate of such Person holds or beneficially owns Capital Stock of the Company or any of its Restricted Subsidiaries.

    "Escrow Account" means an account established with the Trustee in its name as Trustee pursuant to the terms of the Pledge Agreement for the deposit of the Pledged Securities purchased by the Company with a portion of the net proceeds from this Offering.

    "Event of Default" has the meaning set forth under "-- Events of Defaults" herein.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and as of the date on which such determination is made.

    "GAAP" means generally accepted accounting principles in the United States that are in effect on the date of the Indenture.

    "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged which, in any case, are not callable or redeemable at the option of the issuer of the issuer thereof.

    "Guarantee" or "guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. When used as a verb, "Guarantee" or "guarantee" shall have a corresponding meaning.

    "Incumbent" means any railroad, utility, governmental entity, pipeline or other licensed owner (which ownership is determined immediately prior to any transaction with the Company or a Restricted Subsidiary) of Telecommunications Assets to be used in the Company's network pursuant to an Incumbent Agreement (and any subsidiary or affiliate of such Person that is a party to an Incumbent Agreement for the sole purpose of receiving payments from the Company or a Restricted Subsidiary pursuant to such agreement).

    "Incumbent Agreement" means an agreement between an Incumbent and the Company or a Restricted Subsidiary pursuant to which, among other things, such Incumbent receives a payment equal to a percentage of the Company's or such Restricted Subsidiary's revenues, if any, attributable, in whole or in part, to Telecommunications Assets transferred or leased, or with respect to which a right of use has been granted, by such Incumbent to the Company or such Restricted Subsidiary and upon or with respect to which the Company or such Restricted Subsidiary has constructed or intends to construct a portion of its network.

    "Incur" or "incur" means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable or responsible for the payment of, or otherwise incur, such Indebtedness, contingently or otherwise; PROVIDED that neither the accrual of interest nor the accretion of original issue discount shall be considered an incurrence of Indebtedness. With respect to Indebtedness to be borrowed under a binding commitment previously entered into that provides for the Company to Incur Indebtedness on a revolving basis, the Company shall be deemed to have Incurred the greater of (a) the Indebtedness actually Incurred or (b) all or a portion of the amount of such unborrowed commitment that the Company shall have so designated to be Incurred in an Officer's Certificate delivered to the Trustee (in which case the Company will not be deemed to incur such unborrowed amount at the time or times it is actually borrowed).

    "Indebtedness" means, with respect to any Person at any date of determination, without duplication:

        (a) all liabilities, contingent or otherwise, of such Person: (i) for borrowed money (including overdrafts), (ii) in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities (including reimbursement obligations with respect thereto), (iii) evidenced by bonds, notes, debentures or other similar instruments, (iv) for the deferred and unpaid purchase price of property or services or created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person or (v) for Capitalized Lease Obligations (including any Sale-Leaseback Transaction);

        (b) all obligations of such Person under or in respect of Interest Rate Agreements and Currency Agreements;

        (c) all Indebtedness referred to in (but not excluded from) the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to any property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of (i) the Fair Market Value of such property or asset and (ii) the amount of such obligation so secured);

        (d) all guarantees by such Person of Indebtedness referred to in this definition of any other Person; and

        (e) all Redeemable Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price, plus accrued and unpaid dividends.

    The amount of Indebtedness of any Person at any date will be the outstanding balance at such date (or, in the case of a revolving credit or other similar facility, the total amount of funds outstanding and/or

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
designated as incurred and certified by an officer of the Company to have been Incurred on such date pursuant to clause (b) of the last sentence of the definition of "incur") of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; PROVIDED (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount equals the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) that Indebtedness shall not include any liability for U.S. federal, state, local or other taxes owed by such Person. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value will be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock. Notwithstanding the foregoing, trade accounts and accrued liabilities arising in the ordinary course of business will not be considered Indebtedness for purposes of this definition.

    "Initial System" means all property, rights and assets necessary to own and operate an Incumbent's base microwave network system and shall include, without limitation, the initial microwave radio and protect microwave radio, software, antennae, waveguide, multiplexors, towers, shelters, licenses (including Federal Communications Commission and Federal Aviation Administration licenses), permits, leases, rights-of-way, easements and other related assets. An Initial System shall not include any additional microwave radios and related equipment installed as part of an expansion of an Initial System.

    "Interest Rate Agreement" means any interest rate protection agreements and other types of interest rate hedging agreements or arrangements (including, without limitation, interest rate swaps, caps, floors, collars and other similar agreements).

    "Invested Capital" means the sum of (a) 75% of the aggregate net cash proceeds received by the Company from the issuance of (or capital contributions with respect to) any Qualified Capital Stock subsequent to the Issue Date, other than the issuance of Qualified Capital Stock to a Restricted Subsidiary of the Company, and (b) 75% of the aggregate net cash proceeds from sales of Redeemable Capital Stock of the Company or Indebtedness of the Company convertible into Qualified Capital Stock of the Company, in each case upon such redemption or conversion thereof into Qualified Capital Stock.

    "Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. In addition, the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by the Company in such Unrestricted Subsidiary at such time and the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary at the time that such Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments. "Investments" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

    "Issue Date" means the date of the Indenture.

    "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter

                                      101
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acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

    "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as provided therein or in the Indenture, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

    "Moody's" means Moody's Investors Service, Inc. and its successors.

    "Net Cash Proceeds" means: (a) with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties which are the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee; and (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Redeemable Capital Stock that has been converted into or exchanged for Qualified Capital Stock, as referred to under the "Limitation on Restricted Payments" covenant, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary of the Company), net of fees, commissions and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Permitted Holder" means Spectrum Equity Investors, L.P., New Enterprise Associates VI, Limited Partnership, Onset Enterprise Associates II, L.P., FBR Technology Venture Partners L.P., Toronto Dominion Capital (USA) Inc. and Grotech Partners IV, L.P., any general partner of any such Person on the Issue Date, any Person controlled by any such general partner, David Schaeffer or Richard A. Jalkut.

    "Permitted Indebtedness" means:

        (a) Indebtedness of the Company pursuant to the Notes or of any Restricted Subsidiary pursuant to a Guarantee of the Notes;

        (b) Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date;

        (c) Indebtedness of the Company owing to any Restricted Subsidiary (but only so long as such Indebtedness is held by such Restricted Subsidiary); PROVIDED that any Indebtedness of the Company owing to any such Restricted Subsidiary is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, by acceleration or otherwise) to the payment and performance of the Company's obligations under the Notes; and PROVIDED FURTHER that any transaction pursuant to which any Restricted Subsidiary to which such Indebtedness is owed ceases to be a Restricted Subsidiary will be deemed to be an incurrence of Indebtedness by the Company that is not permitted by this clause (c);

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        (d) Indebtedness of any Restricted Subsidiary to the Company or of any
    Restricted Subsidiary to another Restricted Subsidiary;

        (e) Indebtedness of the Company or any Restricted Subsidiary in respect of performance, surety or appeal bonds or under letter of credit facilities provided in the ordinary course of business and, in the case of letters of credit, under which recourse to the Company is limited to the cash securing such letters of credit;

        (f) Indebtedness of the Company under Currency Agreements and Interest Rate Agreements entered into in the ordinary course of business; PROVIDED that such agreements are designed to protect the Company or any Restricted Subsidiary against, or manage exposure to, fluctuations in currency exchange rates and interest rates, respectively, and that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

        (g) Telecommunications Indebtedness and any Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund such Telecommunications Indebtedness in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, and reasonable fees and expenses);

        (h) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in connection with Telecommunications Indebtedness, Indebtedness permitted under clause (j) or
    (m) of the "Permitted Indebtedness" definition or in respect of purchase price adjustments in connection with the acquisition of or disposition of assets, including, without limitation, shares of Capital Stock;

        (i) Indebtedness of the Company not to exceed, at any time outstanding,
    2.0 times the Net Cash Proceeds from the issuance and sale after the Issue Date, other than to a Restricted Subsidiary, of Qualified Capital Stock of the Company, to the extent such Net Cash Proceeds have not been used to make Restricted Payments pursuant to clause (a)(3)(B) or clauses (b)(ii) and
    (iii) of the "Limitation on Restricted Payments" covenant to make a Restricted Payment or to make any Permitted Investments under clause (h) of the definition of Permitted Investments; PROVIDED that such Indebtedness does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes;

        (j) Indebtedness of the Company or any Restricted Subsidiary under one or more Credit Facilities; PROVIDED that the aggregate principal amount of any Indebtedness incurred pursuant to this clause (j) (including any amounts refinanced or refunded under this clause (j)) does not exceed at any time outstanding the greater of (x) 80% of eligible accounts receivable of the Company as of the last fiscal quarter for which financial statements are prepared or (y) $50.0 million; and any Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, Indebtedness issued under this clause (j) in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, and reasonable fees and expenses);

        (k) Indebtedness of the Company or a Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness of the Company or a Restricted Subsidiary, incurred under the ratio test set forth in clause (i) or (ii) of the "Limitation on Indebtedness" covenant or under clauses (b) through (f), (h),
    (i) and (m) of this definition of "Permitted Indebtedness," and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, and reasonable fees and expenses); PROVIDED that such new Indebtedness shall only be permitted under this clause (k) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced ranks equally with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new

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    Indebtedness is issued or remains outstanding, is expressly made to rank equally with, or subordinate in right of payment to, the remaining Notes,
    (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the same extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness being refinanced or refunded; PROVIDED, FURTHER, that no Indebtedness incurred under this clause (k) in exchange for, or the proceeds of which refinance or refund any Indebtedness incurred under the ratio test set forth under clause (i) or (ii) of the "Limitation on Indebtedness" covenant will mature prior to the Stated Maturity of the Notes or have an Average Life shorter than the Notes; PROVIDED FURTHER that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary issued pursuant to this clause (k);

        (l) Indebtedness arising by reason of the recharacterization of a sale of accounts receivable to an Accounts Receivable Subsidiary; and

        (m) Indebtedness of the Company or any Restricted Subsidiary in addition to that permitted to be incurred pursuant to clauses (a) through (l) above in an aggregate principal amount not in excess of $30.0 million at any time outstanding.

    "Permitted Investment" means any of the following:

        (a) Investments in Cash Equivalents; provided that the term "with a maturity of 180 days or less" in clauses (a), (b) and (c) of the definition of "Cash Equivalents" is changed to "with a maturity of one year or less" for the purposes of this definition of "Permitted Investments" only;

        (b) Investments in the Company or any Restricted Subsidiary;

        (c) Investments by the Company or any Restricted Subsidiary in another Person if, as a result of such Investment, (i) such other Person becomes a Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary;

        (d) Investments in the form of intercompany Indebtedness to the extent permitted under clauses (c) and (d) of the definition of "Permitted Indebtedness;"

        (e) Investments in existence on the Issue Date;

        (f) Investments in the Pledged Securities to the extent required by the Pledge Agreement;

        (g) Investments in an amount not to exceed $1.0 million at any one time outstanding;

        (h) Investments in an aggregate amount not to exceed the sum of (i) Invested Capital, (ii) the Fair Market Value of Qualified Capital Stock of the Company, Redeemable Capital Stock of the Company, or Indebtedness of the Company convertible into Qualified Capital Stock of the Company, in the latter two cases upon such redemption or conversion thereof into Qualified Capital Stock of the Company, issued by the Company or any Restricted Subsidiary of the Company as consideration for any such Investments made pursuant to this clause (h), and (iii) in the case of the disposition or repayment of any Investment made pursuant to this clause (h) after the Issue Date (including by redesignation of an Unrestricted Subsidiary of the Company to a Restricted Subsidiary of the Company), an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment; PROVIDED, HOWEVER, that the amount of any Permitted Investments under this clause

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    (h) shall be excluded from the computation of the amount of any Restricted
    Payment under the "Limitation on Restricted Payments" covenant;

        (i) Investments in trade receivables, prepaid expenses, negotiable instruments held for collection and lease, utility and worker's compensation, performance and other similar deposits or escrow;

        (j) Loans, advances and extensions of credit to employees made in the ordinary course of business of the Company not in excess of $500,000 in any fiscal year;

        (k) Bonds, notes, debentures or other securities received as a result of Asset Sales permitted under the covenant described in "Certain Covenants -- Limitation on Asset Sales;"

        (l) Endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other person received as payment for ordinary course of business trade receivables;

        (m) Investments deemed to have been made as a result of the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of, or in connection with, the acquisition of such Person;

        (n) Investments in or acquisitions of Capital Stock, indebtedness, securities or other property of Persons (other than Affiliates of the Company) received by the Company or any of its Restricted Subsidiaries in the bankruptcy or reorganization of or by such Person or any exchange of such Investment with the issuer thereof or taken in settlement of or other resolution of claim or disputes, and, in each case, extensions, modifications and renewals thereof;

        (o) Investments in any Person to which Telecommunications Assets used in an Initial System have been transferred and which person has provided to the Company or a Restricted Subsidiary the right to use such assets pursuant to an Incumbent Agreement; PROVIDED that, in the good faith determination of the Board of Directors, the present value of the future payments expected to be received by the Company in respect of any such Investment plus the Fair Market Value of any capital stock or other securities received in connection therewith is at least equal to the Fair Market Value of such Investment; and

        (p) Investments in one or more Permitted Telecommunications Joint Ventures; PROVIDED that the total original cost of all such Permitted Telecommunications Joint Ventures plus the cost or Fair Market Value, as applicable, of all additions thereto less the sum of all amounts received as returns thereon shall not exceed $20.0 million.

    "Permitted Liens" means:

        (a) Liens existing on the Issue Date;

        (b) Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any Restricted Subsidiary;

        (c) Liens on any property or assets of the Company or any Restricted Subsidiary securing the Notes or any Guarantees thereof;

        (d) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease permitted by the Indenture;

        (e) Liens securing Indebtedness incurred under clauses (g), (j) or (m) of the definition of "Permitted Indebtedness;"

        (f) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business of the Company or any Restricted Subsidiary and with respect to amounts not yet delinquent or being contested in good faith

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    by appropriate proceeding, if a reserve or other appropriate provision, if any, as required in conformity with GAAP shall have been made therefor;

        (g) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

        (h) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds, escrows and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money);

        (i) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary incurred in the ordinary course of business;

        (j) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

        (k) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary; PROVIDED that such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness;

        (l) Liens securing obligations of the Company under Interest Rate Agreements or Currency Agreements permitted to be incurred under clause (f) of the definition of "Permitted Indebtedness" or any collateral for the Indebtedness to which such Interest Rate Agreements or Currency Agreements relate;

        (m) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

        (n) Liens securing reimbursement obligations of the Company or any Restricted Subsidiary with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

        (o) Liens arising from purchase money mortgages and purchase money security interests; PROVIDED that (i) the related Indebtedness shall not be secured by any property or assets of the Company or of any Restricted Subsidiary other than the property and assets so acquired and (ii) the Lien securing such Indebtedness shall be created within 60 days of such acquisition;

        (p) Liens securing the Escrow Account, the Pledged Securities and the proceeds thereof and the security interest created by the Pledge Agreement;

        (q) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (o); PROVIDED that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets;

        (r) Liens with respect to the equipment and related assets of the Company installed on its network in favor of Persons that have licensed, leased, transferred or granted to the Company or any Restricted Subsidiary a right to use Telecommunications Assets or financed the purchase of Telecommunications Assets or securing the obligations of the Company or such Restricted Subsidiary under an

                                      106
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    Incumbent Agreement; PROVIDED that such Liens will (1) be created on terms that the Company reasonably believes to be no less favorable to the Company than Liens granted under clause (e) of this definition and (2) not secure any Indebtedness in excess of the Fair Market Value of the equipment and assets so secured;

        (s) Liens relating to revenues of the Company or any Restricted Subsidiary arising as a result of obligations under an Incumbent Agreement; and

        (t) Liens on the property or assets or Capital Stock of Accounts Receivable Subsidiaries and Liens arising out of any sale of Accounts Receivable in the ordinary course of business (including in connection with a financing transaction) to or by an Accounts Receivable Subsidiary or to Persons that are not Affiliates of the Company.

    "Permitted Telecommunications Asset Sale" means any transfer, conveyance, sale, lease or other disposition of a capital asset that is a Telecommunications Asset, the proceeds of which are treated as revenues (including deferred revenues) by the Company in accordance with GAAP.

    "Permitted Telecommunications Joint Venture" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses in which the Company owns, directly or indirectly, an equity interest.

    "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, business trust, unincorporated organization or government or any agency or political subdivision thereof.

    "Pledge Agreement" means the Collateral Pledge and Security Agreement, dated as of the Issue Date, by and between the Trustee and the Company, governing the disbursement of funds from the Escrow Account.

    "Pledged Securities" means the securities purchased by the Company with a portion of the net proceeds from this Offering, which shall consist of Government Securities, to be deposited in the Escrow Account.

    "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations, rights or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference stock, whether now outstanding or issued after the Issue Date, including, without limitation, all series and classes of such preferred or preference stock of such Person.

    "Public Equity Offering" means an offer and sale of Common Stock (which is Qualified Capital Stock) of the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company) and resulting in Net Cash Proceeds to the Company of not less than $45.0 million.

    "Qualified Capital Stock" means, with respect to any Person, any and all Capital Stock of such Person other than Redeemable Capital Stock.

    "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or, upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity; PROVIDED that any Capital Stock that would not otherwise constitute Redeemable Capital Stock but for provisions giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Capital Stock if the "asset sale" or "change

                                      107
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of control" provisions applicable to such Capital Stock are no more favorable in any material respect to holders of such Capital Stock than the provisions contained in the "Limitation on Asset Sales" and "Purchase of Notes upon a Change of Control" covenants are to holders of the Notes, and such Capital Stock specifically provides that such Person will not repurchase or redeem any such Capital Stock pursuant to any such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Purchase of Notes upon a Change of Control" covenants.

    "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

    "S&P" means Standard and Poor's Ratings Services, a division of McGraw-Hill, Inc., and its successors.

    "Sale-Leaseback Transaction" means any direct or indirect arrangement, or series of related arrangements, with any Person (other than the Company or a Restricted Subsidiary) or to which any Person (other than the Company or a Restricted Subsidiary) is a party, providing for the leasing to the Company or to a Restricted Subsidiary of any property for an aggregate term exceeding three years, whether owned by the Company or by any Subsidiary of the Company at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property; PROVIDED THAT, the transfer by the Company or any Restricted Subsidiary of Telecommunications Assets to, and the leasing by the Company or any Restricted Subsidiary of such assets from, a Permitted Telecommunications Joint Venture shall not constitute a Sale-Leaseback Transaction.

    "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries, (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, or (iii) owns one or more FCC licenses the aggregate cost or Fair Market Value of which represents 5% or more of the net asset value of the Company and its Restricted Subsidiaries on a consolidated basis as of the end of such fiscal year, in the case of (i), (ii) or (iii) as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

    "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

    "Subsidiary" means any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries.

    "Telecommunications Assets" means, with respect to any Person, assets (including, without limitation, rights of way, trademarks and licenses) other than current assets that are utilized by such Person, directly or indirectly, for the design, development, construction, installation, integration or provision of the Company's network, including, without limitation, any businesses or services in which the Company is currently engaged and including any computer systems used in a Telecommunications Business. Telecommunications Assets shall also include 66 2/3% of the Voting Stock of another Person, PROVIDED that substantially all of the assets of such other Person consist of Telecommunications Assets, and PROVIDED FURTHER such Voting Stock is held by the Company or a Restricted Subsidiary, such other Person either is, or immediately following the relevant transaction shall become, a Restricted Subsidiary of the Company pursuant to the Indenture or a Permitted Telecommunications Joint Venture subject to the limitations set forth under clause (p) of the definition of "Permitted Investment." The determination of what constitutes

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Telecommunications Assets shall be made by the Board of Directors and evidenced by a board resolution delivered to the Trustee.

    "Telecommunications Business" means, the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) constructing, creating, developing, acquiring or marketing Telecommunication Assets or other communications related network equipment, software and other devices for use in a telecommunications business or (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in clause (i) or (ii) above; PROVIDED that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Company.

    "Telecommunications Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary incurred at any time within 315 days of, and for the purpose of financing all or any part of the cost of, the construction, expansion, installation, acquisition or improvement by the Company or any Restricted Subsidiary of any new Telecommunications Assets; PROVIDED that the proceeds of such Indebtedness are expended for such purposes within such 315-day period; and PROVIDED FURTHER that the Net Cash Proceeds from the issuance of such Indebtedness does not exceed, as of the date of incurrence thereof, 100% of the lesser of the cost or Fair Market Value of such Telecommunications Assets; PROVIDED FURTHER that, to the extent an Incumbent Agreement is characterized as a Capitalized Lease Obligation, it shall be considered Telecommunications Indebtedness.

    "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

    "Unrestricted Subsidiary" means (a) any Subsidiary that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (b) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) neither the Company nor any other Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity, (iii) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the "Limitation on Restricted Payments" covenant,
(iv) neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from persons who are not Affiliates of the Company, and (v) neither the Company nor any other Subsidiary has any obligation (1) to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary, or (2) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing a board resolution with the Trustee giving effect to such designation. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation, there would be no Default or Event of Default under the Indenture and the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant.

    "Vendor Credit Facility" means, collectively, (i) the revolving credit facility to be entered into by and among the Company, the Finance Subsidiary and NEC, substantially in the form outlined by the commitment letter dated October 14, 1997; (ii) the revolving credit facility to be entered into by and among the Company, the Finance Subsidiary and Andrew, substantially in the form outlined by the commitment letter dated December 8, 1997; and (iii) the takeout credit facility substantially in the form of the Commitment Letters dated October 7, 1997 and October 8, 1997, among the Company, the Finance Subsidiary and each of the financial institutions party thereto.

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    "Voting Stock" means, with respect to any Person, any class or classes of
Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

    "Wholly Owned" means, with respect to the Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

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
                         BOOK-ENTRY; DELIVERY AND FORM

    Except as set forth below, the New Notes will initially be issued in the form of one or more registered New Notes in global form without coupons (each a "Global Note"). Each Global Note will be deposited on the date of the closing of the exchange of the New Notes for the Existing Notes (the "Exchange Offer Closing Date") with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee.

    DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations, including Euroclear and Cedel. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants and such other persons' ownership interest and transfer of ownership interest will be recorded only on the records of the Direct Participant and/or Indirect Participant, and not on the records maintained by DTC.

    DTC has also advised the Company that, pursuant to DTC's procedures, (i) upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants with an interest in the Global Notes, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

    Investors in the Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC.

    The laws of some states require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests.

    Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered Holder under the Indenture. Consequently, neither the Company, the Trustee nor any agent of the Company, or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

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    Payments with respect to the principal of, premium, if any, and interest on, any New Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such New Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the New Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of interest in the Global Note (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of DTC. Payments by the Participants and the Indirect
Participants to the beneficial owners of interests in the Global Note will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

    If (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and the Company is unable to locate a qualified successor within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events, then, upon surrender by DTC of its Global Notes, Certificated Securities will be issued to each person that DTC identifies as the beneficial owner of the New Notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cease the same to be delivered thereto.

    Neither the Company nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related New Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the New Notes to be issued).

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of certain United States Federal income tax consequences applicable under current law to holders of Existing Notes who exchange such notes for New Notes pursuant to the Exchange Offer is for general information only and is not intended as a substitute for careful tax planning. This summary is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), applicable final, temporary and proposed Treasury Regulations ("Treasury Regulations"), judicial authority, and current administrative rulings and pronouncements of the Internal Revenue Service (the "Service") and upon the facts concerning the Company as of the date hereof. There can be no assurance that the Service will not take a contrary view, and no ruling from the Service has been or will be sought by the Company. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders.

    This summary does not purport to deal with all aspects of taxation that may be relevant to particular holders of the Notes in light of their personal investment or tax circumstances, or to certain types of investors (including individual retirement accounts and other tax deferred accounts, insurance companies, financial institutions, broker-dealers or tax-exempt organizations) subject to special treatment under the U.S. federal income tax laws. This discussion does not deal with special tax situations, such as the holding of the Notes as part of a straddle with other investments, or situations in which the functional currency of a holder is not the U.S. dollar, and does not address the tax consequences of the law of any state, locality or foreign jurisdiction. In addition, this discussion deals only with Notes held by initial purchasers that hold such Notes as capital assets within the meaning of Section 1221 of the Code.

    For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of Notes, who or that is, a citizen or resident of the U.S., a corporation, limited liability company or partnership created or organized in the U.S. or under the law of the U.S. or any political subdivision thereof (including the District of Columbia), an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust (or, under certain circumstances, a trust the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source) or is otherwise subject to U.S. federal income tax on a net income basis in respect of the Notes. The term "Non-U.S. Holder" means any person other than a U.S. Holder.

    THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. THE TAX TREATMENT MAY VARY DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

TAXATION OF HOLDERS ON EXCHANGE

    The exchange of an Existing Note for a New Note will not be a taxable event to the holder of an Existing Note, and a holder will not recognize any taxable gain or loss or any interest income as a result of such an exchange. Accordingly, a holder will have the same adjusted basis and holding period in a New Note as it had in an Existing Note immediately before the exchange. Further, the tax consequences of ownership and disposition of any New Note should be the same as the tax consequences of ownership and disposition of an Existing Note.

THE NOTES

    Under applicable authorities, the Notes should be treated as indebtedness for U.S. federal income tax purposes. In the unlikely event the Notes are treated as equity, the amount of any actual or constructive

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
distributions on any such Note would first be taxable to the holder as dividend income to the extent of the issuer's current and accumulated earnings and profits as determined for U.S. Federal income tax purposes, and next would be treated as a return of capital to the extent of the holder's tax basis in the Note, with any remaining amount treated as gain from the sale of a Note. Further, payments on the Notes treated as equity to Non-U.S. Holders would not be eligible for the portfolio interest exception from U.S. withholding tax, and dividends thereon would be subject to United States withholding tax at a flat rate of 30% (or lower applicable treaty rate) and gain from their sale or other taxable disposition might also be subject to U.S. tax. See "--Non-U.S. Holders." In addition, in the event of equity treatment, the Company would not be entitled to deduct interest on the Notes for U.S. federal income tax purposes. The remainder of this discussion assumes that the Notes will constitute indebtedness of the Company for such tax purposes.

    ORIGINAL ISSUE DISCOUNT

    The Existing Notes were issued with original issue discount ("OID"). The New Notes will continue to have the same amount of OID as the Existing Notes. At the time of the issuance of the Units, the Company's allocation of the Unit issue price to the Existing Notes resulted in an amount of OID that, if the allocation is respected by the Service, will cause the Notes to be treated as issued with a "DE MINIMIS amount" of OID and consequently the amount of OID on the Notes should be treated as zero. Such DE MINIMIS OID would be included in income of the holder as stated principal payments are made, and generally would be treated as capital gains recognized on retirement of the Note. Gain attributable to DE MINIMIS OID that is recognized on the sale or exchange of a Note will be capital gain. Holders may elect to accrue DE MINIMIS OID on a constant-yield basis as described below. If the Company's allocation is not respected by the Service, then a Holder may be required to include OID in income under the general OID rules.

    MARKET DISCOUNT. If a Note is acquired by a subsequent purchaser at a "market discount," some or all of any gain realized upon a disposition (including a sale or a taxable exchange) or payment at maturity of such Note may be treated as ordinary income. "Market discount" with respect to a security is, subject to a DE MINIMIS exception, the excess of (1) the stated redemption price of the security at maturity over (2) such holder's initial tax basis in the security. The amount of market discount treated as having accrued will be determined either on a ratable basis, or, if the holder so elects, on a constant interest method. Upon any subsequent disposition (including a gift or payment at maturity) of such Note (other than in connection with certain nonrecognition transactions), the lesser of any gain on such disposition (or appreciation, in the case of a gift) or the portion of the market discount that accrued while the Note was held by such holder will be treated as ordinary interest income at the time of the disposition. In lieu of including accrued market discount in income at the time of disposition, a holder may elect to include market discount in income currently. Unless a Note holder so elects, such holder may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such Note until the holder disposes of the Note. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

    SALE OR OTHER DISPOSITION. In general, upon the sale, exchange, redemption, or other disposition of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the disposition (not including any amount attributable to accrued but unpaid interest) and (ii) the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will be equal to the issue price of such Note, increased by the amount of any market discount taken into income by the U.S. Holder and reduced by the amount of any principal received by the U.S. Holder.

    Subject to the discussion of market discount above, gain or loss realized on the sale, exchange or redemption of a Note will be capital gain or loss and will be long-term capital gain or loss if the holder has held such Note (or is treated as having held such Note) for longer than one year. For individuals, such gain

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
will be taxed at rates that vary depending upon whether the Note was held for one year or less, more than one year but not more than 18 months, or more than 18 months.

NON-U.S. HOLDERS

    In general, subject to the discussion below concerning backup withholding:

    (a) payments of principal or interest on the Notes by the Company or any paying agent to a beneficial owner of a Note that is a Non-U.S. Holder will not be subject to U.S. withholding tax, provided that, in the case of interest, (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, within the meaning of Section 871(h)(3) of the Code, (ii) such Non-U.S. Holder is not a "controlled foreign corporation" (within the meaning of the Code) that is related, directly or indirectly, to the Company through stock ownership, (iii) such Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, and (iv) the certification requirements under Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder (summarized below) are satisfied;

    (b) a Non-U.S. Holder of a Note will not be subject to U.S. income tax on gains realized on the sale, exchange or other disposition of such Note, unless
(i) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition, and certain other conditions are met, (ii) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder, or (iii) the Non-U.S. Holder is subject to Code provisions applicable to certain U.S. expatriates; and

    (c) a Note held by an individual who is not a citizen or resident of the U.S. at the time of his death will not be subject to U.S. estate tax as a result of such individual's death, provided that, at the time of such individual's death, the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and payments with respect to such Note would not have been effectively connected with the conduct by such individual of a trade or business in the U.S.

    To satisfy the certification requirements referred to in (a) (iv) above, Sections 871(h) and 881(c) of the Code and currently effective Treasury Regulations thereunder require that either (i) the beneficial owner of a Note must certify, under penalties of perjury, to the Company or its paying agent, as the case may be, that such owner is a Non-U.S. Holder and must provide such owner's name and address, and U.S. taxpayer identification number ("TIN"), if any, or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the Note on the behalf of the beneficial owner thereof must certify, under penalties of perjury, to the Company or its paying agent, as the case may be, that a certificate described in
(i) above has been received from the beneficial owner and must furnish the payor with a copy thereof. A certificate described in this paragraph is effective only with respect to payments of interest made to the certifying Non-U.S. Holder after delivery of the certificate in the calendar year of its delivery and the two immediately succeeding calendar years. Under temporary Treasury Regulations, such requirement will be fulfilled if the beneficial owner of a Note certifies on IRS Form W-8, under penalties of perjury, that it is a Non-U.S. Holder and provides its name and address, and any Financial Institution holding the Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof).

    Treasury Regulations released on October 6, 1997 (the "New Regulations") and effective for payments made after December 31, 1999, subject to certain transition rules, provide alternative methods for satisfying the certification requirements described above. The New Regulations require, in the case of Notes held by a foreign partnership, that (i) the certification be provided by the partners rather than by the

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
foreign partnership and (ii) the partnership provide certain information, including a U.S. taxpayer identification number. A lookthrough rule would apply in the case of tiered partnerships.

    If a Non-U.S. Holder of a Note is engaged in a trade or business in the U.S. and if interest on the Note, or gain realized on the sale, exchange or other disposition of the Note, is effectively connected with the conduct of such trade or business and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the U.S., the Non-U.S. Holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to regular U.S. income tax on such interest or gain in the same manner as if it were a U.S. Holder. In lieu of the certificate described above, such a Non-U.S. Holder will be required, under currently effective Treasury Regulations, to provide the Company with a properly executed IRS Form 4224 in order to claim an exemption from withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on a Note and any gain recognized on the sale, exchange or other disposition of a Note will generally be included in the earnings and profits of such Non-U.S. Holder if such interest or gain is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the U.S. The New Regulations alter certain of the withholding reporting and certification requirements described above, effective for payments made after December 31, 1999, subject to certain transition rules. In general, for payments made after December 31, 1999, a Non-U.S. Holder with effectively connected income must provide to the Company, either directly or through an intermediary, a valid IRS Form W-8 to claim an exemption from withholding.

    In the unlikely event the Notes were treated as equity, the periodic distributions received by a Non-U.S. Holder on the Notes would not qualify for the portfolio interest exemption from United States federal income tax and would instead be treated as dividends which would generally be subject to a 30% United States federal withholding tax, subject to reduction for Non-U.S. Holders that are eligible for the benefits of certain income tax treaties, or that qualify as being engaged in a trade or business in the U.S. and if any dividends received are effectively connected with such trade or business.

    Non-U.S. Holders should consult with their tax advisors regarding U.S. and foreign tax consequences with respect to the Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Backup withholding of U.S. federal income tax at a rate of 31% may apply to payments made in respect of a Note to a holder that is not an "exempt recipient" and that fails to provide certain identifying information (such as the holder's
TIN) in the manner required. Generally, individuals are not exempt recipients, whereas corporations and certain other entities are exempt recipients. Payments made in respect of a Note must be reported to the Service, unless the holder is an exempt recipient or otherwise establishes an exemption.

    In the case of payments of interest on a Note to a Non-U.S. Holder, Treasury Regulations provide that backup withholding and information reporting will not apply to payments with respect to which either requisite certification has been received or an exemption has otherwise been established (provided that neither the Company nor a paying agent has actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied).

    Payments of the proceeds of the sale of a Note through a foreign office of a broker that is a U.S. person, a "controlled foreign corporation" (within the meaning of Section 957(a) of the Code), or a foreign person, 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with the conduct of a trade or business within the U.S., or (pursuant to the New Regulations, for payments made after December 31, 1999) a foreign partnership with certain U.S. connections, are subject to certain information reporting

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
requirements, unless the payee is an exempt recipient or such broker has evidence in its records that the payee is a Non-U.S. Holder and has no actual knowledge that such evidence is false and certain other conditions are met. Temporary Treasury Regulations indicate that such payments are not currently subject to backup withholding. Under current Treasury Regulations, payments of the proceeds of a sale of a Note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a Non-U.S. Holder and satisfies certain other qualifications (and no agent or broker who is responsible for receiving or reviewing such statement has actual knowledge that it is incorrect) or the payee otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules from a payment to a holder of a Note generally will be allowed as a refund or credit against such holder's U.S. federal income tax, provided that the required information is timely furnished to the Service.

    In general, the New Regulations do not significantly alter the current substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. Under the New Regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. A holder of a Note should consult with its tax advisor regarding the application of the back-up withholding rules to its particular situation, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available, and the impact of the New Regulations on payments made with respect to Notes after December 31, 1999.

    THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF NOTES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

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
                              PLAN OF DISTRIBUTION

    Prior to the Exchange Offer, there has been no market for any of the New Notes. The Existing Notes are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market. The New Notes will not be eligible for PORTAL trading. There can be no assurance that an active trading market will develop for, or as to the liquidity of, any of the New Notes.

    With respect to resales of New Notes, based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that any holder or beneficial owner (other than a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer" registered under the Exchange Act) who exchanges Existing Notes for New Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder or beneficial owner acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder or beneficial owner cannot rely on the position of the staff of the Commission enunciated in EXXON CAPITAL HOLDINGS CORPORATION (available May 13, 1988) or similar no-action letters or any similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available.

    As contemplated by the above no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the New Notes to be acquired by the holder and any beneficial owners of Existing Notes in connection with the Exchange Offer are being acquired in the ordinary course of business of the holder and any beneficial owners, (ii) that at the time of the consummation of the Exchange Offer the holder and each beneficial owner are not engaging, do not intend to engage and have no arrangements or understanding with any person to participate in the distribution of the New Notes in violation of the provisions of the Securities Act, (iii) the holder and each beneficial owner acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters that are discussed herein above, (iv) the holder and each beneficial owner understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or 508, as applicable, of Regulation S-K of the Commission, and (v) neither the holder nor any beneficial owner(s) is an "affiliate," as defined under Rule 456 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing.

    Any broker or dealer registered under the Exchange Act (each a "Broker-Dealer") who holds Existing Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Existing Notes acquired directly from the Company or any affiliate of the Company) may exchange such Existing Notes for New Notes pursuant to the Exchange Offer, however, such Broker-Dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the New Notes received by it in the Exchange Offer, which prospectus delivery requirement may be satisfied by the delivery by such Broker-Dealer of this Prospectus. Any Broker-Dealer participating in the Exchange Offer will be required to acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of New Notes received by it in the Exchange Offer. However, only Broker-Dealers who exchange Existing Notes that were acquired for their own account as a result of market-making activities or other trading activities (other than Existing Notes acquired directly from the

Company or any affiliate of the Company) may use this Prospectus to satisfy the prospectus delivery requirements of the Securities Act. The delivery by a Broker-Dealer of a prospectus in connection with resales of New Notes shall not be deemed to be an admission by such Broker-Dealer that it is an underwriter within the meaning of the Securities Act.

                                 LEGAL MATTERS


    Certain legal matters with respect to the New Notes and certain tax matters are being passed upon on behalf of the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York.



                                    EXPERTS



    The consolidated balance sheets as of December 31, 1996 and 1997 and the consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the period August 25, 1995 (date of inception) to December 31, 1995, the years ended December 31, 1996 and 1997 and the period August 25, 1995 (date of inception) to December 31, 1997 included in this prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 PATHNET, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         INDEX TO FINANCIAL STATEMENTS


Report of Independent Accountants.....................................................        F-2

Consolidated Balance Sheets, as of December 31, 1996 and 1997 and March 31, 1998
  (unaudited).........................................................................        F-3

Consolidated Statements of Operations for the period August 25, 1995 (date of inception) to December 31, 1995, the years ended December 31, 1996 and 1997, the period
  August 25, 1995 (date of inception) to December 31, 1997, the three months ended
  March 31, 1997 (unaudited) and 1998 (unaudited) and the period August 25, 1995 (date
  of inception) to March 31, 1998 (unaudited).........................................        F-4

Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the period
  August 25, 1995 (date of inception) to December 31, 1995, the years ended December
  31, 1996 and 1997, and the three months ended March 31, 1998 (unaudited)............        F-5

Consolidated Statements of Cash Flows for the period August 25, 1995 (date of inception) to December 31, 1995, the years ended December 31, 1996 and 1997, the period
  August 25, 1995 (date of inception) to December 31, 1997, the three months ended
  March 31, 1997 (unaudited) and 1998 (unaudited) and the period August 25, 1995 (date
  of inception) to March 31, 1998 (unaudited).........................................        F-6

Notes to Consolidated Financial Statements............................................        F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Pathnet, Inc.


    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Pathnet, Inc. and its subsidiary (the Company) (A Development Stage Enterprise) at December 31, 1996 and 1997, and the results of their operations and cash flows for the period August 25, 1995 (date of inception) to December 31, 1995, the years ended December 31, 1996 and 1997 and for the period August 25, 1995 (date of inception) to December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP



McLean, Virginia
February 20, 1998, except for the information in Note 9, for which the dates are April 8, 1998, April 13, 1998, May 4, 1998 and July 24, 1998 respectively.

                                 PATHNET, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                          CONSOLIDATED BALANCE SHEETS

                                   ---------

                                     ASSETS


                                                                                                     MARCH 31,
                                                                     DECEMBER 31,   DECEMBER 31,        1998
                                                                         1996           1997        (UNAUDITED)
                                                                     -------------  -------------  --------------
Current assets:
  Cash and cash equivalents........................................  $   2,318,037  $   7,831,384  $  282,547,705
  Prepaid expenses and other current assets........................          1,695         48,571         156,716
                                                                     -------------  -------------  --------------
      Total current assets.........................................      2,319,732      7,879,955     282,704,421
Property and equipment, net........................................         46,180      7,207,094       9,964,580
Deferred financing costs...........................................             --        250,428      11,180,000
Restricted cash....................................................             --        760,211         288,736
Pledged securities.................................................             --             --      81,128,751
                                                                     -------------  -------------  --------------
      Total assets.................................................  $   2,365,912  $  16,097,688  $  385,266,488
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------
                                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.................................................  $     114,799  $   5,592,918  $    7,280,298
  Accrued expenses.................................................         30,217             --         257,334
  Deferred revenue.................................................             --        300,000         200,000
                                                                     -------------  -------------  --------------
      Total current liabilities....................................        145,016      5,892,918       7,737,632
                                                                     -------------  -------------  --------------
  Notes payable....................................................             --             --              --
                                                                     -------------  -------------  --------------
      Total liabilities............................................        145,016      5,892,918       7,737,632
Series A convertible preferred stock, $0.01 par value 1,000,000 shares authorized, issued and outstanding at December 31, 1996 and 1997, and March 31, 1998, respectively (liquidation
  preference $1,000,000)...........................................      1,000,000      1,000,000       1,000,000
Series B convertible preferred stock, $0.01 par value, 1,651,046 shares authorized; 1,041,290, 1,651,046 and 1,651,046 shares issued and outstanding at December 31, 1996 and 1997 and March
  31, 1998, respectively (liquidation preference $5,033,367).......      3,008,367      5,008,367       5,008,367
Series C convertible preferred stock, $0.01 par value, 2,819,549 shares authorized; 939,850 shares issued and outstanding at
  December 31, 1997 and March 31, 1998, respectively (liquidation
  preference $10,000,054)..........................................             --      9,961,274       9,961,274
                                                                     -------------  -------------  --------------
      Total convertible preferred stock............................      4,008,367     15,969,641      15,969,641
                                                                     -------------  -------------  --------------
Commitments and contingencies
Stockholders' equity (deficit):
  Voting common stock, $0.01 par value, 7,500,000 shares authorized at December 31, 1996 and 1997 and 10,200,000 shares authorized at March 31, 1998; 2,900,000, 2,900,000, and 2,902,358 shares issued and outstanding at December 31, 1996 and 1997 and March
    31, 1998, respectively.........................................         29,000         29,000          29,041
  Note receivable from stockholder.................................         (9,000)        (9,000)             --
  Additional paid-in capital.......................................        381,990        381,990         382,047
  Deficit accumulated during the development stage.................     (2,189,461)    (6,166,861)     (8,851,702)
                                                                     -------------  -------------  --------------
      Total stockholders' equity (deficit).........................     (1,787,471)    (5,764,871)     (8,440,631)
                                                                     -------------  -------------  --------------
      Total liabilities and stockholders' equity (deficit).........  $   2,365,912  $  16,097,688  $   15,266,642
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------


   The accompanying notes are an integral part of these financial statements.

                                 PATHNET, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                                         FOR THE
                                       FOR THE                                   FOR THE                                  PERIOD
                                        PERIOD                                    PERIOD                                AUGUST 25,
                                      AUGUST 25,                                AUGUST 25,                                 1995
                                         1995                                      1995                                  (DATE OF
                                       (DATE OF                                  (DATE OF      FOR THE THREE MONTHS     INCEPTION)
                                      INCEPTION)   FOR THE YEAR  FOR THE YEAR   INCEPTION)       ENDED MARCH 31,            TO
                                          TO          ENDED         ENDED           TO       ------------------------   MARCH 31,
                                     DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,     1997         1998          1998
                                         1995          1996          1997          1997      (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
                                     ------------  ------------  ------------  ------------  -----------  -----------  ------------
Revenue............................   $       --    $    1,000    $  162,500    $  163,500    $  10,000    $ 100,000    $  263,500
                                     ------------  ------------  ------------  ------------  -----------  -----------  ------------
Expenses:
  Cost of revenue..................       --            --            --            --           --          714,740       714,740
  General and administrative.......      290,318       913,646     3,537,926     4,741,890      486,630    1,922,217     6,664,107
  Research and development.........       19,038       226,021        --           245,059           --           --       245,059
  Legal and consulting.............      120,083       202,651       755,817     1,078,551       71,324      225,813     1,304,364
                                     ------------  ------------  ------------  ------------  -----------  -----------  ------------
    Total expenses.................      429,439     1,342,318     4,293,743     6,065,500      557,954    2,862,770     8,928,270
                                     ------------  ------------  ------------  ------------  -----------  -----------  ------------
Net operating loss.................     (429,439)   (1,341,318)   (4,131,243)   (5,902,000)    (547,954)  (2,762,770)   (8,664,770)
                                     ------------  ------------  ------------  ------------  -----------  -----------  ------------
Interest expense...................           --      (415,357)       --          (415,357)      --           --          (415,357)
Interest and other income, net.....        2,613        13,040       153,843       169,496       17,107       77,929       247,425
                                     ------------  ------------  ------------  ------------  -----------  -----------  ------------
        Net loss...................   $ (426,826)   $(1,743,635)  $(3,977,400)  $(6,147,861)  $(530,847)  ($2,684,841)  $(8,832,702)
                                     ------------  ------------  ------------  ------------  -----------  -----------  ------------
                                     ------------  ------------  ------------  ------------  -----------  -----------  ------------
        Basic and diluted loss per
          common share.............   $    (0.15)   $    (0.60)   $    (1.37)   $    (2.12)   $   (0.18)   $   (0.93)   $    (3.05)
                                     ------------  ------------  ------------  ------------  -----------  -----------  ------------
                                     ------------  ------------  ------------  ------------  -----------  -----------  ------------
        Weighted average number of
          common shares
          outstanding..............    2,900,000     2,900,000     2,900,000     2,900,000    2,900,000    2,901,022     2,900,097
                                     ------------  ------------  ------------  ------------  -----------  -----------  ------------
                                     ------------  ------------  ------------  ------------  -----------  -----------  ------------


   The accompanying notes are an integral part of these financial statements.

                                 PATHNET, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)


                                                                                                 DEFICIT
                                                                      NOTE                     ACCUMULATED
                                              COMMON STOCK         RECEIVABLE    ADDITIONAL    DURING THE
                                         -----------------------      FROM        PAID-IN      DEVELOPMENT
                                           SHARES       AMOUNT    STOCKHOLDER     CAPITAL         STAGE          TOTAL
                                         -----------  ----------  ------------  ------------  -------------  -------------

Balance, August 25, 1995...............      --       $   --       $   --       $    --       $    --        $    --
Issuance of voting common stock........    1,450,000      14,500       (4,500)       --              (9,500)           500
Issuance of non-voting common stock....    1,450,000      14,500       (4,500)       --              (9,500)           500
Net loss...............................      --           --           --            --            (426,826)      (426,826)
                                         -----------  ----------  ------------  ------------  -------------  -------------
Balance, December 31, 1995.............    2,900,000      29,000       (9,000)       --            (445,826)      (425,826)
Cancellation of non-voting common
  stock................................   (1,450,000)    (14,500)      --            --            --              (14,500)
Issuance of voting common stock........    1,450,000      14,500       --            --            --               14,500
Interest expense for beneficial
  conversion feature of bridge loan....      --           --           --            381,990       --              381,990
Net loss...............................      --           --           --            --          (1,743,635)    (1,743,635)
                                         -----------  ----------  ------------  ------------  -------------  -------------
Balance, December 31, 1996.............    2,900,000      29,000       (9,000)       381,990     (2,189,461)    (1,787,471)
Net loss...............................      --           --           --            --          (3,977,400)    (3,977,400)
                                         -----------  ----------  ------------  ------------  -------------  -------------
Balance, December 31, 1997.............    2,900,000      29,000       (9,000)       381,990     (6,166,861)    (5,764,871)
Exercise of stock options
  (unaudited)..........................        2,358          24       --                 57       --                   81
Repayment of note receivable
  (unaudited)..........................      --           --            9,000        --            --                9,000
Net loss (unaudited)...................      --           --           --            --          (2,684,841)    (2,684,841)
                                         -----------  ----------  ------------  ------------  -------------  -------------
Balance, March 31, 1998 (unaudited)....    2,902,358  $   29,024   $   --       $    382,047  $  (8,851,702) $  (8,440,631)
                                         -----------  ----------  ------------  ------------  -------------  -------------
                                         -----------  ----------  ------------  ------------  -------------  -------------


   The accompanying notes are an integral part of these financial statements.

                                 PATHNET, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                           FOR THE
                                           PERIOD                                     FOR THE
                                         AUGUST 25,                                   PERIOD
                                            1995                                    AUGUST 25,      FOR THE THREE MONTHS
                                          (DATE OF     FOR THE YEAR  FOR THE YEAR  1995 (DATE OF      ENDED MARCH 31,
                                        INCEPTION) TO     ENDED         ENDED      INCEPTION) TO  ------------------------
                                        DECEMBER 31,   DECEMBER 31,  DECEMBER 31,  DECEMBER 31,      1997         1998
                                            1995           1996          1997          1997       (UNAUDITED)  (UNAUDITED)
                                        -------------  ------------  ------------  -------------  -----------  -----------
Cash from operating activities:
  Net loss............................   $  (426,826)   $(1,743,635)  $(3,977,400)  $(6,147,861)   $(530,847)  ($2,684,841)
  Adjustment to reconcile net loss to
    net cash used in operating
    activities:
    Depreciation expense..............           352         9,024        46,642         56,018        6,112       37,223
    Loss on disposal of asset.........       --             --             5,500          5,500       --           --
    Write-off of deferred financing
      costs...........................       --             --            --            --            --          337,910
    Interest expense for beneficial
      conversion feature of bridge
      loan............................       --            381,990        --            381,990       --           --
    Accrued interest satisfied by
      conversion of bridge loan to
      Series B preferred stock........       --             33,367        --             33,367       --           --
    Changes in assets and liabilities:
      Prepaid expenses and other
        current assets................       --             (1,695)      (46,876)       (48,571)      --         (108,145)
      Deferred revenue................       --             --           300,000        300,000       --         (100,000)
      Accounts payable................         4,705       110,094       386,106        500,905      (63,259)   1,687,380
      Accrued expenses................        12,645        17,572       (30,217)       --            (4,125)     257,334
                                        -------------  ------------  ------------  -------------  -----------  -----------
        Net cash used in operating
          activities..................      (409,124)   (1,193,283)   (3,316,245)    (4,918,652)    (592,119)    (573,139)
                                        -------------  ------------  ------------  -------------  -----------  -----------
Cash flows from investing activities:
  Expenditures for property and
    equipment.........................        (8,903)      (46,653)     (381,261)      (436,817)     (37,385)    (710,337)
  Expenditures for network
    construction in progress..........       --             --        (1,739,782)    (1,739,782)      --       (2,084,372)
  Restricted cash.....................       --             --          (760,211)      (760,211)      --          471,475
  Repayment of note receivable........       --             --            --            --            --            9,000
                                        -------------  ------------  ------------  -------------  -----------  -----------
        Net cash used in investing
          activities..................        (8,903)      (46,653)   (2,881,254)    (2,936,810)     (37,385)  (2,314,234)
                                        -------------  ------------  ------------  -------------  -----------  -----------
Cash flows from financing activities:
  Issuance of voting and non-voting
    common stock......................         1,000        --            --              1,000       --           --
  Proceeds from sale of Series A
    preferred stock...................       500,000       500,000        --          1,000,000       --           --
  Proceeds from sale of Series B
    preferred stock...................       --          2,000,000     2,000,000      4,000,000       --           --
  Proceeds from sale of Series B
    preferred stock representing the
    conversion of committed but
    undrawn portion of bridge loan to
    Series B preferred stock..........       --            300,000        --            300,000       --           --
  Proceeds from sale of Series C
    preferred stock...................       --             --        10,000,054     10,000,054       --           --
  Exercise of stock option............       --             --            --            --            --               81
  Issuance costs......................       --            (25,000)      (38,780)       (63,780)      --           --
  Financing costs.....................       --             --          (250,428)      (250,428)      --          (87,482)
  Proceeds from bridge loan...........       --            700,000        --            700,000       --           --
                                        -------------  ------------  ------------  -------------  -----------  -----------
        Net cash provided by (used in)
          financing activities........       501,000     3,475,000    11,710,846     15,686,846       --          (87,401)
                                        -------------  ------------  ------------  -------------  -----------  -----------
Net increase (decrease) in cash and
cash equivalents......................        82,973     2,235,064     5,513,347      7,831,384     (629,504)  (2,974,774)
Cash and cash equivalents at the
beginning of period...................       --             82,973     2,318,037        --         2,318,037    7,831,384
                                        -------------  ------------  ------------  -------------  -----------  -----------
Cash and cash equivalents at the end
of period.............................   $    82,973    $2,318,037    $7,831,384    $ 7,831,384    $1,688,533   $4,856,610
                                        -------------  ------------  ------------  -------------  -----------  -----------
                                        -------------  ------------  ------------  -------------  -----------  -----------
Supplemental disclosure:
  Noncash transactions:
    Conversion of bridge loan plus
      accrued interest to Series B
      preferred stock.................   $   --         $  733,367    $   --        $   733,367    $  --        $  --
                                        -------------  ------------  ------------  -------------  -----------  -----------
                                        -------------  ------------  ------------  -------------  -----------  -----------
    Conversion of non-voting common
      stock to voting common stock....   $   --         $   14,500    $   --        $    14,500    $  --        $  --
                                        -------------  ------------  ------------  -------------  -----------  -----------
                                        -------------  ------------  ------------  -------------  -----------  -----------
    Issuance of voting and non-voting
      common stock....................         9,000    $   --        $   --        $     9,000    $  --        $  --
                                        -------------  ------------  ------------  -------------  -----------  -----------
                                        -------------  ------------  ------------  -------------  -----------  -----------
    Acquisition of network equipment
      included in accounts payable....   $   --         $   --        $5,092,013    $ 5,092,013    $  --        $  --
                                        -------------  ------------  ------------  -------------  -----------  -----------
                                        -------------  ------------  ------------  -------------  -----------  -----------

                                           FOR THE
                                           PERIOD
                                         AUGUST 25,
                                            1995
                                          (DATE OF
                                        INCEPTION) TO
                                          MARCH 31,
                                            1998
                                         (UNAUDITED)
                                        -------------
Cash from operating activities:
  Net loss............................   $(8,832,702)
  Adjustment to reconcile net loss to
    net cash used in operating
    activities:
    Depreciation expense..............        93,241
    Loss on disposal of asset.........         5,500
    Write-off of deferred financing
      costs...........................       337,910
    Interest expense for beneficial
      conversion feature of bridge
      loan............................       381,990
    Accrued interest satisfied by
      conversion of bridge loan to
      Series B preferred stock........        33,367
    Changes in assets and liabilities:
      Prepaid expenses and other
        current assets................      (156,716)
      Deferred revenue................       200,000
      Accounts payable................     2,188,285
      Accrued expenses................       257,334
                                        -------------
        Net cash used in operating
          activities..................    (5,491,791)
                                        -------------
Cash flows from investing activities:
  Expenditures for property and
    equipment.........................      (904,478)
  Expenditures for network
    construction in progress..........    (4,066,830)
  Restricted cash.....................      (288,736)
  Repayment of note receivable........         9,000
                                        -------------
        Net cash used in investing
          activities..................    (5,251,044)
                                        -------------
Cash flows from financing activities:
  Issuance of voting and non-voting
    common stock......................         1,000
  Proceeds from sale of Series A
    preferred stock...................     1,000,000
  Proceeds from sale of Series B
    preferred stock...................     4,000,000
  Proceeds from sale of Series B
    preferred stock representing the
    conversion of committed but
    undrawn portion of bridge loan to
    Series B preferred stock..........       300,000
  Proceeds from sale of Series C
    preferred stock...................    10,000,054
  Exercise of stock option............            81
  Issuance costs......................       (63,780)
  Financing costs.....................      (337,910)
  Proceeds from bridge loan...........       700,000
                                        -------------
        Net cash provided by (used in)
          financing activities........    15,599,445
                                        -------------
Net increase (decrease) in cash and
cash equivalents......................     4,856,610
Cash and cash equivalents at the
beginning of period...................       --
                                        -------------
Cash and cash equivalents at the end
of period.............................   $ 4,856,610
                                        -------------
                                        -------------
Supplemental disclosure:
  Noncash transactions:
    Conversion of bridge loan plus
      accrued interest to Series B
      preferred stock.................   $   733,367
                                        -------------
                                        -------------
    Conversion of non-voting common
      stock to voting common stock....   $    14,500
                                        -------------
                                        -------------
    Issuance of voting and non-voting
      common stock....................   $     9,000
                                        -------------
                                        -------------
    Acquisition of network equipment
      included in accounts payable....   $ 5,092,013
                                        -------------
                                        -------------


   The accompanying notes are an integral part of these financial statements.

                                 PATHNET, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND FINANCING

    Pathnet, Inc. (the Company) was incorporated in the State of Delaware on August 25, 1995. On August 28, 1995, Path Tel, Inc. (Path Tel), a shell company with no operations, was merged with and into the Company, with the Company being the surviving corporation. The sole owner of Path Tel was the founder (Founder) of the Company. The business of the Company is to aggregate and build a digital microwave network through strategic alliances with enterprises operating private microwave networks (Incumbents) not currently connected to the public switched telephone network.

    The Company plans to deploy its digital network by upgrading, integrating and leveraging existing telecommunications assets, sites and rights of way, including those utilized by railroads, utilities, state and local governments and pipelines. By integrating the existing networks of Incumbents, the Company expects to obtain the equivalent of a nationwide spectrum license at minimal licensing costs. In return for providing equipment, designing systems and managing the construction of Incumbent networks, the Company will receive the exclusive contractual right to market excess capacity created and aggregated on Incumbent networks. The revenue generated from this activity may be shared with the Incumbents.

    The Company has in place several contracts requiring it to upgrade existing telecommunication systems. In addition, the Company is currently in the process of negotiating with several national long distance carriers who will likely be purchasers of the excess capacity created. Management believes the first network upgrade has been completed and capacity is available for commercial sale. However, the outcome is uncertain and depends on a variety of factors, some of which are beyond the Company's control. The Company is dependent upon the network upgrades to achieve its objective. Management's plans to fund operations and the transitioning services will potentially include public and private sources and strategic corporate alliances.


    The Company has incurred an accumulated deficit of $6,147,861 for the period August 25, 1995 (date of inception) to December 31, 1997. Management believes that as of December 31, 1997, the Company has received funding from the preferred stock offerings consummated during 1997 (Note 5) to fund operations through the first quarter of 1999. The Company will need to achieve positive operational cash flow or complete additional equity or debt financings to fund operations beyond the first quarter of 1999.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING

    The Company's activities to date principally have been securing contractual alliances with Incumbents, designing and constructing network segments, obtaining capital and planning its proposed service. Accordingly, the Company's financial statements are presented as a development stage enterprise, as prescribed by Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises." As a development stage enterprise, the Company has been relying on the issuance of preferred stock rather than recurring revenues, for its primary sources of cash since inception.

CONSOLIDATION

    The consolidated financial statements include the accounts of Pathnet, Inc. and its wholly-owned subsidiary, Pathnet Finance I, LLC. All material intercompany accounts and transactions have been eliminated in consolidation.

                                 PATHNET, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
UNAUDITED INTERIM FINANCIAL STATEMENTS

    The unaudited consolidated balance sheet as of March 31, 1998, the unaudited consolidated statements of operations, changes in stockholders' equity and cash flows for the three months ended March 31, 1997 and 1998 and the unaudited consolidated statements of operations and cash flows for the period August 25, 1995 (date of inception) through March 31, 1998, have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1998 are not necessarily indicative of results that may be expected for the year ending December 31, 1998.


PRO FORMA FINANCIAL INFORMATION



    The unaudited pro forma balance sheet is based upon available information and certain assumptions that management of the Company believes are reasonable. The unaudited pro forma balance sheet does not purport to be indicative of the Company's financial position had the aforementioned transactions taken place on March 31, 1998. Unaudited pro forma financial information gives effect to (i) the issuance and sale of 350,000 units, each consisting of a $1,000 principal amount of 12 1/4% Senior Notes due 2008 and a warrant to purchase 3.27 shares of common stock at an exercise price of $0.01 (see Note 9), (ii) the sale of 1,879,699 shares of Series C convertible preferred stock (see Note 9) nd (iii) the conversion of all shares of Series A, Series B and Series C convertible preferred stock into 15,854,716 shares of common stock (see Note 5).


LOSS PER SHARE


    The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128), effective December 31, 1997. Basic earnings
(loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average common and potentially dilutive common equivalent shares outstanding. For each of the years presented, basic and diluted loss per share are the same. The exercising of 1,791,365 employee common stock options and the conversion of 3,590,896 shares of Series A, B and C convertible preferred stock into 10,413,598 shares of common stock as of December 31, 1997, which could potentially dilute basic earnings per share in the future, were not included in the computation of diluted loss per share because to do so would have been antidilutive for each of the years presented.


FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company believes that the carrying amount of certain of its financial instruments, which include cash equivalents and accounts payable, approximate fair value due to the relatively short maturity of these instruments.

                                 PATHNET, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. The estimates involve judgments with respect to, among other things, various future factors which are difficult to predict and are beyond the control of the Company. Therefore, actual amounts could differ from these estimates.

CASH EQUIVALENTS

    The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and restricted cash. The Company has invested its excess cash in a money market fund with a commercial bank. The money market fund is collateralized by the underlying assets of the fund. The Company's restricted cash is maintained in an escrow account (see Note 4) at a major bank. The Company has not experienced any losses on its cash and cash equivalents and restricted cash.

PROPERTY AND EQUIPMENT

    Property and equipment, consisting of office and computer equipment, furniture and fixtures, leasehold improvements and network construction costs, is stated at cost. Depreciation of the office and computer equipment and furniture and fixtures is computed using the straight-line method, generally over three to five years, based upon estimated useful lives, commencing when the assets are available for service. Leasehold improvements are amortized over the lesser of the useful lives of the assets or the lease term. Expenditures for maintenance and repairs are expensed as incurred. Network construction costs incurred during development are capitalized. Depreciation of the network construction costs begins when the network equipment is ready for its intended use and will be amortized over its estimated useful life. When assets are retired or disposed, the cost and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in operations for the period.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company periodically evaluates the recoverability of its long-lived assets. This evaluation consists of a comparison of the carrying value of the assets with the assets' expected future cash flows, undiscounted and without interest costs. Estimates of expected future cash flows represent management's best estimate based on reasonable and supportable assumptions and projections. If the expected future cash flow, undiscounted and without interest charges, exceeds the carrying value of the asset, no impairment is recognized. Impairment losses are measured as the difference between the carrying value of long-lived assets and their fair value. No impairment losses were recognized during the period August 25, 1995 (date of inception) to December 31, 1995 and the years ended December 31, 1996 and 1997.

                                 PATHNET, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DEFERRED INCOME TAXES

    Deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce net deferred tax assets to the amount expected to be realized. The provision for income taxes consists of the Company's current provision for federal and state income taxes and the change in the Company's net deferred tax assets and liabilities during the period.

STOCK-BASED COMPENSATION

    The Statement of Financial Accounting Standards No. 123, (SFAS 123), "Accounting for Stock-Based Compensation," allows companies to account for employee stock-based compensation either under the provisions of SFAS 123 or under the provisions of Accounting Principles Board Opinion No. 25, (APB 25), "Accounting for Stock Issued to Employees", but requires pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of SFAS 123 had been adopted. The Company has continued to account for its stock based compensation in accordance with the provisions of APB 25.

REVENUE

    The Company earns revenue for project management and consulting services. The Company defers revenue when contractual payments are received in advance of the performance of services. Revenue is recognized over the related project period as milestones are achieved. All of the Company's revenue to date has been earned from four customers.

DEFERRED FINANCING COSTS

    The Company has incurred costs related to obtaining future debt financing arrangements. When the financing is obtained, the costs will be amortized over the term of the financing arrangement. If the financing is not obtained, the costs will be expensed.

NEW ACCOUNTING STANDARDS


    The Financial Accounting Standards Board has issued three new standards that became effective for reporting periods beginning after December 15, 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS
131), and Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" (SFAS 132). Effective March 31, 1998, the Company adopted SFAS 130, SFAS 131 and SFAS 132. The adoption of these standards has no material affect on the Company's consolidated financial statements.



    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities", which requires a company to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. This standard is effective for the Company's 1998 calendar year. The Company

                                 PATHNET, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

has not yet determined the effects SFAS 133 will have on its financial position or the results of its operations.


3. PROPERTY AND EQUIPMENT

    Property and equipment, stated at cost, is comprised of the following at December 31, 1996 and 1997:


                                                   DECEMBER 31,  DECEMBER 31,    MARCH 31,
                                                       1996          1997          1998
                                                   ------------  ------------  -------------
Network construction in progress.................   $   --        $6,831,795   $   8,916,167
Office and computer equipment....................       31,006       248,880         732,748
Furniture and fixtures...........................       24,550       120,093         309,074
Leasehold improvements...........................       --            62,344          99,832
                                                   ------------  ------------  -------------
                                                        55,556     7,263,112      10,057,821
Less accumulated depreciation....................       (9,376)      (56,018)        (93,241)
                                                   ------------  ------------  -------------
Property and equipment, net......................   $   46,180    $7,207,094   $   9,964,580
                                                   ------------  ------------  -------------
                                                   ------------  ------------  -------------



    Network construction in progress includes all direct material and labor costs necessary to construct components of a high capacity digital microwave network which is owned and maintained by the Company. Network construction in progress includes approximately $5,100,000 of telecommunications equipment obtained from NEC Industries, Inc. (NEC). As the Company has not yet paid for this equipment, a corresponding amount is included in accounts payable at December 31, 1997.


4. RESTRICTED CASH

    On June 3, 1997, the Company signed the Agreement to Create and Manage a High Capacity Telecommunications System (the Agreement) with Texaco Pipeline, Inc. (Texaco). To assure performance of the installation services to be provided by the Company under the Agreement, Texaco and the Company entered into an Escrow Agreement which required the Company to make an initial cash deposit of $750,000 with a financial institution. Interest earned on these funds remains in the escrow. Upon providing documentation to Texaco showing expenses related to the installation, the Company obtains approval from Texaco to draw down a corresponding amount from the escrow balance to fund the network construction in progress. This balance is wholly restricted and may not be used for any other purpose.

5. CAPITAL STOCK TRANSACTIONS

COMMON STOCK


    The initial capitalization of the Company on August 28, 1995 occurred through the issuance of 1,450,000 shares of voting common stock and 1,450,000 shares of non-voting common stock. The shares of both the voting and non-voting common stock are owned by the Founder of the Company. In February 1996, the Founder returned 1,450,000 shares of non-voting common stock in exchange for 1,450,000 shares of voting common stock.

                                 PATHNET, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. CAPITAL STOCK TRANSACTIONS (CONTINUED)
CONVERTIBLE PREFERRED STOCK

    As part of its initial capitalization on August 25, 1995, the Company initiated a private offering of 1,000,000 shares of Series A convertible preferred stock for $1,000,000. Pursuant to the terms of the Investment and Stockholders' Agreement, the offering closed in two phases of $500,000 each. As of the signing of the Investment and Stockholders' Agreement, the Company received $500,000, representing the first closing on this offering in 1995. In addition, the offering provided for a convertible bridge loan in the amount of $1,000,000. The bridge loan carries an interest rate of 12% per annum and is due and payable in full on the earlier to occur of the anniversary date of the bridge loan issuance or the closing date of the Company's next equity financing. The bridge loan is convertible into Series B preferred stock at 73% of the price of the preferred stock issued in an equity financing.

    In February 1996, the Company issued 500,000 shares of Series A convertible preferred stock to the original investors in exchange for $500,000, representing the second closing of the Investment and Stockholders' Agreement. In August 1996, the Company drew $700,000 on a bridge loan with the original investors.

    On December 23, 1996, the Company consummated a private offering of 609,756 shares of Series B convertible preferred stock for $2,000,000 less issuance costs of $25,000. In addition, simultaneously, the $700,000 bridge loan plus $33,367 of accrued interest was converted into 306,242 shares of Series B convertible preferred stock. The Company recognized $271,107 of interest expense to account for the beneficial conversion feature of the bridge loan. In addition, $300,000 representing the committed but undrawn portion of the bridge loan, was paid to the Company for the sale of 125,292 shares of Series B convertible preferred stock at a discounted rate. The Company recognized $110,883 of interest expense to account for the beneficial conversion feature of the committed but undrawn bridge loan. On June 18, 1997, the Company received an additional $2,000,000 in a second closing in exchange for 609,756 shares of Series B convertible preferred stock. There were no issuance costs associated with the second closing.


    On October 31, 1997, the Company consummated a private offering of 939,850 shares of Series C convertible preferred stock for $10,000,054 less issuance costs of $38,780. The Company will receive an additional $19,999,998 in a second closing in exchange for 1,879,699 shares of Series C convertible preferred stock upon the occurrence of all of the following: (1)(a) the Company has executed definitive agreements, having terms and conditions which are approved by a majority of the directors designated by the holders of the preferred stock, with NEC or certain financial institutions, relating to credit facilities between the Company, and NEC or such financial institutions, respectively or (b) the Company closes a private offering of high yield debt, having terms and conditions which are approved by a majority of the directors designated by the holders of the preferred stock, (2) the Company has executed Fixed Point Microwave Services Agreements or Agreements to Create and Manage a Telecommunications Network with at least four Incumbents, (3) neither the Company nor the Founder are then in breach of any material terms of the Series A, Series B or Series C Investor and Stockholder Agreements and (4) all conditions of purchase set forth in the Series C convertible preferred stock Investors and Stockholders' Agreement have been fulfilled. As of December 31, 1997, the Company had executed Fixed Point Microwave Services Agreements or Agreements to Create and Manage a Telecommunications Network with four Incumbents in satisfaction of item (2) above. None of the other events have occurred.

                                 PATHNET, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. CAPITAL STOCK TRANSACTIONS (CONTINUED)
    Each share of Series A, Series B and Series C convertible preferred stock entitles each holder to a number of votes per share equal to the number of shares of Common Stock into which each share of Series A, Series B and Series C convertible preferred stock is convertible.

    The holders of the convertible preferred stock are entitled to receive dividends in preference to and at the same rate as dividends are paid with respect to the common stock. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of each share of Series A, Series B and Series C convertible preferred stock outstanding are entitled to be paid before any payment shall be made to the holders of any class of common stock or any stock ranking on liquidation junior to the convertible preferred stock, an amount, in cash, equal to the original purchase price paid by such holder plus any declared but unpaid dividends.

    The liquidation preferences of the outstanding shares of Series A, Series B and Series C convertible preferred stock are $1,000,000, $5,033,367, and $10,000,054, respectively, as of December 31, 1997. In the event the assets of the Company are insufficient to pay liquidation preference amounts, then all of the assets available for distribution shall be distributed pro rata so that each holder receives that portion of the assets available for distribution as the number of shares of convertible preferred stock held by such holder bears to the total number of shares of convertible preferred stock then outstanding.


    Shares of the Series A, Series B, and Series C convertible preferred stock may be converted at any time, at the option of the holder, into voting common stock. The number of shares of voting common stock entitled upon conversion is the quotient obtained by dividing the face value of the Series A, Series B and Series C convertible preferred stock by the Applicable Conversion Rate, defined as the Applicable Conversion Value of $0.34, $1.13 or $3.67 per share, respectively.


    Each share of convertible preferred stock shall automatically be converted into the number of shares of voting common stock which such shares are convertible upon application of the Applicable Conversion Rate immediately upon the closing of a qualified underwritten public offering covering the offer and sale of capital stock which is defined as: (i) the Company is valued on a pre-money basis at greater than $50,000,000, (ii) the gross proceeds received by the Company exceed $20,000,000, and (iii) the Company uses a nationally recognized underwriter approved by holders of a majority interest of the convertible preferred stock.

    If the Company issues any additional shares of common stock of any class at a price less than the Applicable Conversion Value, in effect for the Series A, Series B or Series C convertible preferred stock immediately prior to such issuance or sale, then the Applicable Conversion Value shall be adjusted accordingly.

    In the event a qualified public offering has not occurred prior to December 23, 2000, the holder of shares of Series A or Series B preferred stock can require the Company to redeem the shares of Series A and Series B convertible preferred stock. After receipt from any one holder of an election to have any shares redeemed, the Company is required to send a notice to the Series A and Series B preferred stockholders on December 24, 2000 of the redemption price. If after sending the redemption notice to Series A and Series B preferred stockholders, the Company receives requests for redemption on or prior to January 11, 2001, from the holders of at least 67% of the Series A and Series B convertible preferred stock taken together, the Company must redeem all shares of Series A and Series B convertible preferred stock. Payment of the redemption price is due on January 23, 2001, for a cash price equal to the original purchase

                                 PATHNET, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. CAPITAL STOCK TRANSACTIONS (CONTINUED) price paid by such holders for each share of Series A and Series B convertible preferred stock as adjusted for any stock split, stock distribution or stock dividends with respect to such shares. The successful completion of a qualified public offering is not within the control of the Company. Therefore, the Company does not present the Series A and Series B preferred stock as a component of stockholders' equity.

    In the event that a qualified public offering has not occurred prior to November 3, 2001, the holder of shares of Series C preferred stock can require the Company to redeem the shares of Series C convertible preferred stock. After receipt from any one holder of an election to have any shares redeemed, the Company is required to send a notice to the Series C preferred stockholders on November 4, 2001 of the redemption price. If after sending the redemption notice to Series C preferred stockholders, the Company receives requests for redemption on or prior to November 21, 2001, from the holders of at least 67% of the Series C convertible preferred stock, the Company must redeem all shares of Series C convertible preferred stock. Payment of the redemption price is due on December 3, 2001 for a cash price equal to the original purchase price paid by such holders for each share of Series C convertible preferred stock as adjusted for any stock split, stock distribution or stock dividends with respect to such shares. The successful completion of a qualified public offering is not within the control of the Company. Therefore, the Company does not present the Series C preferred stock as a component of stockholders' equity.

6. STOCK OPTIONS

    On August 28, 1995, the Company adopted the 1995 Stock Option Plan (1995
Plan), under which incentive stock options and non-qualified stock options may be granted to the Company's employees and certain other persons and entities in accordance with law. The Compensation Committee, which administers the 1995 Plan, determines the number of options granted, the vesting period and the exercise price. The 1995 Plan will terminate August 28, 2005 unless terminated earlier by the Board of Directors.


    Options granted to date under the 1995 Plan generally vest over a three period and expire either 30 days after termination of employment or 10 years after date of grant. As of December 31, 1997, a total of 77,805 non-qualified stock options and 424,393 incentive stock options were issued at an exercise price of $0.034 per share, an amount estimated to equal or exceed the per share fair value of the common stock at the time of grant. As of December 31, 1997, the options issued at an exercise price of $0.034 have a weighted average contractual life of 7.77 years. As of December 31, 1997, 410,244 of the options issued at an exercise price of $0.034 were exercisable.


    On August 1, 1997, the Company adopted the 1997 Stock Incentive Plan (1997
Plan), under which incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance awards and certain other types of awards may be granted to the Company's employees and certain other persons and entities in accordance with the law. To date, only non-qualified stock options have been granted. The Compensation Committee, which administers the 1997 Plan, determines the number of options granted, the vesting period and the exercise price. The 1997 Plan will terminate July 31, 2007 unless terminated earlier by the Board of Directors.

    Options granted under the 1997 Plan generally vest over a three to seven year period and expire after: (1) ten years after the date of grant, (2) two years after the date of the participant's termination without cause, disability or death, (3) three months after the date of the participant's resignation, (4) the date of

                                 PATHNET, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. STOCK OPTIONS (CONTINUED)
the participant's termination with cause or (5) the date of any material breach of any confidentiality or non-competition covenant or agreement entered into between the participant and the Company.


    As of December 31, 1997, a total of 1,289,162 non-qualified options were issued, 858,754 at an exercise price of $1.13 per share and 430,413 at an exercise price of $3.67 per share. Management estimates that the exercise price of the options issued in 1997 is greater than the estimated per share value of the underlying common stock. None of the options issued at $1.13 or $3.67 were exercisable at December 31, 1997. As of December 31, 1997, the weighted average contractual life of the options issued at $1.13 and $3.67 was 9.68 and 9.92 years, respectively. The options issued at $2.13 vest on October 31, 2004 provided, however (i) if the Company has met 80% of its revenue and Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) budget for the calendar year ending December 31, 1998, which budget is approved by the Board of Directors of the Company, 50% of the shares covered by the options shall vest and become exercisable on January 1, 1999, (ii) if the Company has met 80% of its revenue and EBITDA budget for the calendar year ending December 31, 1999, which budget is approved by the Board of Directors of the Company, the remaining 50% of the shares covered by the options shall vest and become exercisable on January 1, 2000, and (iii) in the event that the first 50% of the shares covered by the options did not vest on January 1, 1999 as set forth in (i) above and the Company not only meets 80% of its revenue and EBITDA budget for the year ending December 31, 1999 but exceeds 80% of its revenue and EBITDA budget for the year ending December 31, 1999, which budget is approved by the Board of Directors of the Company, in an amount at least equal to the deficiency that occurred in the year ending December 31, 1998, 100% of the shares covered by the options shall vest and become exercisable on January 1, 2000. Unvested and uncancelled options issued at $3.67 immediately become fully vested and exercisable upon a change of control or a qualified public offering, as defined in the option agreement.



    The options issued at $1.13 vest ratably over three consecutive years subject to certain acceleration provisions set forth in an employment agreement such as the immediate vesting upon a change in control or a qualified initial public offering. Under certain circumstances, upon the election of the employee upon termination of employment, the Company will be required to pay the employee the fair value of the vested options held on the date of such termination.



    For the three months ended March 31, 1998, a total of 667,370 (unaudited) options were issued at an exercise price of $1.13 per share. The estimated fair value of the Company's underlying common stock was determined to be $1.99 (unaudited) per share. Accordingly, the Company calculated deferred compensation expense of $573,938 (unaudited) related to the options granted during the three months ended March 31, 1998. The Company will recognize compensation expense over the vesting period of those stock options. The Company did not record any adjustment for deferred compensation expense since it did not have a material effect on total stockholders' equity (deficit) and the statement of operations as of and for the three months ended March 31, 1998.

                                 PATHNET, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. STOCK OPTIONS (CONTINUED)
    Stock option activity for the period from the August 25, 1995 (date of inception) to December 31, 1997 was as follows:


                                                        1995 PLAN                     1997 PLAN
                                             -------------------------------  -------------------------
                                                          NON-                   NON-                     WEIGHTED
                                             INCENTIVE  QUALIFIED             QUALIFIED                    AVERAGE
                                               STOCK      STOCK                 STOCK                     EXERCISE
                                              OPTIONS    OPTIONS     PRICE     OPTIONS        PRICE         PRICE
                                             ---------  ---------  ---------  ----------  -------------  -----------
Options outstanding, August 25, 1995.......     --         --         --          --           --            --
Granted....................................    410,246     70,731  $   0.034      --           --         $   0.034
Exercised..................................     --         --         --          --           --            --
Canceled...................................     --         --         --          --           --            --
                                             ---------  ---------             ----------
Options outstanding, December 31, 1995.....    410,246     70,731  $   0.034      --           --         $   0.034
Granted....................................     24,390     12,195  $   0.034      --           --         $   0.034
Exercised..................................     --         --         --          --           --            --
Canceled...................................     --         --         --          --           --            --
                                             ---------  ---------             ----------
Options outstanding, December 31, 1996.....    424,393     71,805  $   0.034      --           --         $   0.034
Granted....................................     --         --         --       1,289,167  $  1.13-$3.67   $    1.98
Exercised..................................     --         --         --          --           --            --
Canceled...................................     --         --         --          --           --            --
                                             ---------  ---------             ----------
Options outstanding, December 31, 1997.....    424,393     71,805  $   0.034   1,289,167  $  1.13-$3.67   $    1.43
                                             ---------  ---------             ----------
Options granted (unaudited)................     --         --         --         667,370  $        1.13   $    1.13
Options exercised (unaudited)..............     --         (2,358) $   0.034      --           --         $   0.034
Options cancelled (unaudited)..............     --         (4,716) $   0.034      --           --         $   0.034
                                             ---------  ---------             ----------
Options outstanding at March 31, 1998
  (unaudited)..............................    424,393     70,731  $   0.034   1,956,537  $  1.13-$3.67   $    1.36
                                             ---------  ---------             ----------
                                             ---------  ---------             ----------



    At December 31, 1995, 1996 and 1997, 247,561, 325,366 and 410,244 options, respectively, were exercisable. At March 31, 1998, 522,234 (unaudited) options were exercisable. The weighted-average fair value of options granted during the years ended December 3, 1995, 1996 and 1997, was approximately $0.007, $0.010 and $0.000, respectively. The weighted-average fair value of options granted during the three months ended March 31, 1998 was approximately $3.29 (unaudited).



    The Company accounts for the fair value of its grants in accordance with APB
25. No compensation cost has been recognized for the stock options as all options have been granted at or above the estimated per share fair value of the stock to employees or directors of the Company. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards under

                                 PATHNET, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. STOCK OPTIONS (CONTINUED)
the plan consistent with the method of SFAS 123, the Company's net loss would have been increased to the pro forma amounts indicated below:


                                   AUGUST 25, 1995                               THREE MONTHS
                                      (DATE OF                                       ENDED
                                     INCEPTION)       YEAR ENDED DECEMBER 31,      MARCH 31,
                                   TO DECEMBER 31,   --------------------------      1998
                                        1995             1996          1997       (UNAUDITED)
                                  -----------------  ------------  ------------  -------------
Net loss as reported............    $     426,826    $  1,743,635  $  3,977,400   $ 2,684,841
Pro forma net loss..............    $     427,793    $  1,747,570  $  3,978,164   $ 2,807,008
Basic and diluted net loss per
  share as reported.............    $       (0.15)   $      (0.60) $      (1.37)  $     (0.93)
Pro forma basic and diluted net
  loss per share................    $       (0.15)   $      (0.60) $      (1.37)  $     (0.97)



    The fair value of each option is estimated on the date of grant using a type of Black-Scholes option pricing model with the following weighted-average assumptions used for grants during the year ended December 31, 1995, 1996 and 1997, respectively: dividend yield of 0%, expected volatility of 0%, risk-free interest rate of 6.02%, 6.35% and 6.55% and expected terms of 4.6, 5.8 and 5.0 years. The following weighted-average assumptions were used for grants during the three months ended March 31, 1998: dividend yield of 0% (unaudited), expected volatity of 0% (unaudited), risk-free interest rate of 5.56% (unaudited) and expected terms of 4.2 years (unaudited).



    As of December 31, 1997, the weighted average remaining contractual life of the options is 9.21 years. As of March 31, 1998, weighted average contractual life of the options is 9.20 years (unaudited).



    As of December 31, 1996 and 1997, and March 31, 1998 the pro forma tax effects would include an increase to the deferred tax asset and the valuation allowance of $1,535, $2.98, and $48,867 (unaudited) respectively; therefore, there is no pro forma tax effect related to SFAS 123.


7. COMMITMENTS AND CONTINGENCIES


    The Company maintains office space in Washington, D.C., Kansas and Texas. The most significant lease relates to the Company's headquarters facility in Washington, D.C. The partnership leasing the space in Washington, D.C. is controlled by the Founder of the Company. The lease expires on August 31, 1999, and is renewable by the Company for two additional years. Rent paid to this related party during the year ended December 31, 1997, was $60,980. The Company has no amounts due to the related party as of December 31, 1997.



    The Company's future minimum rental payments under noncancellable operating leases are as follows: $215,222 in 1998, $79,491 in 1999, $58,155 in 2000, and
$1,354 in 2001. Rent expense for the period August 25, 1995 (date of inception) to December 31, 1995 and the years ended December 31, 1996 and 1997, was $40, $4,399 and $114,673, respectively.



    In exchange for a non-compete agreement, the Company has agreed to pay a particular senior management employee a severance payment of $275,000 if such employee's employment with the Company is terminated.

                                 PATHNET, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. INCOME TAXES

    The tax effect of temporary differences that give rise to significant portions of the deferred tax asset at December 31, 1996 and 1997, is as follows:

                                                                  DECEMBER 31,   DECEMBER 31,
                                                                      1996           1997
                                                                  -------------  -------------
Deferred revenue................................................  $    --        $     117,000
Capitalized start-up costs......................................        661,000      1,271,227
Capitalized research and development costs......................       --               79,333
Net operating loss carryforward.................................         14,000        754,458
                                                                  -------------  -------------
                                                                        675,000      2,222,018
      Less valuation allowance..................................       (675,000)    (2,222,018)
                                                                  -------------  -------------
Net deferred tax asset..........................................  $    --        $    --
                                                                  -------------  -------------
                                                                  -------------  -------------

    Capitalized costs represent expenses incurred in the organization and start-up of the Company. For federal income tax purposes, these costs will be amortized over sixty months once business operations commence.


9. SUBSEQUENT EVENTS


    Subsequent to December 31, 1997, the Company determined that certain financing agreements being pursued may not be obtained resulting in the immediate expensing of deferred financing costs recorded as an asset as of December 31, 1997.


    On April 8, 1998, the Company completed the issuance and sale of 350,000 units, each consisting of a $1,000 principal amount of 12 1/4% Senior Notes due 2008 (the "Notes") and a warrant to purchase 3.19 shares of common stock or 1,116,500 shares in total (the "Warrants") at an exercise price of $0.01 per share for total gross proceeds of $350,000,000. Issuance costs of approximately $11,200,000 have been paid. Approximately $345,900,000 of the proceeds have been allocated to the Notes and approximately $4,100,000 have been allocated to the Warrants based upon estimated fair values. Interest on the Notes will accrue at an annual rate of 12 1/4% payable semiannually, in arrears, beginning October 15, 1998, with principal due in full on April 15, 2008. The Company used $81,128,751 of the proceeds to purchase U.S. Government debt securities which are pledged as collateral for repayment of all interest through April 15, 2000 with the balance deposited in cash accounts. The Notes are redeemable, in whole or part, at any time on or after April 15, 2003 at the option of the Company, at the following redemption prices plus accrued and unpaid interest (i) April 15, 2003; 106% of the principal amount, (ii) April 15, 2004; 104% of the principal amount, (iii) April 15, 2005; 102% of the principal amount and (iv) April 15, 2006 and thereafter; 100% of the principal amount. In addition, at any time on or prior to April 15, 2001, the Company may redeem within 60 days, from the proceeds of one or more public equity offerings, up to 35% of the aggregate principal at a redemption price equal to 112.25% of the principal amount plus accrued and unpaid interest, provided that at least 65% of the principal amount of the Notes remain outstanding. Upon a change in control, as defined, each holder of the Notes may require the Company to repurchase all or a portion of such holder's Notes at a purchase price of cash equal to 101% of the principal amount plus accrued and unpaid interest and liquidated damages, if any.

                                 PATHNET, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


9. SUBSEQUENT EVENTS (CONTINUED)


    The Notes contain certain covenants which will affect and may restrict certain activities of the Company including limitations of indebtedness, restricted payments, issuances and sales of capital stock, affiliate transactions, liens, guarantees, sale of assets and dividends.



    The Warrants expire on April 15, 2008 and are not separately transferable until the earlier of (i) October 15, 1998, (ii) a registered exchange offer for the Notes, (iii) the occurrence of an exercise event as defined, (iv) an event of default as defined, and (v) a date determined by the lead initial purchaser.


    On April 8, 1998, the Company completed the sale of 1,879,699 shares of Series C convertible preferred stock for an aggregate purchase price of approximately $20,000,000. There were no issuance costs associated with the sale.


    On April 13, 1998, Pathnet/Idaho Power License LLC and Pathnet/Idaho Power Equipment, LLC, wholly-owned subsidiaries of the Company, were formed.



    On May 4, 1998, the Company adopted the Pathnet 401(k) Plan, a defined contribution retirement plan that is qualified for favorable tax treatment under
Section 401 of the Internal Revenue Code of 1996, as amended. The Company does not match any participant's contributions. However, the Company may consider matching contribution arrangements from time to time.



    On May 8, 1998, the Company filed a Registration Statement with the Securities and Exchange Commission for an initial public offering (the Offering). On July 24, 1998, the Company's stockholders approved a 2.9-for-1 stock split which was effected on August 3, 1998, the record date. All share and per share information in this report has been adjusted for this stock split for all periods presented.



10. UNAUDITED INTERIM INFORMATION FOR RECENT DEVELOPMENTS SUBSEQUENT TO MARCH 31, 1998



    In April and May 1998, a total of 89,721 options were issued to employees at an exercise price of $3.67 per share. The Company has estimated the fair value of the underlying common stock to be $16.00 per share, the midpoint of the price range for the Offering. Accordingly, the Company will record deferred compensation expense of $1,106,260 as a component of stockholders' equity (deficit) and will recognize compensation expense over the vesting period of these stock options.

                                    GLOSSARY

access charges................  The fees paid by long distances carriers for LECs for originating and terminating long distance calls on the LECs'
                                local networks.

access tandem.................  An interconnection point on an ILEC local network where calls from central offices are aggregated for transmission to other central offices and IXC facilities.

Andrew........................  Andrew Corporation.

AT&T..........................  AT&T Corporation.

ATC...........................  American Tower Company.

ATM (Asynchronous Transfer
  Mode).......................  An information transfer standard that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bytes of a standard fifty-three-byte-long packet or cell. The ATM format can be used by many different information systems, including area networks, to deliver traffic at varying rates, permitting a mix of voice data and video (multimedia).

bandwidth.....................  The width of a communications channel.

Bellcore......................  Bell Communications Research.

bit error rate................  The number of received bits in error compared to the total number of bits received.

CAD/CAM.......................  Software for computer aided design and computer aided manufacturing.

carrier.......................  A provider of communications transmission services.

central office................  The switching center or central switching facility of an
                                ILEC.

CLEC (Competitive Local
  Exchange Carrier)...........  A company that competes with ILECs in local services markets.

digital.......................  Describes a method of storing, processing and transmitting information through the use of distinct electronic or
                                optical pulses that represent the binary digits 0 and 1.
                                Digital transmission/ switching technologies employ a
                                sequence of discrete, distinct pulses to represent
                                information, as opposed to the continuously variable analog signal.

DS-0, DS-1, DS-3..............  Standard North American telecommunication industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second).
                                DS-0 service has a bit rate of 64 kilobits per second. DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 44.736 megabits per second. A DS-0 can transmit a single uncompressed voice conversation.

DS-0 circuit mile.............  Industry measurement of bandwidth capacity. The measurement equals the product of route miles and the number of DS-0s.

ESMR..........................  Enhanced Specialized Mobile Radio.

extranet......................  The private networks of information service providers which operate on the same principles and make use of the same
                                network technologies as the Internet, but are not part of
                                the Internet.

FAA...........................  Federal Aviation Administration.

FCC...........................  Federal Communication Commission.

ILEC (Incumbent Local Exchange
  Carrier)....................  The incumbent carrier providing local exchange services, typically an RBOC created by the divestiture of AT&T.

Incumbents....................  Railroads, utilities, state and local governments and pipelines who own existing telecommunications assets.

Initial System................  The initial system with a 1 x 1 configuration which is comprised of non-protect radio and protect radio and all
                                radio components, antennae, waveguides, multiplexers,
                                software and other equipment and parts necessary for the
                                operation thereof.

interconnect..................  Connection of a telecommunications device or services to the public switched telephone network ("PSTN").

interconnection...............  Connection of a telecommunications device or services to the public switched telephone network.

ISP (Internet Service
  Provider)...................  A company that provides businesses and consumers with access to the Internet.

IXC...........................  Inter Exchange Carrier.

LATAs (Local Access and
  Transport Areas)............  The approximately 160 geographic areas that define the areas between which the RBOCs currently are prohibited from
                                providing long distance services.

LEC (local exchange
  carrier)....................  A company providing local switched services, including ILECs and CLECs.

long-haul circuit.............  A dedicated telecommunications circuit generally between locations in different LATAs.

MCI...........................  MCI Communications, Inc.

NEA...........................  New Enterprises Associates.

NEC...........................  NEC Corporation together with its affiliates, including NEC
                                America, Inc. and NEC Industries, Inc.

NIPSCO........................  Northern Indiana Public Service Company.

NOC...........................  Network Operations Center.

OC-24, OC-48..................  OC, or Optical Carrier, is a measure of a SONET transmission optical carrier level. The number following the OC
                                designation is equal to the corresponding number of DS-3s
                                (e.g., OC-48 is equal to 48 DS-3s).

Part 101......................  Part 101 of the FCC's Rules.

path..........................  The physical spatial separation between point-to-point towers.

PCS (Personal Communications
  Service)....................  A type of wireless telecommunications service competitive with cellular.

POPs (Points of Presence).....  Locations where a Telecom Service Provider has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long
                                distance carrier.

PSTN..........................  Public switched telephone network.

Qwest.........................  Qwest Communications International Inc.

RBOCs (Regional Bell Operating
  Companies)..................  The five remaining local telephone companies (formerly part of AT&T) established as a result of the AT&T Divestiture
                                Decree.

reseller......................  A carrier that does not own transmission facilities, but obtains communications services from another carrier for
                                resale to the public.

RF............................  Radio frequency.

route miles...................  The number of miles of the telecommunications path along which a transmission is directed as it would appear on a
                                network map.

SONET (Synchronous Optical
  Network Technology).........  An electronics and network architecture for variable-bandwidth products which enables transmission of
                                voice, data and video (multimedia) at very high speed.

Sprint........................  Sprint Corporation.

switch........................  A device that selects the paths or circuits to be used for transmission of information and a connection. Switching is the process of interconnecting circuits to form a
                                transmission path between users and it also captures
                                information for billing purposes.

Telecom Service Providers.....  IXCs, LECs, ISPs, RBOCs, other carrier's carriers, cellular operators and resellers.

WAN...........................  Wide area network.

WorldCom......................  WorldCom, Inc.

WTO...........................  World Trade Organization.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                 -------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                    -----
Available Information..........................         iii
Forward-Looking Statements.....................         iii
Summary........................................           1
Risk Factors...................................           8
The Exchange Offer.............................          23
Use of Proceeds................................          31
Capitalization.................................          32
Selected Consolidated Financial Data...........          34
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          35
Business.......................................          44
Management.....................................          62
Certain Relationships and Related
  Transactions.................................          72
Security Ownership of Certain Beneficial Owners
  and Management...............................          76
Description of the Notes.......................          78
Book-Entry; Delivery and Form..................         111
Certain United States Federal Income Tax
  Considerations...............................         113
Plan of Distribution...........................         118
Legal Matters..................................         119
Experts........................................         119
Index to Financial Statements..................         F-1
Glossary.......................................         A-1


                                     [LOGO]

                             OFFER TO EXCHANGE ITS
                         12 1/4% SENIOR NOTES DUE 2008
                           WHICH HAVE BEEN REGISTERED
                          UNDER THE SECURITIES ACT OF
                         1933, AS AMENDED, FOR ANY AND
                             ALL OF ITS OUTSTANDING
                         12 1/4% SENIOR NOTES DUE 2008

                                  ------------

                                   PROSPECTUS
                                  ------------

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") permits a provision in the certificate of incorporation of each corporation organized thereunder, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. The Amended and Restated Certificate of Incorporation of the Company (the "Restated Certificate of Incorporation") of Pathnet, Inc. (the "Company"), eliminates the personal liability of directors to the fullest extent permitted by Delaware law.

    Section 145 of the DGCL ("Section 145"), in summary, empowers a Delaware corporation, within certain limitations, to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by them in connection with any suit or proceeding other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

    With respect to actions by or on behalf of the corporation, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided such person meets the standard of conduct described in the preceding paragraph, except that no indemnification is permitted in respect of any claim where such person has been found liable to the corporation, unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification and determines that such person is fairly and reasonably entitled to be indemnified.

    The Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company (the "Restated Bylaws"), provide for the indemnification of officers and directors and certain other parties (the "Indemnitees") of the Company to the fullest extent permitted by law.


    The Underwriting Agreement relating to the Company's initial public offering (the "U.S. Purchase Agreement") by and among the Company, Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., Leheman Brothers Inc. and J.P. Morgan Securities Inc. ("Underwriters") and Morgan Stanley & Co. International Limited, Bear, Stearns International Limited, Lehman Brothers International (Europe) and J.P. Morgan Securities Ltd. will provide for indemnification of the Company, its directors and officers, and persons who control the Company within the meaning of Section 15 of the Securities Act of 1933 (the "Securities Act") for certain liabilities, including liabilities under the Securities Act.


    The Purchase Agreement by and among Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., TD Securities and Salomon Brothers Inc (together, the "Initial Purchasers") and the Company, dated as of April 1, 1998 (the "Unit Purchase Agreement"), provides for indemnification of the Company and persons who control the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934 (the "Exchange Act") for certain liabilities, including liabilities under the Securities Act.

    The Notes Registration Rights Agreement by and among the Company and the Initial Purchasers, dated as of April 8, 1998 (the "Notes Registration Rights Agreement"), provides for indemnification of the Company, its directors and officers, and persons who control the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act for certain liabilities, including liabilities under the Securities Act.

    The Warrant Registration Rights Agreement by and among the Company, the Initial Purchasers and certain other persons, dated as of April 8, 1998 (the "Warrant Registration Rights Agreement"), provides for indemnification of the Company, its directors and officers, and persons who control the Company within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act for certain liabilities, including liabilities under the Securities Act.


    The Investment and Stockholders' Agreement by and among the Company, certain stockholders of the Company, Mr. Schaeffer and Mr. Jalkut, dated October 31, 1997, as amended (the "Investment and Stockholders' Agreement"), provides for indemnification of the Company, its directors and officers, and persons who control the Company within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act for certain liabilities, including liabilities under the Securities Act.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)  EXHIBITS


  EXHIBIT
  NUMBER     DESCRIPTION OF DOCUMENT
-----------  -----------------------------------------------------------------------------------------------------
  3.1*       Form of Amended and Restated Certificate of Incorporation of the Company.

  3.2*       Form of Amended and Restated Bylaws of the Company.

  4.1+       Indenture between the Company and The Bank of New York, as trustee, dated April 8, 1998 (the
             "Indenture").

  4.2++      Pledge Agreement by and among the Company, The Bank of New York, as trustee, and The Bank of New
             York, as securities intermediary, dated April 8, 1998.

  4.3(5)     Form of New Note.

  4.4+       Form of Existing Note (included in Exhibit 4.1).

  5.1(5)     Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, regarding legality of securities.

  8.1(5)     Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, regarding certain tax matters.

 10.1(2)*    Fixed Point Microwave Services Agreement by and between the Company and Northern Border Pipeline
             Company, dated October 17, 1997.

 10.2(2)*    Fixed Point Microwave Services Agreement by and between the Company and Northern Indiana Public
             Service Company, dated January 30, 1998.

 10.3(2)*    Fixed Point Microwave Services Agreement by and between the Company and Northeast Missouri Electric
             Power Cooperative, dated December 1, 1997.

 10.4(2)*    Fixed Point Microwave Services Agreement by and between the Company and KN Energy, Inc., dated
             September 8, 1997.

 10.5(2)*    Fixed Point Microwave Services Agreement by and between the Company and Pathnet/ Idaho Power
             Equipment, LLC, dated April 17, 1998.

 10.6(2)*    Agreement to Create and Manage a High Capacity Telecommunications System by and between the Company and Texaco Pipeline, Inc., dated June 3, 1997.

 10.7*       Binding Term Sheet, by and between the Company and American Tower Corporation, dated February 17,
             1998, as amended by Amendment No. 1, dated February 25, 1998, and Amendment No. 2, dated April 8,
             1998.

 10.7.1(2)*  License Agreement, by and between the Company and American Tower Corporation, dated as of August 1,
             1998.

 10.8*       Maintenance Services Agreement by and between the Company and KN Energy, Inc., dated October 11,
             1997.

  EXHIBIT
  NUMBER     DESCRIPTION OF DOCUMENT
-----------  -----------------------------------------------------------------------------------------------------
 10.9*       Maintenance Services Agreement by and between the Company and Northern Indiana Public Service
             Company, dated January 30, 1998.

 10.10*      Maintenance and Provisioning Services Agreement by and between the Company and Northern Border
             Pipeline Company, dated April 29, 1998.

 10.11*      Master Agreement by and between the Company and NEC America, Inc., dated August 8, 1997, as amended by Amendment No. 1, dated November 9, 1997 and Amendment No. 2, dated April 2, 1998.

 10.11.1*    Amendment No. 3, dated May 4, 1998 to Master Agreement by and between the Company and NEC America,
             Inc.

 10.11.2*    Amendment No. 4, dated July 10, 1998 to Master Agreement by and between the Company and NEC America,
             Inc.

 10.12*      Letter Agreement, by and between the Company and TCI Wireline, Inc., dated December 16, 1997.

 10.13(3)*   Non-Qualified Stock Option Agreement by and between the Company and Richard A. Jalkut, dated August
             4, 1997.

 10.14(3)*   Non-Qualified Stock Option Agreement by and between the Company and David Schaeffer, dated October
             31, 1997.

 10.15*      Employment Agreement by and between the Company and Richard A. Jalkut, dated August 4, 1997, as amended by Amendment to Employment Agreement, dated April 6, 1998.

 10.16(3)*   Non-Disclosure, Assignment of Inventions and Non-Competition Agreement by and between the Company and
             Kevin Bennis, dated February 2, 1998.

 10.17(3)*   Pathnet, Inc. 1995 Stock Option Plan.

 10.18(3)*   Pathnet, Inc. 1997 Stock Incentive Plan, as amended by Amendment No. 1 to 1997 Stock Incentive Plan.

 10.19       [intentionally omitted]

 10.20       [intentionally omitted]

 10.21*      Notes Registration Rights Agreement by and among the Company and Merrill Lynch & Co., Merrill Lynch,
             Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., TD Securities (USA) Inc. and Salomon
             Brothers Inc (collectively, the "Initial Purchasers"), dated April 8, 1998.

 10.22*      Warrant Agreement by and between the Company and The Bank of New York, as warrant agent, dated April
             8, 1998.

 10.23*      Warrant Registration Rights Agreement by and among the Company, Spectrum Equity Investors, L.P., New
             Enterprise Associates VI, Limited Partnership, Onset Enterprise Associates II, L.P., FBR Technology
             Venture Partners, L.P., Toronto Dominion Capital (U.S.A.) Inc., Grotech Partners IV, L.P., Richard A.
             Jalkut, David Schaeffer and the Initial Purchasers, dated April 8, 1998.

 10.24*      Investment and Stockholders' Agreement by and among the Company and certain stockholders of the
             Company set forth on the signature pages.

  EXHIBIT
  NUMBER     DESCRIPTION OF DOCUMENT
-----------  -----------------------------------------------------------------------------------------------------
 10.25*      Purchase Agreement by and between Andrew Corporation and Path Tel, Inc., dated July 1, 1995, as amended by Amendment One, dated September 16, 1996, and Amendment Two, dated July 1, 1997.

 10.26*      Lease Agreement, by and between 6715 Kenilworth Avenue General Partnership and the Company, dated
             August 9, 1997, as amended by Amendment to Lease, dated March 5, 1998.

 10.26.1*    Second Amendment to Lease, dated June 1, 1998.

 10.27(2)*   Fixed Point Microwave Services Agreement by and between the Company and KN Telecommunications, Inc., dated June 2, 1998.

 10.28*      Maintenance Services Agreement by and between the Company and Texaco Pipeline, Inc., dated June 26,
             1998.

 12.1(4)     Statements regarding computation of ratios.

 21.1*       Subsidiaries of the Company.

 23.1(5)     Consent of PricewaterhouseCoopers LLP.

 23.2(5)     Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibits 5.1 and 8.1).

 24.1(4)     Power of Attorney (included on signature pages).

 25.1(4)     Statement of eligibility of The Bank of New York as trustee on Form T-1.

 27.1(4)     Financial Data Schedule.

 99.1(4)     Form of Letter of Transmittal to be used in the Exchange Offer.

 99.2(4)     Form of Notice of Guaranteed Delivery to be used in the Exchange Offer.

 99.3(1)     Form of Exchange Agency Agreement.

 99.4(5)     Consent of the Yankee Group.

 99.5(5)     Consent of Bell Communications Research.


------------------------

+ Incorporated by reference to Exhibit 10.19 to the Company's Registration Statement on Form S-1 (Registration No. 333-52247) filed by the Company with the Securities and Exchange Commission on May 8, 1998.

++   Incorporated by reference to Exhibit 10.20 to the Company's Registration
    Statement on Form S-1 (Registration No. 333-52247) filed by the Company with the Securities and Exchange Commission on May 8, 1998.


* Incorporated by reference to the corresponding exhibit to the Company's Registration Statement on Form S-1 (Registration No. 333-52247) filed by the Company with the Securities and Exchange Commission (the "Commission") on May 8, 1998, as amended by Amendment No. 1 to such Registration Statement filed with the Commission on July 16, 1998, as further amended by Amendment No. 2 to such Registration Statement filed with the Commission on July 27, 1998, and as further amended by Amendment No. 3 to such Registration Statement filed with the Commission on August 10, 1998.


(1) To be filed by amendment.

(2) Certain portions of this exhibit have been omitted based on a request for confidential treatment filed separately with the Securities and Exchange Commission.

(3) Constitutes management contract or compensatory arrangement.


(4) Filed previously.

(5) Filed herewith.


    (b)  FINANCIAL STATEMENT SCHEDULES

    All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required, are inapplicable or have been disclosed in the notes to other financial statements and therefore have been omitted.

ITEM 22. UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Restated Certificate of Incorporation, the Restated Bylaws, the U.S. Purchase Agreement, the International Purchase Agreement, the Unit Purchase Agreement, the Notes Registration Rights Agreement and the Warrant Registration Rights Agreement or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b) The Company hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned Company hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

    (d) The undersigned Company hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia on this 12th day of August, 1998.



                                PATHNET, INC.

                                By:             /s/ MICHAEL A. LUBIN
                                     -----------------------------------------
                                               Name: Michael A. Lubin
                                     Title: VICE PRESIDENT, GENERAL COUNSEL AND
                                                     SECRETARY




    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

              *
------------------------------  Chairman of the Board and      August 12, 1998
       David Schaeffer            Director

              *
------------------------------  Chief Executive Officer and    August 12, 1998
      Richard A. Jalkut           Director

              *                 Vice-President, Finance
------------------------------    (principal accounting and    August 12, 1998
    William R. Smedberg, V        financial officer)

              *
------------------------------  Director                       August 12, 1998
       Peter J. Barris

              *
------------------------------  Director                       August 12, 1998
       Kevin J. Maroni

              *
------------------------------  Director                       August 12, 1998
      Patrick J. Kerins

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

              *
------------------------------  Director                       August 12, 1998
       Richard K. Prins

              *
------------------------------  Director                       August 12, 1998
   Stephen A. Reinstadtler



*By:    /s/ MICHAEL A. LUBIN
      -------------------------
          Michael A. Lubin
          Attorney-in-fact

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER     DESCRIPTION OF DOCUMENT
-----------  -----------------------------------------------------------------------------------------------------

   3.1*      Form of Amended and Restated Certificate of Incorporation of the Company.

   3.2*      Form of Amended and Restated Bylaws of the Company.

   4.1+      Indenture between the Company and The Bank of New York, as trustee, dated April 8, 1998 (the
             "Indenture").

   4.2++     Pledge Agreement by and among the Company, The Bank of New York, as trustee, and The Bank of New
             York, as securities intermediary, dated April 8, 1998.

   4.3(5)    Form of New Note.

   4.4+      Form of Existing Note (included in Exhibit 4.1).

   5.1(5)    Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, regarding legality of securities.

   8.1(5)    Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, regarding certain tax matters.

  10.1(2)*   Fixed Point Microwave Services Agreement by and between the Company and Northern Border Pipeline
             Company, dated October 17, 1997.

  10.2(2)*   Fixed Point Microwave Services Agreement by and between the Company and Northern Indiana Public
             Service Company, dated January 30, 1998.

  10.3(2)*   Fixed Point Microwave Services Agreement by and between the Company and Northeast Missouri Electric
             Power Cooperative, dated December 1, 1997.

  10.4(2)*   Fixed Point Microwave Services Agreement by and between the Company and KN Energy, Inc., dated
             September 8, 1997.

  10.5(2)*   Fixed Point Microwave Services Agreement by and between the Company and Pathnet/ Idaho Power
             Equipment, LLC, dated April 17, 1998.

  10.6(2)*   Agreement to Create and Manage a High Capacity Telecommunications System by and between the Company and Texaco Pipeline, Inc., dated June 3, 1997.

  10.7*      Binding Term Sheet, by and between the Company and American Tower Corporation, dated February 17,
             1998, as amended by Amendment No. 1, dated February 25, 1998, and Amendment No. 2, dated April 8,
             1998.

 10.7.1(2)*  License Agreement, by and between the Company and American Tower Corporation, dated as of August 1,
             1998.

  10.8*      Maintenance Services Agreement by and between the Company and KN Energy, Inc., dated October 11,
             1997.

  10.9*      Maintenance Services Agreement by and between the Company and Northern Indiana Public Service
             Company, dated January 30, 1998.

  10.10*     Maintenance and Provisioning Services Agreement by and between the Company and Northern Border
             Pipeline Company, dated April 29, 1998.

  10.11*     Master Agreement by and between the Company and NEC America, Inc., dated August 8, 1997, as amended by Amendment No. 1, dated November 9, 1997 and Amendment No. 2, dated April 2, 1998.

  10.11.1*   Amendment No. 3, dated May 4, 1998 to Master Agreement by and between the Company and the NEC
             America, Inc.

  10.11.2*   Amendment No. 4, dated July 10, 1998 to Master Agreement by and between the Company and the NEC
             America, Inc.

  EXHIBIT
  NUMBER     DESCRIPTION OF DOCUMENT
-----------  -----------------------------------------------------------------------------------------------------
  10.12*     Letter Agreement, by and between the Company and TCI Wireline, Inc., dated December 16, 1997.

  10.13(3)*  Non-Qualified Stock Option Agreement by and between the Company and Richard A. Jalkut, dated August
             4, 1997.

  10.14(3)*  Non-Qualified Stock Option Agreement by and between the Company and David Schaeffer, dated October
             31, 1997.

  10.15*     Employment Agreement by and between the Company and Richard A. Jalkut, dated August 4, 1997, as amended by Amendment to Employment Agreement, dated April 6, 1998.

  10.16(3)*  Non-Disclosure, Assignment of Inventions and Non-Competition Agreement by and between the Company and
             Kevin Bennis, dated February 2, 1998.

  10.17(3)*  Pathnet, Inc. 1995 Stock Option Plan.

  10.18(3)*  Pathnet, Inc. 1997 Stock Incentive Plan, as amended by Amendment No. 1 to 1997 Stock Incentive Plan.

  10.19      [intentionally omitted]

  10.20      [intentionally omitted]

  10.21*     Notes Registration Rights Agreement by and among the Company and Merrill Lynch & Co., Merrill Lynch,
             Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., TD Securities (USA) Inc. and Salomon
             Brothers Inc (collectively, the "Initial Purchasers"), dated April 8, 1998.

  10.22*     Warrant Agreement by and between the Company and The Bank of New York, as warrant agent, dated April
             8, 1998.

  10.23*     Warrant Registration Rights Agreement by and among the Company, Spectrum Equity Investors, L.P., New
             Enterprise Associates VI, Limited Partnership, Onset Enterprise Associates II, L.P., FBR Technology
             Venture Partners, L.P., Toronto Dominion Capital (U.S.A.) Inc., Grotech Partners IV, L.P., Richard A.
             Jalkut, David Schaeffer and the Initial Purchasers, dated April 8, 1998.

  10.24*     Investment and Stockholders' Agreement by and among the Company and certain stockholders of the
             Company set forth on the signature pages.

  10.25*     Purchase Agreement by and between Andrew Corporation and Path Tel, Inc., dated July 1, 1995, as amended by Amendment One, dated September 16, 1996, and Amendment Two, dated July 1, 1997.

  10.26*     Lease Agreement, by and between 6715 Kenilworth Avenue General Partnership and the Company, dated
             August 9, 1997, as amended by Amendment to Lease, dated March 5, 1998.

  10.26.1*   Second Amendment to Lease, dated June 1, 1998.

  10.27(2)*  Fixed Point Microwave Services Agreement by and between the Company and KN Telecommunications, Inc., dated June 2, 1998.

  10.28*     Maintenance Services Agreement by and between the Company and Texaco Pipeline, Inc., dated June 26,
             1998.

  12.1(4)    Statements regarding computation of ratios.

  21.1*      Subsidiaries of the Company.

  23.1(5)    Consent of PricewaterhouseCoopers LLP.

  EXHIBIT
  NUMBER     DESCRIPTION OF DOCUMENT
-----------  -----------------------------------------------------------------------------------------------------
  23.2(5)    Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibits 5.1 and 8.1).

  24.1(4)    Power of Attorney (included on signature pages).

  25.1(4)    Statement of eligibility of The Bank of New York as trustee on Form T-1.

  27.1(4)    Financial Data Schedule.

  99.1(4)    Form of Letter of Transmittal to be used in the Exchange Offer.

  99.2(4)    Form of Notice of Guaranteed Delivery to be used in the Exchange Offer.

  99.3(1)    Form of Exchange Agency Agreement.

  99.4(5)    Consent of the Yankee Group.

  99.5(5)    Consent of Bell Communications Research.


------------------------

+ Incorporated by reference to Exhibit 10.19 to the Company's Registration Statement on Form S-1 (Registration No. 333-52247) filed by the Company with the Securities and Exchange Commission on May 8, 1998.

++   Incorporated by reference to Exhibit 10.20 to the Company's Registration
    Statement on Form S-1 (Registration No. 333-52247) filed by the Company with the Securities and Exchange Commission on May 8, 1998.


* Incorporated by reference to the corresponding exhibit to the Company's Registration Statement on Form S-1 (Registration No. 333-52247) filed by the Company with the Securities and Exchange Commission (the "Commission") on May 8, 1998, as amended by Amendment No. 1 to such Registration Statement filed with the Commission on July 16, 1998, and as further amended by Amendment No. 2 to such Registration Statement filed with the commission on July 27, 1998, and as further amended by Amendment No. 3 to such Registration Statement filed with the Commission on August 10, 1998.


(1) To be filed by amendment.

(2) Certain portions of this exhibit have been omitted based on a request for confidential treatment filed separately with the Securities and Exchange Commission.

(3) Constitutes management contract or compensatory arrangement.


(4) Filed previously.



(5) Filed herewith.